UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
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Flagstar Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 27, 2009

To our stockholders:

We invite you to attend our Annual Meeting of Stockholders of Flagstar Bancorp, Inc. to be held at the national headquarters of the Company, 5151 Corporate Dr., Troy, Michigan on Tuesday, May 26, 2009 at 1:00 p.m., local time.

On January 30, 2009, we announced that the United States Department of the Treasury, pursuant to the TARP Capital Purchase Program, purchased 266,657 shares of our preferred stock, and warrants to purchase 64,513,790 shares of common stock of the Company, for approximately $266.6 million. In addition, we raised an aggregate of approximately $255.3 million through the sale of equity securities to MP Thrift Investments L.P. (“MatlinPatterson”), an entity formed by MP (Thrift) Global Partners III LLC, an affiliate of MatlinPatterson Global Advisers LLC, for $250 million and through the sale of common stock to Mark T. Hammond, our Vice Chairman, President and Chief Executive Officer, to various directors and members of management and to me for $5.3 million. With the proceeds of these offerings, we fortified our balance sheet and strengthened our regulatory capital position, such that we are positioned to grow our banking franchise and to continue our mission of being a top national originator and servicer of high quality residential mortgage loans.

In the offering to MatlinPatterson, we sold 250,000 shares of our convertible participating voting preferred stock with a liquidation preference of $1,000 per share for a total of $250 million. Subsequent to the offering, we sold to MatlinPatterson an additional 50,000 shares of our convertible participating voting preferred stock with a liquidation preference of $1,000 per share for $50 million and also expect to sell to MatlinPatterson trust preferred securities having an aggregate liquidation preference of $50 million for a total of $100 million. Upon approval by our stockholders of the proposals at the Annual Meeting, the total of 300,000 shares of convertible preferred stock held by MatlinPatterson will automatically convert into approximately 375,000,000 shares of our common stock, based upon a per share conversion price of $0.80. As a result of these offerings, MatlinPatterson obtained the power to control our affairs and operations.

At the Annual Meeting, holders of our shares of common stock and certain other holders entitled to vote will be asked to consider and vote on proposals to, among other things, elect directors, approve an increase in the number of our authorized shares of common stock, approve other related matters which are required to be presented pursuant to the transactions described above and approve matters submitted at the direction of our Board of Directors. Our Board of Directors (as constituted prior and subsequent to the offerings) unanimously approved these proposals and recommended that our stockholders vote for these proposals. Many of our directors and officers as well as representatives of Virchow, Krause & Company, LLP, our registered public accountants for 2008, will be present at the Annual Meeting to respond to questions that you may have.

Please read the attached proxy statement carefully for information about the matters you are being asked to consider and vote upon. Your vote is very important to us. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Thank you for your continuing support.

Sincerely,

/s/ Thomas J. Hammond
Thomas J. Hammond
Chairman of the Board

FLAGSTAR BANCORP, INC.
5151 CORPORATE DR.
TROY, MI 48098
(248) 312-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2009

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Flagstar Bancorp, Inc. (the “Company”) will be held on Tuesday, May 26, 2009 at 1:00 p.m., local time, at the national headquarters of the Company, 5151 Corporate Dr., Troy, Michigan.

A proxy card and a proxy statement for the Annual Meeting are enclosed. We are also enclosing a copy of our 2008 Annual Report to Stockholders.

The Annual Meeting is for the purpose of considering and acting upon the following matters:

1. to elect ten directors to the Board of Directors to hold office for a term of two years and until their successors shall have been duly elected and qualified;

2. to amend the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 150,000,000 shares to 750,000,000 shares, as the number of common stock currently authorized is insufficient to provide for the conversion of the May Investor Warrants, the Treasury Warrant, the Investor Securities and the Additional Investor Securities (all of which are described in the attached proxy statement);

3. to amend the Company’s Amended and Restated Articles of Incorporation to revise Article IX(B) thereof to delete the requirement to divide the Board of Directors into two classes of directors;

4. to amend the Company’s Amended and Restated Articles of Incorporation to delete references to Chapter 7B of the Michigan Business Corporation Act, which has been rescinded by the Michigan legislature;

5. to approve the issuance of common stock issuable upon exercise of the warrant issued to the United States Department of the Treasury in connection with the TARP Capital Purchase Program, as described in the attached proxy statement;

6. to approve the issuance of common stock upon exercise of the May Investor Warrants that were issued in connection with amendments to the Purchase Agreement dated May 14, 2008. The May Investor Warrants were issued to certain institutional investors as described in the attached proxy statement;

7. to amend the Company’s Amended and Restated Articles of Incorporation to require majority voting for the election of directors in non-contested elections;

8. to amend the Company’s Amended and Restated Articles of Incorporation to reduce, to a majority of the Board of Directors, the vote required by directors to adopt, repeal, alter, amend and rescind the Company’s bylaws;

9. to ratify the appointment of Virchow, Krause & Company, LLP as the Company’s independent registered public accountants for the year ending December 31, 2009;

10. to consider and approve an advisory (non-binding) proposal relating to the executive pay-for-performance compensation employed by the Company;

11. to approve amendments to the Company’s 2006 Equity Incentive Plan to increase the maximum number of shares available for awards and to increase the individual award limits; and

12. to transact such other business as may properly come before the Annual Meeting.

NOTE:  The Board of Directors is not aware of any other business to come before the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this Notice. Submission of Proposals 2, 3, 4, and 11 to our stockholders is required under the terms of the Investment

Agreement dated as of December 17, 2008 between the Company and to MP Thrift Investments L.P., an entity formed by MP (Thrift) Global Partners III LLC, an affiliate of MatlinPatterson Global Advisers LLC, in connection with our recent January 2009 equity investment transaction, submission of Proposals 5 and 6 is required by the rules of the New York Stock Exchange, submission of Proposal 10 is required by the American Recovery and Reinvestment Act of 2009, and submission of the remaining proposals is made at the direction of the Board of Directors.

The Board of Directors recommends that stockholders vote FOR all of the proposals.

Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above or on any date or dates to which, by original or later adjournments, the Annual Meeting may be adjourned. Stockholders of record of our common stock and certain holders of our preferred stock at the close of business on April 7, 2009 will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof.

You are requested to fill in and sign the enclosed form of proxy, which is solicited by the Board of Directors, and to mail it promptly in the enclosed envelope. This will ensure the presence of a quorum at the Annual Meeting and will save us the expense of additional solicitations. The proxy will not be used if you attend and choose to vote in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Mary Kay Ruedisueli
Mary Kay Ruedisueli
Secretary

Troy, Michigan
April 27, 2009

It is important that proxies be returned promptly. Therefore, whether or not you plan to be present in person at the Annual Meeting, please sign, date, and complete the enclosed proxy card and return it in the enclosed envelope. No postage is required if mailed in the United States.

Page
QUESTIONS AND ANSWERS	1
Why am I receiving these materials?	1
Who is entitled to vote?	3
What information is contained in this Proxy Statement?	3
Who is soliciting my vote pursuant to this Proxy Statement?	3
How many shares are eligible to be voted?	3
What am I voting on?	3
What securities did we issue in the TARP transaction?	4
What securities did we issue in the equity investment transaction?	4
What securities will we issue under the closing agreement?	4
How will the conversion of the Investor Preferred Stock and the Additional Investor Preferred Stock occur?	4
Why is our Board seeking stockholder approval of the proposals?	5
How does the Board recommend that I vote?	5
Why is the Board recommending approval of the proposals related to the TARP Capital Purchase Programs and equity investment transaction (Proposals 2, 3, 4, 5, 6, 10 and 11)?	5
What happens if stockholder approval is received?	6
What happens if stockholder approval is not received?	6
How will the Investors vote?	6
How many votes are required to hold the Annual Meeting and what are the voting procedures?	7
What is a broker non-vote?	7
How may I cast my vote?	8
How may I revoke or change my vote?	8
Who is paying for the costs of this proxy solicitation?	8
Who will count the votes?	8
What happens if the Annual Meeting is postponed or adjourned?	8
What happens if a nominee is unable to serve, new business is introduced or procedural matters are voted upon?	9
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	9
BACKGROUND TO CERTAIN OF THE PROPOSALS	10
DESCRIPTION OF THE TARP CAPITAL PURCHASE PROGRAM	12
General	12
Description of the Treasury Securities	12
DESCRIPTION OF THE INVESTMENT AGREEMENT	14
Representations And Warranties	15
Certain of Our Agreements	15
Change of Control and Governance Matters	15
Agreement to Seek Stockholder Approval	16
Registration Rights	16
Voting Agreement	16
Closing Agreement	16
The May Investor Warrants	17
Description of the Investor Preferred Stock and the Additional Investor Preferred Stock	17
Description of the Trust Preferred Securities	20

Page
PROPOSAL 2 — APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 150,000,000 SHARES TO 750,000,000 SHARES, AS THE NUMBER OF COMMON STOCK CURRENTLY AUTHORIZED IS INSUFFICIENT TO PROVIDE FOR THE CONVERSION OF THE MAY INVESTOR WARRANTS, THE TREASURY WARRANT, THE INVESTOR SECURITIES AND THE ADDITIONAL INVESTOR SECURITIES	62
PROPOSAL 3 — APPROVAL OF AMENDMENT TO ARTICLE IX OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO DELETE THE REQUIREMENT TO DIVIDE THE BOARD INTO TWO CLASSES OF DIRECTORS	64
PROPOSAL 4 — APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO DELETE REFERENCES TO CHAPTER 7B OF THE MBCA	65
PROPOSAL 5 — APPROVAL OF THE ISSUANCE OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE TREASURY WARRANT	66
PROPOSAL 6 — APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON EXERCISE OF THE WARRANTS ISSUED IN CONNECTION WITH AMENDMENTS TO THE PURCHASE AGREEMENT DATED MAY 14, 2008	67
PROPOSAL 7 — APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO REQUIRE MAJORITY VOTING FOR THE ELECTION OF DIRECTORS IN NON-CONTESTED ELECTIONS	68
PROPOSAL 8 — APPROVAL OF AMENDMENT TO ARTICLE XVI OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO REDUCE, TO A MAJORITY OF OUR BOARD, THE VOTE REQUIRED BY DIRECTORS TO ADOPT, REPEAL, ALTER, AMEND AND RESCIND OUR BYLAWS	69
PROPOSAL 9 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	70
AUDIT COMMITTEE REPORT	70
Fees of Independent Registered Public Accountants	71
PROPOSAL 10 — ADVISORY VOTE ON EXECUTIVE PAY-FOR-PERFORMANCE COMPENSATION EMPLOYED BY THE COMPANY	71
PROPOSAL 11 — APPROVAL OF AMENDMENTS TO THE 2006 EQUITY INCENTIVE PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES AVAILABLE FOR AWARDS AND TO INCREASE THE INDIVIDUAL AWARD LIMITS	73
WHERE YOU CAN FIND MORE INFORMATION	74
STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING	74
INCORPORATION BY REFERENCE	75
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 26, 2009	75
OTHER MATTERS	75
ANNEX A ARTICLE IX OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION	A-1
ANNEX B ARTICLE VI OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION	B-1
ANNEX C 2006 EQUITY INCENTIVE PLAN INFORMATION	C-1

PROXY STATEMENT
OF
FLAGSTAR BANCORP, INC.
5151 CORPORATE DR.
TROY, MI 48098
(248) 312-2000

ANNUAL MEETING OF STOCKHOLDERS

MAY 26, 2009

This proxy statement (“Proxy Statement”) and the enclosed Proxy Card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Flagstar Bancorp, Inc. (the “Company”). They will be used at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Tuesday, May 26, 2009 at 1:00 p.m., local time, at the national headquarters of the Company and Flagstar Bank, fsb (the “Bank”), 5151 Corporate Dr., Troy, Michigan. The accompanying Notice of Annual Meeting, this Proxy Statement, and the Proxy Card are being first mailed to stockholders entitled to vote at the Annual Meeting on or about April 27, 2009. As used in this Proxy Statement, the terms “we,” “us,” and “our” refer to the Company.

QUESTIONS AND ANSWERS

Why am I receiving these materials?

Although certain aspects of our business model performed well in 2008, the market outlook for continuing weak domestic economic conditions caused us to take steps to increase capital levels that could help us weather the current economic downturn. In this regard, we recently participated in an investment by the United States Department of the Treasury (“Treasury”) under its Troubled Asset Relief Program Capital Purchase Program (the “TARP Capital Purchase Program”) established pursuant to the Emergency Economic Stabilization Act of 2008. The TARP Capital Purchase Program allows Treasury to invest in preferred stock and warrants of U.S. financial institutions. On December 19, 2008, we were preliminarily approved by Treasury (the “Preliminary Approval”) for participation in the TARP Capital Purchase Program through an investment by Treasury in our preferred stock and warrants in the amount of approximately $266.6 million. As a condition of the Preliminary Approval, we were required to raise an aggregate of not less than $250 million in private capital, which we accomplished through the equity investment transaction defined and described below.

On December 17, 2008, we entered into an investment agreement (the “investment agreement”) to raise an aggregate of $250 million through the direct sale of equity securities to an institutional investor, MP Thrift Investments L.P. (“MatlinPatterson”), an entity formed by MP (Thrift) Global Partners III LLC, an affiliate of MatlinPatterson Global Advisers LLC, and to raise approximately $5 million by the sale of common stock to individual investors, including Thomas J. Hammond, our Chairman, Mark T. Hammond, our Vice Chairman, President and Chief Executive Officer and certain other members of management and the Board (the “Individual Investors,” and together with MatlinPatterson, the “Investors”). As a condition to the investment by MatlinPatterson, we were required to raise at least $250 million in capital through the TARP Capital Purchase Program.

The approximately $266.6 million investment by Treasury, the $250 million investment by MatlinPatterson and the $5.3 million investment by the Individual Investors were closed on January 30, 2009. Pursuant to the TARP Capital Purchase Program, Treasury acquired 266,657 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series C (the “Treasury Preferred Stock”) at a purchase price and liquidation preference of $1,000 per share, and a warrant to purchase 64,513,790 shares of our common stock (the

“Treasury Warrant” and together with the Treasury Preferred Stock, the “Treasury Securities”) with an exercise price of $0.62 per share, subject to anti-dilution provisions and certain other adjustments. Pursuant to the investment agreement, MatlinPatterson acquired 250,000 shares of our Convertible Participating Voting Preferred Stock, Series B (the “Investor Preferred Stock”), at a purchase price and liquidation preference of $1,000 per share and convertible into common stock at $0.80 per share. In addition, we issued 6,650,000 shares of our common stock (the “Investor Common Stock” and, together with the Investor Preferred Stock, the “Investor Securities”) to the Individual Investors at a price of $0.80 per share for an aggregate purchase price of $5.3 million. On January 30, 2009, the closing price of our common stock was $0.60 per share. We refer to the transaction pursuant to the TARP Capital Purchase Program as the “TARP transaction” and transactions contemplated by the investment agreement as the “equity investment transaction,” and we refer to the Treasury Preferred Stock and the Investor Preferred Stock collectively herein as the “Preferred Stock.”

In addition, we entered into a closing agreement (the “closing agreement”) dated as of January 30, 2009 with MatlinPatterson which, among other things, waived certain conditions to closing that had not been and could not be satisfied and which obligated MatlinPatterson to acquire subsequent to the closing of the equity investment transaction (i) an additional 50,000 shares of our Convertible Participating Voting Preferred Stock, Series B (the “Additional Investor Preferred Stock”) for $50 million and (ii) trust preferred securities (the “Trust Preferred Securities” and together with the Additional Investor Preferred Stock, the “Additional Investor Securities”) for $50 million. The Additional Investor Securities are convertible into shares of our common stock.

As a condition to our sale of the Investor Preferred Stock, we agreed to seek stockholder approval, at a meeting of stockholders, to amend our Amended and Restated Articles of Incorporation (our “articles of incorporation”) to increase the number of our authorized shares of common stock to an amount that will allow for the conversion of the Investor Preferred Stock, to delete the requirement to divide our Board into two classes of directors, to opt out of Chapter 7B of the Michigan Business Corporation Act (the “MBCA”), which Chapter had previously been rescinded from the Act and to amend our 2006 Equity Incentive Plan These proposals are contained in this Proxy Statement (Proposals 2, 3, 4 and 11) and are sometimes referred to herein as the “Investor Proposals.” In addition, we are seeking stockholder approval of Proposal 2, as well as Proposal 5, required by the rules of the New York Stock Exchange (“NYSE”), allowing for the full exercise of the Treasury Warrant. Moreover, as a condition to obtaining waivers from certain investors (the “May Investors”) in our May 2008 private placement capital raise relating to the anti-dilution provisions applicable to them, we are required by the rules of the NYSE to seek stockholder approval allowing for the full exercise of the common stock warrants (the “May Investor Warrants”) that we granted to the May Investors in connection with obtaining those waivers and we are doing so through Proposal 6. We are also seeking, at the direction of the Board, approval of amendments to our articles of incorporation to provide for majority voting for the election of directors in non-contested elections (Proposal 7) and to reduce the vote required by directors to amend our bylaws (Proposal 8). Lastly, we are seeking an advisory vote on our executive pay-for-performance compensation (Proposal 10).

Accordingly, the Board is providing these proxy materials to you in connection with the Annual Meeting to be held on May 26, 2009. As a stockholder of record of our common stock on the Record Date, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. In addition to the proposals discussed above, you will be voting on the election of ten members to our Board and the ratification of the appointment of our independent registered public accountants. Pursuant to the Michigan Business Corporation Act, holders of the Preferred Stock are also receiving these proxy materials. Holders of the Treasury Preferred Stock are not entitled to vote those shares with respect to these proposals, but the holder of the Investor Preferred Stock and the Additional Investor Preferred Stock is entitled to vote those shares on an as-converted basis (i.e. equal to 375 million shares of common stock) with respect to these proposals together with the holders of our common stock. Many of our directors and officers as well as representatives of Virchow, Krause & Company, LLP, our independent registered public accountants for 2008, will be present to respond to questions that you may have.

See “BACKGROUND TO CERTAIN OF THE PROPOSALS” for more information relating to the TARP transaction and the equity investment transaction.

Who is entitled to vote?

Only holders of record of the common stock, the Investor Preferred Stock and the Additional Investor Preferred Stock at the close of business on April 7, 2009 (the “Record Date”) will be entitled to notice of and vote at the Annual Meeting.

What information is contained in this Proxy Statement?

This information relates to the proposals to be voted on at the Annual Meeting, compensation of our directors and senior executive officers, the voting process and certain other information required to be disclosed in this Proxy Statement.

Who is soliciting my vote pursuant to this Proxy Statement?

The Board is soliciting your vote at the Annual Meeting. In addition, certain of our officers and employees may solicit, or be deemed to be soliciting, your vote.

How many shares are eligible to be voted?

As of the Record Date, we had 90,380,043 shares of common stock outstanding and entitled to vote. In addition, the Investor Preferred Stock and the Additional Investor Preferred Stock are entitled to vote on an as-converted basis together with our common stock on all matters on which our common stock is entitled to vote unless otherwise required by Michigan law. For voting purposes, the Investor Preferred Stock and Additional Investor Preferred Stock shall be entitled to an aggregate number of votes equal to 375 million shares of common stock. Our common stock outstanding on the Record Date and our common stock deemed issuable upon conversion of our Investor Preferred Stock and Additional Investor Preferred Stock are sometimes referred to collectively herein as our “voting stock.” Each outstanding share of voting stock will be entitled to one vote on each matter to be voted upon at the Annual Meeting. For information regarding security ownership by the beneficial owners of more than 5% of our voting stock and by management, see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS” and “SECURITY OWNERSHIP OF MANAGEMENT.”

What am I voting on?

You are voting on the following matters:

1. to elect ten directors to the Board. Our nominees are Walter N. Carter, James D. Coleman Gregory Eng, Lesley Goldwasser, Mark T. Hammond, Jay J. Hansen, David J. Matlin, Mark Patterson, B. Brian Tauber, and David L. Treadwell. Each will serve a term of two years. No other nominations have been received;

2. to amend our Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 150,000,000 shares to 750,000,000 shares, as the number of common stock currently authorized is insufficient to provide for the conversion of the May Investor Warrants, the Treasury Warrant, the Investor Securities and the Additional Investor Securities (all of which are described in greater detail herein);

3. to amend our Amended and Restated Articles of Incorporation to revise Article IX(B) thereof to delete the requirement to divide our Board into two classes of directors;

4. to amend our Amended and Restated Articles of Incorporation to delete references to Chapter 7B of the MBCA, which has been rescinded by the Michigan legislature;

5. to approve the issuance of common stock issuable upon exercise of the Treasury Warrant;

6. to approve the issuance of common stock issuable upon exercise of the May Investor Warrants, which were issued in connection with amendments to the Purchase Agreement dated May 14, 2008;

7. to amend our Amended and Restated Articles of Incorporation to require majority voting for the election of directors in non-contested elections;

8. to amend our Amended and Restated Articles of Incorporation to reduce, to a majority of the Board, the vote required by directors to adopt, repeal, alter, amend and rescind our bylaws;

9. to ratify the appointment of Virchow, Krause & Company, LLP as our independent registered public accountants for the year ending December 31, 2009;

10. to consider and approve an advisory (non-binding) proposal relating to the executive pay-for-performance compensation employed by us; and

11. to approve amendments to our 2006 Equity Incentive Plan to increase the maximum number of shares available for awards and to increase the individual award limits.

You will also be entitled to vote on any other business that properly comes before the Annual Meeting or any adjournments thereof.

What securities did we issue in the TARP transaction?

We issued a total of 266,657 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series C (the “Treasury Preferred Stock”), and we also issued a warrant to purchase 64,513,790 shares of our common stock (the “Treasury Warrant”) in the TARP transaction. The Treasury Preferred Stock, which is not convertible into our common stock, has a liquidation preference of $1,000 per share, and the Treasury Warrant is exercisable at $0.62 per share, subject to anti-dilution provisions and certain other adjustments.

What securities did we issue in the equity investment transaction?

We issued a total of 250,000 shares of Investor Preferred Stock and a total of 6,650,000 shares of common stock in the equity investment transaction. The Investor Preferred Stock has a liquidation preference of $1,000 per share and is automatically convertible, subject to anti-dilution provisions, into 312,500,000 shares of our common stock, based on a conversion price of $0.80 per share of common stock, upon receipt of stockholder approval of Proposal 2.

What securities will we issue under the closing agreement?

Pursuant to the closing agreement, we issued a total of 50,000 shares of our Additional Investor Preferred Stock and expect to issue 50,000 shares of our Trust Preferred Securities in the future. The Additional Investor Preferred Stock has a liquidation preference of $1,000 per share and will automatically convert, subject to anti-dilution provisions, into 62,500,000 shares of our common stock, based on a conversion price of $0.80 per share of common stock, upon receipt of stockholder approval of Proposal 2. The Trust Preferred Securities will have an aggregate liquidation preference of $50 million and, subject to stockholder approval of Proposal 2, will be convertible into shares of our common stock, in whole or in part, at the option of the holder on April 1, 2010 at a conversion price equal to 90% of the volume-weighted average price per share of our common stock during the period from February 1, 2009 to April 1, 2010, subject to a per share conversion price minimum of $0.80 and maximum of $2.00.

How will the conversion of the Investor Preferred Stock and the Additional Investor Preferred Stock occur?

Upon receipt of stockholder approval of Proposal 2, each share of Investor Preferred Stock and Additional Investor Preferred Stock will automatically convert into a number of shares of common stock determined by dividing (i) $1,000 (the purchase price per share of the Investor Preferred Stock and of the Additional Investor Preferred Stock) by (ii) the conversion price of the Preferred Stock then in effect, subject to certain adjustments. For example, the initial conversion price of the Investor Preferred Stock and the Additional Investor Preferred Stock is $0.80 per share, which would result in an initial conversion rate of 1,250 shares of common stock for each share of Investor Preferred Stock or Additional Investor Preferred Stock.

Why is our Board seeking stockholder approval of the proposals?

Our Board is seeking stockholder approval of Proposals 2, 3, 4 and 11 in order to fulfill the requirements of the investment agreement and the closing agreement. Proposal 2 authorizes sufficient common stock to provide for the conversion of the Investor Securities and the Additional Investor Securities and, should they be exercised, the May Investor Warrants and the Treasury Warrant. The number of shares of common stock currently authorized is 150,000,000, which is insufficient to provide for the conversion of the Investor Securities and the Additional Investor Securities and, should they be exercised, the May Investor Warrants and the Treasury Warrant Proposals 3 and 4 effect corporate governance changes required under the investment agreement. With respect to Proposal 11, we are required to receive stockholder approval pursuant to Section 312.03 of the NYSE Listed Company Manual (the “NYSE Manual”), because we are increasing the number shares of common stock issuable under and otherwise materially amending the 2006 Equity Incentive Plan.

With respect to Proposals 5 and 6, Section 312.03 of the NYSE Manual requires stockholder approval prior to any issuance or sale of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of transactions (i) if the common stock to be issued has, or will have upon issuance, voting power equal to 20% or more of the voting power outstanding before the issuance, or (ii) if the number of shares of common stock to be issued is, or will be upon issuance, equal to 20% or more of the number of shares of common stock outstanding before the issuance. The exercise of each of the Treasury Warrant and the May Investor Warrants falls under this rule because the aggregate amount of shares of common stock to be issued upon conversion of (i) the Treasury Warrant or (ii) the May Investor Warrants combined with the common stock issued to the May Investors in the May 2008 private placement, will exceed 20% of both the voting power and number of shares of our common stock outstanding before either such issuance.

Our Board is seeking stockholder approval of (i) Proposal 7 to provide stockholders a more meaningful role in the election of our directors and (ii) Proposal 8 to provide greater flexibility to our Board in adopting, repealing, altering, amending and rescinding the provisions of our bylaws. Our Board is seeking approval of Proposal 10 as required by the American Recovery and Reinvestment Act of 2009. The remaining proposals are being submitted at the direction of the Board.

If all stockholder approvals are received as noted above, there will be 750,000,000 shares of common stock authorized and 465,380,043 shares of common stock issued and outstanding, subject to issuance under the terms of the conversion features of the securities described.

How does the Board recommend that I vote?

The Board unanimously recommends that you vote “FOR” each director nominee and “FOR” the approval of each of the proposals presented at this Annual Meeting.

Why is the Board recommending approval of the proposals related to the TARP Capital Purchase Programs and equity investment transaction (Proposals 2, 3, 4, 5, 6, 10 and 11)?

In the current banking and credit environment, the Board determined that it would be necessary to seek significant equity capital in order to strengthen our capital ratios in light of the deteriorating conditions in the U.S. housing and credit markets and resulting elevated credit losses in our loan portfolio. The Board also concluded that in light of a variety of factors, including the weakening economy, increasing loan delinquencies, and capital markets volatility, it was important that we raise additional equity promptly and with a high degree of certainty of completion. After exploring and considering a broad range of potential financings and other alternatives, the Board determined that the TARP Capital Purchase Program and the equity investment transaction were the only means readily available to address our capital needs on a timely basis and was in the best interests of our stockholders. Accordingly, the Board unanimously recommends that stockholders vote “FOR” all of the proposals related to the TARP Capital Purchase Program and the equity investment transactions, as well as the other proposals set forth herein.

What happens if stockholder approval is received?

If, with respect to the Investor Preferred Stock and the Additional Investor Preferred Stock, Proposal 2 is approved at the Annual Meeting, each share of Investor Preferred Stock and each share of Additional Investor Preferred Stock will automatically convert into the number of shares of common stock equal to $1,000 divided by the then-applicable conversion price (currently, $0.80 per share). Upon the conversion, all rights with respect to the Investor Preferred Stock and Additional Investor Preferred Stock will terminate and all shares of Investor Preferred Stock and Additional Investor Preferred Stock will be cancelled.

If Proposal 3 is approved, then beginning in 2010, each director nominee will be elected for one-year terms instead of two-year terms as currently provided. If Proposal 4 is approved, we will delete all references to Chapter 7B of the MBCA relating to “control share acquisitions” in our articles of incorporation. If Proposals 5 and 6, as well as Proposal 2, are approved at the Annual Meeting, the holders of the Treasury Warrant and the May Warrants will be entitled to exercise their warrants to purchase shares of our common stock at a price of $0.62 per share If Proposal 7 is approved, our directors may only be elected in the future by a majority vote of stockholders in non-contested elections; and if Proposal 8 is approved, a vote by only the majority of our directors will be required to adopt, repeal, alter, amend and rescind our bylaws. If Proposal 9 is ratified, we may retain Virchow, Krause & Company, LLC as our independent registered public accountants for the year ended December 31, 2009. If Proposal 10, which is an advisory vote only, is approved, our Compensation Committee will consider the vote in determining the compensation of our executives in the future. If Proposal 11 is approved, additional shares of common stock will be issuable under the 2006 Equity Incentive Plan and the individual plan limits will be increased.

What happens if stockholder approval is not received?

If stockholder approval of Proposal 2 is not received at the Annual Meeting, the Investor Preferred Stock and the Additional Investor Preferred Stock will remain outstanding in accordance with their terms and continue to rank senior to our common stock unless our stockholders approve similar proposals at a subsequent meeting. Moreover, if stockholder approval of Proposal 2 is not received by July 30, 2009, the exercise price of the Treasury Warrant will be reduced. We have agreed, pursuant to the investment agreement with MatlinPatterson and the securities purchase agreement with Treasury, to continue to seek to obtain stockholder approval until such approval of all the Investor Proposals is obtained. If Proposal 3 is not approved, the Board will continue to be classified and directors will continue to be elected for two-year terms. If Proposal 4 is not approved, we will continue to be subject to Chapter 7B of the MBCA relating to “control share acquisitions” as was in effect on the date of filing the articles of incorporation relating thereto (February 11, 1997).

If Proposal 5 or Proposal 6 is not approved at the Annual Meeting, the holders of the Treasury Warrant and May Warrants, as the case may be, will not be entitled to exercise their warrants. In addition, if stockholder approval of Proposal 5 is not received by July 30, 2009, the exercise price of the Treasury Warrant will be reduced. However, we have agreed, pursuant to the provisions of the Treasury Warrant (i.e, the securities purchase agreement with Treasury) and the May Warrants, to continue to seek to obtain stockholder approval until stockholder approval of Proposals 5 and 6 is obtained. If Proposal 7 is not approved, we will continue to elect our directors by a plurality of votes cast at the meetings set for their election. If Proposal 8 is not approved, we will continue to require a two-thirds vote of our directors to approve any changes to our bylaws proposed by the Board. If Proposal 9 is not ratified, the Audit Committee will reconsider whether to retain our independent registered public accountants for the year ended December 31, 2009. If Proposal 10 is not approved, our Compensation Committee will consider vote in determining the compensation of our executives in the future. If Proposal 11 is not approved, we have agreed, pursuant to the provisions of the investment agreement, to continue to seek to obtain stockholder approval until stockholder approval of Proposal 11 is obtained.

How will the Investors vote?

All of the Investors, who own or control approximately 84% of our voting stock and approximately 29% of our outstanding common stock on the Record Date, have indicated their intention to vote in favor of all proposals for which they are entitled to vote, thereby assuring approval of the proposals except with respect to Proposal 2. Proposal 2 requires the affirmative vote of both a majority of our voting stock and a majority of our common stock, because Michigan law requires that the shares of a class, such as common stock, vote in favor of an increase in the aggregate number of authorized shares of such class. Failure to vote, broker non-votes and abstentions will have the same effect as a vote against this proposal.

In addition, pursuant to the investment agreement, MatlinPatterson is required to vote in favor of the Investor Proposals.

How many votes are required to hold the Annual Meeting and what are the voting procedures?

Quorum Requirement:  Michigan law and our bylaws provides that a quorum be present to allow any stockholder action at a meeting. A quorum consists of a majority of all of our outstanding voting stock that is entitled to vote at the Annual Meeting. Therefore, at the Annual Meeting, the presence, in person or by proxy, of the holders of at least 232,690,022 shares of our voting stock will be required to establish a quorum. Stockholders of record who are present at the Annual Meeting in person or by proxy, but who abstain from voting are still counted towards the establishment of a quorum. This will include brokers holding customers’ shares of record even though they may abstain from certain votes.

Required Vote:

1. Proposal 1:

The ten nominees who receive the greatest number of votes cast for directors will be elected. There is no cumulative voting allowed on our director nominees.

2. Proposal 2:

This proposal will be approved if greater than a majority of the shares of both voting stock and common stock outstanding as of the Record Date are cast for it. Approval of a majority of our common stock is required, because Michigan law requires that the shares of a class vote in favor of an increase in the aggregate number of authorized shares of such class. Failure to vote, broker non-votes and abstentions will have the same effect as a vote against this proposal.

3. Proposals 3, 4, 7, and 8:

Each of these proposals will be approved if greater than a majority of the shares of voting stock outstanding as of the Record Date are cast for it. Failure to vote, broker non-votes and abstentions will have the same effect as a vote against these proposals.

4. Proposals 5, 6, 9, 10, and 11:

Each of these proposals will be approved if greater than a majority of the shares of voting stock represented at the Annual Meeting, either in person or by proxy, entitled to vote are cast for it. Failure to vote and broker non-votes will have no effect because these shares will not be considered shares entitled to vote and therefore will not be counted as votes for or against. However, abstentions will have the same effect as voting against the approval of these proposals.

What is a broker non-vote?

If you hold your shares in “street name” through a broker or other nominee, whether the broker may vote your shares in its discretion depends on the proposals before the meeting. Under the rules of the NYSE, your broker may vote your shares in its discretion on “routine matters.” For example, election of directors and ratification of independent registered public accountants are currently considered routine matters. Proposals that are considered “non-routine” cannot be voted unless you specifically instruct your broker. The proposals being presented at the Annual Meeting are “non-routine matters” except Proposals 1 and 9. Accordingly, if your broker has not received your voting instructions with respect to these non-routine proposals, your broker cannot vote your shares on those proposals. This is referred to as a “broker non-vote.”

How may I cast my vote?

If you are the stockholder of record:  You may vote by one of the following methods:

1. in person at the Annual Meeting; or

2. by mail by completing the proxy card and returning it.

Whichever method you use, the proxies identified on the proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a signed proxy card without giving specific voting instructions, the proxies will vote the shares as recommended by the Board.

If you own your shares in “street name,” that is, through a brokerage account or in another nominee form:  You must provide instructions to the broker or nominee as to how your shares should be voted. Brokers do not have the discretion to vote on the proposals considered “non-routine” and will only vote on such proposals at the direction of the underlying beneficial owners of the shares of voting stock. Accordingly, if you do not instruct your broker to vote your shares, your broker will not have the discretion to vote your shares. Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive this Proxy Statement. If you own your shares in this manner, you cannot vote in person at the Annual Meeting unless you receive a proxy to do so from the broker or the nominee, and you bring the proxy to the Annual Meeting.

How may I revoke or change my vote?

If you are the record owner of your shares, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

1. submitting a new proxy card bearing a later date;

2. delivering written notice to our Secretary prior to May 26, 2009, stating that you are revoking your proxy; or

3. attending the Annual Meeting and voting your shares in person.

If your shares are held in street name and you have instructed a broker, bank or other nominee to vote your shares of voting stock, you may revoke those instructions by following the directions received from your broker, bank or other nominee to change those instructions.

Please note that your attendance at the Annual Meeting will not, by itself, constitute revocation of your proxy.

Who is paying for the costs of this proxy solicitation?

We will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, our officers and regular employees may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication. We usually reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation.

Who will count the votes?

Matthew I. Roslin and Mary Kay Ruedisueli, our inspectors of election for the Annual Meeting, will receive and tabulate the ballots and voting instruction forms.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be effective and may be voted at the postponed meeting. You will still be able to change or revoke your proxy until it is voted.

What happens if a nominee is unable to serve, new business is introduced or procedural matters are voted upon?

Your proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, with respect to matters incident to the conduct of the Annual Meeting and with respect to any other matter presented to the Annual Meeting if notice of such matter has not been delivered to us in accordance with the articles of incorporation. For more information on submitting matters to us, see “STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING” herein. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxies on such matters as determined by a majority of the Board. Except for procedural matters incident to the conduct of the Annual Meeting, we do not know of any other matters that are to come before the Annual Meeting.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement and the documents incorporated by reference into this Proxy Statement contains certain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business and these statements are subject to risk and uncertainty. Forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, include those using words or phrases such as “believes,” “assumes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain,” “pattern” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008, including: (1) our business has been and may continue to be adversely affected by conditions in the global financial markets and economic conditions generally; (2) general business, economic and political conditions may significantly affect our earnings; (3) we depend on our institutional counterparties to provide services that are critical to our business. If one or more of our institutional counterparties defaults on its obligations to us or becomes insolvent, it could have a material adverse affect our earnings, liquidity, capital position and financial condition; (4) defaults by another larger financial institution could adversely affect financial markets generally; (5) if we cannot effectively manage the impact of the volatility of interest rates our earnings could be adversely affected; (6) the value of our mortgage servicing rights could decline with reduction in interest rates; (7) certain hedging strategies that we use to manage our investment in mortgage servicing rights may be ineffective to offset any adverse changes in the fair value of these assets due to changes in interest rates; (8) we use estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; (9) changes in the fair value or ratings downgrades of our securities may reduce our stockholders’ equity, net earnings, or regulatory capital ratios; (10) current and further deterioration in the housing and commercial real estate markets may lead to increased loss severities and further increases in delinquencies and non-performing assets in our loan portfolios. Additionally, the performance of our standby and commercial letters of credit may be adversely affected as well. Consequently, our allowance for loan losses and guarantee liability may not be adequate to cover actual losses, and we may be required to materially increase our reserves; (11) our secondary market reserve for losses could be insufficient; (12) our home lending profitability could be significantly reduced if we are not able to resell mortgages; (13) our commercial real estate and commercial business loan portfolios carry heightened credit risk; (14) our ability to borrow funds, maintain or increase deposits or raise capital could be limited, which could adversely affect our liquidity and earnings; (15) our inability to realize our deferred tax assets may have a material adverse affect on our consolidated results of operations and our financial condition; (16) we may be required to raise capital at terms that are materially adverse to our stockholders; (17) our holding company is dependent on the Bank for funding of obligations and dividends; (18) future dividend payments and common stock repurchases are restricted by the terms of the Treasury’s equity investment in us; (19) we may not be able to replace key members of senior management or attract and retain qualified relationship managers in the future; (20) the network and computer systems on which we depend could fail or experience a security breach; (21) our business is highly regulated; (22) our business has volatile earnings because it operates based on a multi-year cycle; (23) our loans are geographically concentrated in only a few states; (24) we are subject to heightened regulatory scrutiny with respect to bank secrecy and anti-money laundering statutes and regulations; and (25) we are a controlled company that is exempt from certain NYSE corporate governance requirements.

We do not undertake, and specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

BACKGROUND TO CERTAIN OF THE PROPOSALS

In September 2008, our Board determined that it would be necessary to seek significant additional capital in order to maintain our capital ratios at well above previous target levels, to address asset quality and liquidity challenges posed by continuing disruptions in the credit and housing markets, and to continue investing in our core businesses. Our Board also concluded that in light of a variety of factors, including capital markets volatility and general economic uncertainties, it was important that any process to raise additional common equity be executed promptly and with a high degree of certainty of completion.

At the direction of the Board, management began exploring its ability to raise additional capital. In October 2008, management met with a number of financial advisors, and, on October 14, 2008, engaged Keefe, Bruyette and Woods to act as our financial advisor. Also, on October 14, 2008, the United States Department of the Treasury announced the TARP Capital Purchase Program. With our financial advisor, we began exploring possible strategic and capital raise transaction options. As part of this process, our financial advisor made initial approaches to private equity and other investors (including MatlinPatterson) regarding a potential equity investment in us. These investors were selected based on their financial ability and likely level of interest in completing a transaction with us in the time frame that we required. Confidentiality agreements were executed by nineteen of these potential investors, and each of the investors commenced preliminary due diligence. After conducting preliminary due diligence, sixteen of the investors met in person or by telephone with our financial advisors, and, after such meetings, four of the investors met in person or by telephone with management. After the meetings with management, we believed that MatlinPatterson was the only party capable of moving forward with the capital raising process in the time frame required.

In addition to our pursuit of private equity capital, on October 24, 2008, we filed an application to participate in the TARP Capital Purchase Program with our primary regulator, the Office of Thrift Supervision (the “OTS”). During the following weeks, we worked diligently to provide the OTS with the information necessary to support our application. However, in November 2008, based on informal discussions with the OTS and on market events, management believed that the acceptance of our application for participation in the TARP Capital Purchase Program would be materially enhanced by the execution of a definitive agreement with a private equity investor. As a result, we worked diligently to finalize an agreement with MatlinPatterson pursuant to which we would sell equity securities in an aggregate dollar amount approximating the aggregate dollar amount of the equity securities that we proposed to sell under the TARP Capital Purchase Program. On December 17, 2008, we entered into the investment agreement with MatlinPatterson. Upon execution of the investment agreement, we submitted a copy to the OTS for consideration in connection with our application for participation in the TARP Capital Purchase Program.

Pursuant to the investment agreement, we agreed to issue to MatlinPatterson 250,000 shares of the Investor Preferred Stock at a purchase price and liquidation preference of $1,000 per share based upon a conversion stock price of $0.80 per share of common stock. This issuance would result in MatlinPatterson having control of approximately 70% of our common stock on a fully-diluted basis. In addition, as a condition of closing under the investment agreement, on January 30, 2009, we entered into separate subscription agreements with each of Thomas J. Hammond, our Chairman, Mark T. Hammond, our Vice-Chairman, President and Chief Executive Officer, and other members of senior management and the Board to issue $5.3 million shares of our common stock at a price of $0.80 per share.

As a further condition to closing the equity investment transaction, we were required to apply for and did receive an exception from the NYSE stockholder approval requirements that usually apply to change-in-control transactions. Paragraph 312.03 of the NYSE Manual provides that stockholder approval is required prior to issuing stock in a transaction that would, among other things, constitute a change in control, as is the case with the equity investment transaction, since MatlinPatterson would then control approximately 70% of our outstanding voting power on a fully-diluted basis. However, Paragraph 312.05 of the NYSE Manual provides that the NYSE may make an exception if the delay in securing stockholder approval would seriously jeopardize the financial viability of the affiliated company and if our reliance on this exception is expressly approved by the audit committee of the Board. At a meeting on December 16, 2008, our audit committee reached this conclusion after considering factors specific to us and factors of general applicability, such as the highly uncertain economic, financial and political environment and the experience of other financial institutions. The audit committee believed that without the immediate receipt of additional capital, rather than awaiting stockholder approval, significant disruption to our operations could result as our business model is reliant on selling assets, hedging interest rate risk and obtaining funding from counterparties, including the government sponsored entities, the Federal Home Loan Bank of Indianapolis and certain depositors and other customers, who are increasingly seeking to do business with financial institutions operating at enhanced capital levels due to the uncertainty in the current marketplace. Further, our audit committee believed that the immediate receipt of private equity capital would enhance our position with banking regulators and the Treasury in connection with our application to participate in the TARP Capital Purchase Program. The Board concurred with the determination of the audit committee.

On December 31, 2008, we were notified by the NYSE that it had approved our application for an exception from the NYSE stockholder approval requirements. Also, on December 31, 2008, we were notified that, effective on December 19, 2008, we received preliminary approval from Treasury to issue 266,657 shares of Treasury Preferred Stock at a purchase price and liquidation preference of $1,000 per share. As a condition of the Preliminary Approval, we were required to raise an aggregate of not less than $250 million of private capital prior to the closing of the TARP transaction, which we accomplished pursuant to the investment agreement. Pursuant to the TARP transaction, we were also required to issue the Treasury Warrant to purchase 64,513,790 shares of common stock at a price per share of $0.62. Further, in anticipation of the preliminary approval and in full satisfaction of the May Investors’ anti-dilutions protections, we agreed with the May Investors to issue to them the May Investors Warrants on December 16 and 17, 2008, upon the consummation of the TARP transaction. Under the May Investor Warrants, the May Investors are entitled to purchase 14,259,794 shares of common stock at a price of $0.62 per share.

On January 29, 2009, MatlinPatterson received the OTS approvals necessary to close the equity investment transaction, and the closing of the TARP transaction and the equity investment transaction occurred on January 30, 2009 (the “Closing”). Also on January 30, 2009, we entered into the closing agreement with MatlinPatterson to waive certain closing conditions and which obligated MatlinPatterson to acquire, subject to customary terms and conditions, the Additional Investor Securities for $100 million.

The shares of Treasury Preferred Stock, Investor Preferred Stock and common stock issued and sold to the Individual Investors, and the Additional Investor Securities, were issued from our authorized share capital, and stockholders are not being asked to vote upon the issuance and sale of those securities. However, stockholders are voting on an increase in the number of our authorized shares of common stock in order to permit (i) the automatic conversion of the Investor Preferred Stock and the Additional Investor Securities into shares of our common stock and (ii) the full exercise of the Treasury Warrant, the May Investor Warrants and the Trust Preferred Securities.

Pursuant to the TARP transaction and the equity investment transaction, we received aggregate consideration of $523 million, and pursuant to the closing agreement, we received further consideration of $50 million in February 2009 and expect to receive the remaining $50 million in the near future upon the closing of the Trust Preferred Securities transaction. Of the initial aggregate consideration of $523 million, we contributed $475 million of the proceeds to the Bank, our principal thrift subsidiary, as additional capital. Of the additional consideration of $50 million received to date, we contributed $50 million of the proceeds to the Bank as additional capital. With respect to the Trust Preferred Securities transaction, we will determine the actual use of proceeds upon closing. We retained the remaining net proceeds from the transactions, which we intend to use, on a consolidated basis, to enhance the capital ratios of the Company and provide for payment of dividends on the Treasury Preferred Stock and other long-term obligations, as well as for general corporate purposes. As set forth under the heading “PRO FORMA FINANCIAL INFORMATION” below, we have used the funds from the closed transactions to meet the growing demands of consumers for single-family residential mortgages, which are included in our mortgage loans available for sale portfolio until sold into the secondary market. Further, we have assumed that the proceeds from the Trust Preferred Securities transaction will initially be invested in agency securities, such as those issued by Fannie Mae or Freddie Mac.

DESCRIPTION OF THE TARP CAPITAL PURCHASE PROGRAM

General

On October 14, 2008, Treasury announced the creation of the TARP Capital Purchase Program. This program encourages U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. Under the program, Treasury has and will purchase shares of senior preferred stock from qualifying banks, bank holding companies and other financial institutions.

Under the TARP Capital Purchase Program, eligible financial institutions can generally apply to issue senior preferred shares to the Treasury in aggregate amounts between 1% and 3% of the institution’s risk-weighted assets, up to a maximum of $25 billion. We received preliminary approval of our application from Treasury on December 19, 2008 in the amount of approximately $266.6 million and closed the TARP transaction on January 30, 2009. The following sections describe the securities issued by us to Treasury pursuant to the TARP Capital Purchase Program which are consistent with the general parameters to the program. Stockholders can find a copy of the Securities Purchase Agreement dated as of January 30, 2009 that we entered into with Treasury pursuant to the TARP Capital Purchase Program and further information about the TARP transaction, including the Treasury Certificate of Designations, in our Current Report on Form 8-K that was filed with the SEC on February 2, 2009. For information about accessing this Current Report on Form 8-K and other information that we file with the SEC, see “WHERE CAN YOU FIND MORE INFORMATION” below.

Description of the Treasury Securities

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Treasury Preferred Stock as contained in the Certificate of Designations relating to the Treasury Preferred Stock that we filed with the Michigan Department of Labor and Economic Growth on January 28, 2009 (the “Treasury Certificate of Designations”), and the Treasury Warrant. This summary of the Treasury Certificate of Designations and the Treasury Warrant does not purport to be a complete description of all of their terms. Stockholders are urged to read the Treasury Certificate of Designations relating to the Treasury Preferred Stock and the Treasury Warrant in their entirety.

Terms of the Investment.  Under the TARP transaction, Treasury purchased 266,657 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series C, liquidation amount $1,000 per share, from us (i.e., the Treasury Preferred Stock) for approximately $266.6 million and received warrants (i.e., the Treasury Warrant) to purchase 64,513,790 shares of our common stock at an exercise price of $0.62 per share, subject to anti-dilution provisions and certain other adjustments.

Capital Treatment.  The Treasury Preferred Stock qualifies as Tier 1 capital for regulatory purposes.

Rank of Treasury Preferred Stock.  The Treasury Preferred Stock will rank senior to common stock and at an equal level in the capital structure with any existing preferred shares other than preferred shares that by their terms rank junior to any other existing preferred shares. The Investor Preferred Stock is junior to the Treasury Preferred Stock.

Dividends.  The Treasury Preferred Stock will receive a cumulative dividend rate of 5% per annum for the first five years they are outstanding and thereafter at a rate of 9% per annum. The dividend will be payable quarterly in arrears.

Voting.  The Treasury Preferred Stock is non-voting, other than voting rights as required by law and class voting rights on certain matters that could adversely affect the shares and including:

•	any authorization or issuance of shares ranking senior to the Treasury Preferred Stock,

•	any amendment to the rights of the holders of the Treasury Preferred Stock, or

•	any merger, exchange or similar transaction which would adversely affect the rights of the Treasury Preferred Stock.

If dividends on the Treasury Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the Treasury Preferred Stock will have the right to elect two directors. The right to elect directors will end when all accrued but unpaid dividends for all past dividend periods on all outstanding shares of Treasury Preferred Stock have been declared and paid in full.

Redemption.  By its terms, the Treasury Preferred Stock is callable by us at par (100% of the issue price of $1,000 per share) plus accrued and unpaid dividends after three years. As initially designed, the Treasury Preferred Stock could only be redeemed at par with the proceeds from one or more qualifying equity offerings of Tier 1 perpetual preferred stock or common stock, resulting in aggregate gross proceeds of not less than $66,664,250 from one or more qualified equity offerings. The equity investment transaction is not a qualifying equity offering for this purpose. However, subsequent to our issuance of the Treasury Preferred Stock and pursuant to the Recovery Act (as defined below), we are now permitted to repay any TARP funds without regard to whether we have received replacement funds and to any waiting period.

Transfer.  Treasury may transfer the Treasury Preferred Stock to a third party at any time.

Issuance of Common Stock Warrants.  In conjunction with the sale of Treasury Preferred Stock, we issued the Treasury Warrant to purchase 64,513,790 shares of common stock at an exercise price of $0.62 per share. If stockholder approval of either Proposal 2 or Proposal 5 is not received by July 30, 2009, the exercise price of the Treasury Warrant will be reduced by $0.09 per share, and will be further reduced by $0.09 per share on each six-month anniversary thereafter until stockholder approval has been obtained, subject to a maximum reduction of $0.28 per share. The initial exercise price on the Treasury Warrant, and the market price for determining the number of shares of common stock subject to the Treasury Warrant, was calculated on a 20-trading-day trailing average prior to the date of receipt of preliminary Treasury approval. The warrant is subject to anti-dilution adjustments and has a 10-year term.

Treasury has agreed not to exercise voting power with respect to any shares of common stock that it acquires upon exercise of the Treasury Warrant.

Registration Rights.  We are required to file a “shelf” registration statement covering the Treasury Preferred Stock, the Treasury Warrant and the common stock underlying the Treasury Warrant with the SEC as promptly as practicable after the date of the investment and are required to take all action required to cause the shelf registration statement to be declared effective as soon as possible unless we are not eligible to file a registration statement on Form S-3. In that case, we will only be required to file the shelf registration statement upon Treasury request.

We also granted to the Treasury “piggyback” registration rights for the Treasury Preferred Stock, the Treasury Warrant and the common stock underlying the Treasury Warrant, which gives Treasury the right to have these securities included in a registration statement we may later file with the SEC for other securities, subject to certain conditions. We are also required to take such other steps as may be reasonably requested to facilitate the transfer of the Treasury Preferred Stock, the Treasury Warrant and the common stock underlying the Treasury Warrant.

We will be required to list the common stock underlying the Treasury Warrant for trading on the NYSE and may, if requested by the Treasury, be required to apply for such listing for the Treasury Preferred Stock.

Executive Compensation.  To participate in the TARP Capital Purchase Program, we were required to meet standards related to executive compensation and corporate governance during the period in which Treasury holds securities issued under the TARP Capital Purchase Program, including:

•	ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the company;

•	requiring a claw-back of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•	prohibiting us from making any golden parachute payment to a senior executive based on the Internal Revenue Code (the “Code”) provision; and

•	agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.

To ensure compliance with the executive compensation limitations imposed by the TARP Capital Purchase Program, we have entered into agreements with our senior executive officers who are subject to these limitations. The agreements document each executive’s agreement to, among other things, “clawback” provisions relating to the repayment of incentive compensation based on materially inaccurate financial statements or performance metrics and limitations on certain post-termination “parachute” payments. A form of the agreement was included as Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on February 2, 2009.

Subsequent to the closing of the TARP transaction on January 30, 2009, as a result of the passage of the American Recovery and Reinvestment Act of 2009 (the “Recovery Act”) in February 2009, the executive compensation restrictions set forth above will apply to the senior executive officers and may apply to certain non-executive officers. In addition, the Recovery Act added the additional executive compensation restrictions discussed under the “COMPENSATION DISCUSSION AND ANALYSIS — The Impact of Current Treasury Programs and New Federal Legislation on Executive Compensation” in this Proxy Statement.

Restrictions on Dividends and Repurchases.  For as long as any Treasury Preferred Stock remains outstanding, no dividends may be declared or paid on junior preferred stock, preferred stock ranking pari passu with the Treasury Preferred Stock, or common stock (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Treasury Preferred Stock), nor may we repurchase or redeem any junior preferred stock, preferred stock ranking pari passu with the Treasury Preferred Stock or common stock, unless all accrued and unpaid dividends for all past dividend periods on the Treasury Preferred Stock are fully paid.

In addition, Treasury’s consent will be required for any increase in the per share dividend amount on our common stock until the third anniversary of the date of the Treasury Preferred Stock investment unless prior to such third anniversary, the Treasury Preferred Stock is redeemed in whole or the Treasury has transferred all of the Treasury Preferred Stock to third parties.

Treasury’s consent will be required for certain equity and trust preferred securities repurchases until the third anniversary of the date of this investment unless prior to such third anniversary either the Treasury Preferred Stock issued to the Treasury is redeemed in whole or the Treasury has transferred all of the Treasury Preferred Stock to third parties.

DESCRIPTION OF THE INVESTMENT AGREEMENT

As described above, MatlinPatterson entered into the investment agreement with us to purchase the Investor Preferred Stock. MatlinPatterson is an entity formed by MP (Thrift) Global Partners III LLC, an affiliate of MatlinPatterson Global Advisers LLC. Certain terms and conditions of the investment agreement are described below. However, this description of the investment agreement is a summary of the material terms of such agreement and does not purport to be a complete description of all of the terms of such agreement. Stockholders can find a copy of the investment agreement and further information about the equity investment transaction, including the Investor Certificate of Designations, in our Current Reports on Form 8-K that we filed with the SEC on December 17, 2008 and February 2, 2009. For more information about accessing this Current Report on Form 8-K and the other information we file with the SEC, see “WHERE YOU CAN FIND MORE INFORMATION” below.

Representations And Warranties

We made customary representations and warranties to MatlinPatterson relating to us, our business and the issuance of the Preferred Stock and agreed to indemnify MatlinPatterson for breaches of our representations and warranties in certain circumstances. These provisions do not apply to the Individual Investors. MatlinPatterson made customary representations and warranties to us about it and its compliance with the securities laws.

Certain of Our Agreements

We agreed in the investment agreement, among other things, (i) to issue and sell to the Individual Investors, shares of our common stock for an aggregate purchase price of not less than $4 million and not more than $5 million (subsequently amended to $5.3 million pursuant to the closing agreement) at a price per share of $0.80; and (ii) to make an application to Treasury for the TARP Capital Purchase Program.

Change of Control and Governance Matters

Pursuant to the investment agreement, MatlinPatterson acquired the Investor Preferred Stock which is automatically convertible into 312,500,000 shares of our common stock upon stockholder approval of Proposal 2. Upon such conversion, MatlinPatterson will own approximately 80% of our common stock on a non-diluted basis which will give it the power to control our affairs and operations, although our executive officers are currently expected to remain unchanged. In addition, as described below, pursuant to the closing agreement, MatlinPatterson acquired the Additional Investor Preferred Stock that are convertible into an aggregate of 62,500,000 shares of our common stock. Further, MatlinPatterson has the ability to cast votes equal to the amount of common shares underlying the Investor Preferred Stock and the Additional Investor Preferred Stock on an as-converted basis on all matters on which our common stock is entitled to vote unless otherwise required by Michigan law. As a result of the beneficial ownership of our common stock by MatlinPatterson, we have become a “controlled company” as defined in the NYSE Manual. A company that is considered a controlled company is exempt from the NYSE requirement to have a majority of directors be independent although the rules relating to independence of the audit committee and meetings of the independent directors are still applicable. Therefore, the right to nominate, elect and remove directors rests solely with the representatives of our controlling stockholder group, and our stockholders do not have all of the protections that these rules are intended to provide.

We understand solely from MatlinPatterson’s Form 13D filed with respect to the investment agreement that the funding for this transaction came primarily from investors in existing funds managed by MatlinPatterson Global Advisers LLC, namely, MatlinPatterson Global Opportunities Partners III L.P. and MatlinPatterson Global Opportunities Partners (Cayman) III L.P. These funds were used to purchase a 100% interest in MatlinPatterson, and MatlinPatterson, in turn, used the funds to consummate the transaction with us.

In addition, pursuant to the investment agreement, we were required to and did develop an operating plan with respect to the conduct of our business, which was reasonably satisfactory to MatlinPatterson, and we have agreed that we will cause such number of persons to be nominated to our Board that are designated by MatlinPatterson as will represent up to MatlinPatterson’s pro rata share of the common stock owned or deemed to be owned upon conversion of the Investor Preferred Stock to the total number of issued shares of common stock (including common stock deemed to be owned by conversion of the Investor Preferred Stock). Our Board appointed three directors designated by MatlinPatterson at the Closing of the equity investment, and our Board nominated an additional three directors designated by MatlinPatterson for election at the Annual

Meeting pending preliminary regulatory approval to serve at the Bank level. At this and subsequent annual meetings of stockholders, MatlinPatterson will continue to be entitled to designate nominees to the Board representing at least 80% of our directors, or such other percentage as is equivalent to the voting percentage that it then owns, but is not required to exercise that entitlement. Pursuant to OTS approval of the acquisition of the Investor Preferred Stock by MatlinPatterson, at least 40% of the directors of the Bank must be independent of us and MatlinPatterson. In addition, at least one of the Bank’s directors must be independent on the Bank. This entitlement to designate a pro rata share of Board representatives will continue so long as MatlinPatterson holds at least 10% of our voting power. MatlinPatterson is also entitled to appoint two observers to the Board who are reasonably acceptable to the Board.

The remaining material governance matters that we agreed to in the investment agreement are represented by the Investor Proposals described in this Proxy Statement.

Agreement to Seek Stockholder Approval

We agreed to promptly call a meeting of our stockholders and to provide each stockholder a Proxy Statement soliciting their affirmative vote for approval of the Investor Proposals. We are obligated to seek to obtain the stockholder approval as promptly as practicable following the Closing but in no event later than our next annual meeting of stockholders. If we are unable to obtain the approval of such stockholders for the Investor Proposals, we have undertaken to obtain such approval at a meeting of the stockholders no less than once in each subsequent six-month period beginning March 1, 2009 until all such approvals are obtained or made. In addition, we agreed to seek stockholder approval to amend our existing equity compensation plans and submit amendments to our 2006 Equity Incentive Plan.

Registration Rights

We granted MatlinPatterson “shelf” registration rights with respect to the common stock issuable upon conversion of the Investor Preferred Stock, purchased by them in the equity investment transaction, which may be used to effect sales of such common stock. We are required to file the registration statement no later than six months after the Closing. Our filing of a “shelf” registration statement is subject to our ability to qualify for such filing under SEC rules. In addition, we have also granted MatlinPatterson certain “demand” and “piggyback” registration rights, and we have granted the Individual Investors “piggyback” registration rights. We have the right to suspend the use of the prospectus forming a part of the registration statement under certain circumstances.

Voting Agreement

Pursuant to the investment agreement, the Board has agreed to unanimously recommend to our stockholders that they vote in favor of the Investor Proposals, and MatlinPatterson has agreed to vote in favor of the Investor Proposals.

Closing Agreement

On the Closing Date, as part of the Closing, we entered into the closing agreement pursuant to which we agreed to issue and sell to MatlinPatterson (i) an additional $50 million of Additional Investor Preferred Stock, in two equal parts, on the same terms as the Investor Preferred Stock, and (ii) $50 million of Trust Preferred Securities with a 10% coupon and convertible into our common stock. The closing agreement also amended the investment agreement to waive certain closing conditions contained therein.

The Additional Investor Preferred Stock will automatically convert into 62,500,000 shares of common stock, subject to customary anti-dilution provisions. Subject to approval of Proposal 2, the Trust Preferred Securities, if and when issued, will also be convertible into our common stock at the option of MatlinPatterson on April 1, 2010 or will be callable by us at any time after January 30, 2001 if not so converted. The

Additional Investor Preferred Stock will have terms and rights identical to the Investor Preferred Stock described in this section.

The May Investor Warrants

The investment agreement required that we obtain the waivers of our May Investors with respect to the anti-dilution provisions contained in our Purchase Agreement dated May 14, 2008. As a result, we amended the Purchase Agreement with our May Investors who continued to own the common stock sold in that offering and issued the May Warrants. If the amendments had not been obtained, we would have been required to pay the May Investors an aggregate amount of approximately $25 million pursuant to those anti-dilution provisions.

The May Warrants have a 10-year term and entitle their holders to acquire an aggregate of 14,259,794 shares of our common stock upon exercise at a price of $0.62 per share, subject to customary anti-dilution provisions.

Description of the Investor Preferred Stock and the Additional Investor Preferred Stock

The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the Investor Preferred Stock and the Additional Investor Preferred Stock as contained in the Certificate of Designations that we filed with the Michigan Department of Labor and Economic Growth on January 28, 2009 (the “Investor Certificate of Designations”). This summary of the Investor Certificate of Designations does not purport to be a complete description of all of its terms. Stockholders are urged to read the Investor Certificate of Designations relating to the Investor Preferred Stock and the Additional Investor Preferred Stock in its entirety.

Authorized Shares And Liquidation Preference.  The Investor Preferred Stock and the Additional Investor Preferred Stock are designated as the “Convertible Participating Voting Preferred Stock, Series B.” The number of authorized shares of the Investor Preferred Stock and the Additional Investor Preferred Stock initially is 500,000. Shares of the Investor Preferred Stock and the Additional Investor Preferred Stock have a $0.01 par value per share and the liquidation preference of each of the Investor Preferred Stock and the Additional Investor Preferred Stock is $1,000 per share.

Ranking.  The Investor Preferred Stock and the Additional Investor Preferred Stock rank junior as to dividends, proceeds upon liquidation or dissolution, or special voting rights, to all other of our preferred stock (including the Treasury Preferred Stock), other than a class or series of preferred stock established after the date on which shares of the Investor Preferred Stock and the Additional Investor Preferred Stock are first issued. The Investor Preferred Stock and the Additional Investor Preferred Stock will also rank junior in payment to our trust preferred securities and our Treasury Preferred Stock.

Dividends.  If the Board declares and pays a dividend in the form of cash or other assets (other than shares of common stock or rights or warrants to subscribe for common stock) in respect of any shares of our common stock, par value $0.01 per share, then the Board shall declare and pay to the holders of the Investor Preferred Stock and the Additional Investor Preferred Stock a dividend in an amount per share of Investor Preferred Stock and the Additional Investor Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of common stock and (ii) the number of shares of common stock into which such share of Investor Preferred Stock and the Additional Investor Preferred Stock is then convertible and for the purpose of such calculation, shares of common stock sufficient for the full conversion of all shares of Investor Preferred Stock and the Additional Investor Preferred Stock shall be deemed to be authorized for issuance under the articles of incorporation on the Record Date.

Dividends on the Investor Preferred Stock and the Additional Investor Preferred Stock are not cumulative. Accordingly, if for any reason the Board does not declare a dividend with respect to the Investor Preferred Stock or the Additional Investor Preferred Stock for a dividend period, that dividend will not accrue and we will have no obligation to pay a dividend for that dividend period or at any time in the future, whether or not the Board declares a dividend on the Investor Preferred Stock and the Additional Investor Preferred Stock or any other series of our capital stock for any future dividend period.

Liquidation.  In the event of any liquidation, dissolution or winding up of the affairs of ours, whether voluntary or involuntary, the holders of full and fractional shares of Investor Preferred Stock and the Additional Investor Preferred Stock will be entitled, before any distribution or payment is made on any date to the holders of the common stock or any other stock of ours ranking junior to Investor Preferred Stock and the Additional Investor Preferred Stock upon liquidation, to receive in full an amount per share equal to the greater of (the “liquidation preference”) (i) $0.01 plus an amount equal to any dividends that have been declared on Investor Preferred Stock and the Additional Investor Preferred Stock but not paid and (ii) the amount that a holder of one share of Investor Preferred Stock and the Additional Investor Preferred Stock would be entitled to receive if such share were converted into common stock immediately prior to such liquidation, dissolution or winding up, together with any declared but unpaid dividend prior to such distribution or payment date, and, for the purpose of such calculation, shares of common stock sufficient for the full conversion of all shares of Investor Preferred Stock and the Additional Investor Preferred Stock shall be deemed to be authorized for issuance under the articles of incorporation on such date. If such payment has been made in full to all holders of shares of Investor Preferred Stock and the Additional Investor Preferred Stock, the holders of shares of Investor Preferred Stock and the Additional Investor Preferred Stock will have no right or claim to any of our remaining assets.

If our assets available for distribution to the holders of shares of Investor Preferred Stock and the Additional Investor Preferred Stock upon any liquidation, dissolution or winding up of ours, whether voluntary or involuntary, are insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 5(a) of the Investor Certificate of Designations, no such distribution will be made on account of any shares of any other class or Investor Preferred Stock ranking on a parity with the shares of Investor Preferred Stock and the Additional Investor Preferred Stock upon such liquidation, dissolution or winding up unless proportionate distributive amounts are paid on account of the shares of Investor Preferred Stock and the Additional Investor Preferred Stock, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

Redemption.  The Investor Preferred Stock and the Additional Investor Preferred Stock are not redeemable either at our option or at the option of holders of the Investor Preferred Stock and the Additional Investor Preferred Stock at any time.

Conversion Terms.

Conversion Price.  The Investor Preferred Stock and the Additional Investor Preferred Stock will be convertible, on the terms at such time as set forth below, into approximately 375,000,000 shares of our common stock, based on a conversion price of $0.80 per share of common stock (as it may be adjusted, the “conversion price”).

Mandatory Conversion.  Each share of Investor Preferred Stock and the Additional Investor Preferred Stock will automatically convert into shares of our common stock based on the conversion price upon stockholder approval of Proposal 2. If we are unable to obtain stockholder approval, then holders of the Investor Preferred Stock and the Additional Investor Preferred Stock will retain their shares of Investor Preferred Stock and the Additional Investor Preferred Stock, respectively, until stockholder approval of Proposal 2 has been obtained, at which point conversion shall be immediate and mandatory.

Fractional Shares.  No fractional shares of common stock will be issued upon conversion. In lieu of any fractional share of common stock, we will pay an amount in cash in lieu of fractional shares based on the closing price of our common stock determined as of the second trading day immediately preceding the date of the mandatory conversion.

Preemptive Rights.  Holders of the Investor Preferred Stock and the Additional Investor Preferred Stock have no preemptive rights.

Anti-Dilution Adjustments.  The conversion price is subject to customary anti-dilution provisions for (i) stock dividends and distributions; (ii) subdivisions, splits and combinations of our common stock; (iii) issuance of stock purchase rights; (iv) self tender offers and exchange offers; and (v) the existence of rights plans in effect on the mandatory conversion date.

Reorganization Events.  In the event of:

•	any consolidation or merger of us with or into another person in each case pursuant to which our common stock will be converted into cash, securities or other property of us or another person;

•	any sale, transfer, lease or conveyance to another person of all or substantially all of the property and assets of us, in each case pursuant to which our common stock will be converted into cash, securities or other property of us or another person; or

•	any reclassification of our common stock into securities other than the common stock,

each of which is referred to as a “reorganization event,” each share of the Investor Preferred Stock and the Additional Investor Preferred Stock outstanding immediately prior to such reorganization event will, without the consent of holders, become convertible, on an as converted basis, into the kinds of securities, cash, and other property receivable in such reorganization event by a holder of shares of common that was not a counterparty to such reorganization event or an affiliate of such party. In the event that holders of the shares of our common stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the holders of the Investor Preferred Stock and the Additional Investor Preferred Stock are entitled to receive will be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of our common stock that affirmatively make an election.

Voting Rights.  The holders of the Investor Preferred Stock and the Additional Investor Preferred Stock vote together with the holders of our common stock on all matters upon which the holders of common stock are entitled to vote. Each share of Investor Preferred Stock and the Additional Investor Preferred Stock will be entitled to such number of votes as the number of shares of common stock into which such share of Investor Preferred Stock and the Additional Investor Preferred Stock are convertible at the time of the record date for any such vote, and for the purpose of such calculation, shares of common stock sufficient for the full conversion of all shares of the Investor Preferred Stock and the Additional Investor Preferred Stock shall be deemed to be authorized for issuance on such date and shall be included in such calculation.

If approval or other action of stockholders voting as a separate class is required by Michigan law or our articles of incorporation, each share of Investor Preferred Stock and the Additional Investor Preferred Stock shall be entitled to one vote. The affirmative vote of a majority of such shares at a meeting at which a majority of such shares are present or represented shall be sufficient to constitute such approval or other action unless a higher percentage is otherwise required.

So long as any shares of Investor Preferred Stock and the Additional Investor Preferred Stock are outstanding, the vote or consent of the holders of a majority of the shares of Investor Preferred Stock and the Additional Investor Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Michigan law:

•	any amendment, alteration or repeal of any provision of the articles of incorporation, the Investor Certificate of Designations, or our bylaws (whether by merger, consolidation, business combination or otherwise) that would alter or change the voting powers, preferences or special rights of the Investor Preferred Stock and the Additional Investor Preferred Stock so as to affect them adversely; or

•	the consummation of certain binding share exchanges or reclassifications involving our common stock or a merger or consolidation of us with another entity, as further described in the Investor Certificate of Designations.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of preferred stock with like voting rights

(including the Investor Preferred Stock and the Additional Investor Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

Description of the Trust Preferred Securities

Pursuant to the terms and conditions in the closing agreement, we intend to issue $50 million of Trust Preferred Securities to MatlinPatterson. The Trust Preferred Securities, upon issuance, will have the following rights and preferences:

Liquidation Preference.  The Trust Preferred Securities will have a liquidation preference of $1,000 per shares, for an aggregate liquidation preference of $50 million.

Ranking.  The Trust Preferred Securities will rank as to dividends, proceeds upon liquidation or dissolution or special voting rights, junior to our Treasury Preferred Stock, Investor Preferred Stock and Additional Investor Preferred Stock, other than a class or series of preferred stock established after the Closing Date, and senior to our common stock.

Dividends.  The Trust Preferred Securities will be entitled to receive dividends in the amount of 10% of the aggregate liquidation preference. Dividend payment dates are scheduled to occur quarterly on March 15, June 15, September 15 and December 15 of each year.

Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of ours, the holders of full and fractional shares of Trust Preferred Securities may be entitled to receive out of the assets of the trust, which will include our junior subordinated debentures, before any distribution or payment is made on any date to the holders of the common stock or any other stock of ours ranking junior to Trust Preferred Securities upon liquidation, an amount per share equal to the liquidation preference.

If our assets available for distribution to the holders of shares of Trust Preferred Securities upon any liquidation, dissolution or winding up of ours, whether voluntary or involuntary, are insufficient to pay in full all amounts to which such holders are entitled, no such distribution will be made on account of any shares of any other class or Trust Preferred Securities ranking on a parity with the shares of Trust Preferred Securities upon such liquidation, dissolution or winding up unless proportionate distributive amounts are paid on account of the shares of Trust Preferred Securities, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

Redemption.  Provided that they are not converted into shares of common stock, the Trust Preferred Securities will be redeemable, at our option, in whole or in part, on January 30, 2011 and any March 15, June 15, September 15 or December 15 on or after January 30, 2011 at a redemption price equal to the aggregate liquidation preference being redeemed plus accrued and unpaid dividends to the date set for redemption.

Conversion Terms.  The Trust Preferred Securities are convertible at the option of the holder, in whole or in part, into shares of our common stock on April 1, 2010 at a conversion price per share equal to 90% of the volume-weighted average price per share of our common stock during the period from February 1, 2009 to April 1, 2010, subject to a minimum per share conversion price of $0.80 and a maximum of $2.00. The conversion right will terminate if not exercised on April 1, 2010.

Voting Rights.  The holders of the Trust Preferred Securities will have no voting rights prior to conversion, except with respect to the administration, operation and management of the trust and the amendment of the trust agreement or guarantee agreement.

CONSEQUENCES IF PROPOSALS ARE APPROVED

The Investor Proposals

Rights of Institutional Investor.  If stockholder approval is received for Proposal 2, the rights and privileges associated with the common stock issued upon conversion of the Investor Preferred Stock and the Additional Investor Preferred Stock will be identical to the rights and privileges associated with the common stock held by our existing common stockholders, including voting rights. However, MatlinPatterson will be entitled to the registration rights and anti-dilution protections discussed in “DESCRIPTION OF THE INVESTMENT AGREEMENT” above.

Dilution.  If stockholder approval is received for Proposal 2, we will issue pursuant to the automatic conversion of the Investor Preferred Stock and the Additional Investor Preferred Stock approximately 375,000,000 shares of common stock (in addition to the 6,650,000 shares of common stock previously issued at the Closing to the Individual Investors). In addition, if stockholder approval is received for Proposal 11, we will be entitled to grant awards to employees and directors that, upon vesting or exercise, will require the issuance of up to 75,000,000 shares of common stock. As a result, our existing stockholders could own a smaller percentage of our outstanding common stock.

Elimination of Liquidation Rights of Holders of Investor Preferred Stock and Additional Investor Preferred Stock.  If stockholder approval is received for Proposal 2, all shares of Investor Preferred Stock and Additional Investor Preferred Stock will be cancelled. As a result, approval of Proposal 2 will result in the elimination of the liquidation preference existing in favor of the Investor Preferred Stock and Additional Investor Preferred Stock.

Classified Board.  If stockholder approval is received for Proposal 3, beginning with our annual meeting of stockholders in 2010, director nominees whose terms then expire will be elected for one-year terms. In addition, since we have director nominees proposed for election with a term to expire in 2011, beginning with our annual meeting in 2011, all director nominees will thereafter be elected for one-year terms or until their successors are duly elected and qualified.

Control Share Acquisition.  If Proposal 4 is approved, we will delete all references to Chapter 7B of the MBCA in our articles of incorporation which relates to “control share acquisitions,” and we will no longer be subject to the Chapter 7B of the MBCA.

Proposals 5 and 6

If stockholder approval is received for Proposals 5 and 6, as well as approval of Proposal 2, the holders of the Treasury Warrant and the May Investor Warrants will be entitled to exercise their respective warrants in full. This would result, if exercised in full, in the issuance of 64,513,790 shares and 14,259,794 shares of our common stock to the holders of the Treasury Warrant and the May Investor Warrants, respectively (assuming that the customary anti-dilution provisions are not triggered). As a result, our existing stockholders could incur substantial dilution to their voting interests and could own a smaller percentage of our outstanding common stock.

Proposals 7 and 8

If Proposal 7 is approved, our directors will be elected in the future by a majority vote in non-contested elections. If Proposal 8 is approved, a majority of our directors will be entitled to adopt, repeal, alter, amend and rescind our bylaws.

Proposals 9 and 10

If Proposal 9 is ratified, we may continue to retain the appointment of Virchow, Krause & Company, LLC as our independent registered public accountants for the year ended December 31, 2009. If Proposal 10, which is an advisory vote only, is approved, our Compensation Committee will consider their vote of approval in determining the compensation of our executives in the future.

CONSEQUENCES IF PROPOSALS ARE NOT APPROVED

The Investor Proposals

Stockholders’ Meeting.  If stockholder approval is not received on the proposals, the Investor Preferred Stock and the Additional Investor Preferred Stock will remain outstanding in accordance with their terms and we have agreed, in accordance with the terms of the investment agreement, to seek stockholder approvals at a meeting of our stockholders no less than once in each subsequent six-month period beginning March 1, 2009 until all approvals are obtained or made.

Liquidation Preference.  For as long as the Investor Preferred Stock and the Additional Investor Preferred Stock remain outstanding, they will retain a senior liquidation preference over shares of our common stock in connection with any liquidation of it and, accordingly, no payments will be made to holders of our common stock upon any liquidation of us unless the full liquidation preference on the Investor Preferred Stock, the Additional Investor Common Stock and the Trust Preferred Securities is made. After payment of the full liquidation preference on the Investor Preferred Stock and the Additional Investor Preferred Stock, holders of Investor Preferred Stock and the Trust Preferred Securities will be entitled to participate in any further distribution of our remaining assets based on their as-converted ownership percentage of the our common stock.

Class Voting of Holders of Investor Preferred Stock and Additional Investor Preferred Stock.  If stockholder approval is not received for Proposal 2, all shares of Investor Preferred Stock and Additional Investor Preferred Stock will remain unconverted and, pursuant to their terms, continue to be entitled to a separate class vote on any potential merger or acquisition of the Company. Therefore, holders of the Investor Preferred Stock and Additional Investor Preferred Stock would have the ability to negotiate for higher proportionate consideration to be paid for their shares than for the common stock in any potential merger or acquisition, which could result in a reduction in the market price of the common stock.

Treasury Warrant.  If stockholder approval of either Proposal 2 or Proposal 5 is not received by July 30, 2009, the exercise price of the Treasury Warrant will be reduced by $0.09 per share. The exercise price will be further reduced by $0.09 per share on each six-month anniversary thereafter until stockholder approval has been obtained, up to a maximum reduction of $0.28 per share.

Classified Board.  If stockholder approval is not received for Proposal 3, then director nominees will be elected for two-year terms at subsequent annual meetings of stockholders.

Control Share Acquisitions.  If Proposal 4 is not approved, we will continue to be subject to Chapter 7B of the MBCA which relates to “control share acquisitions” as was in effect on the date of filing the articles of incorporation relating thereto (February 11, 1997) even though Chapter 7B of the MBCA was repealed by the Michigan legislature effective January 6, 2009.

Proposals 5 and 6

If stockholder approval is not received on Proposal 5 or Proposal 6, the Treasury Warrant and the May Investor Warrants, as the case may be, will remain outstanding but unexercisable. However, we are required to continue to seek stockholder approvals at future meetings of our stockholders for these proposals. If stockholder approval of Proposal 6 is not received by July 30, 2009, the exercise price will be reduced in the manner discussed above. Moreover, if stockholder approval is not received by July 30, 2010, until such time as the stockholder approval is received, Treasury may cause us to exchange all or a portion of the Treasury Warrant for an economic interest classified as permanent equity under generally accepted accounting principles having a value equal to the fair market value of such exchanged portion.

Proposals 7 and 8

If Proposal 7 is not approved by stockholders, our directors will continue to be elected in the future by a plurality of votes cast at the meetings called for their election and if Proposal 8 is not approved, we will continue to require a two-thirds vote of our directors to approve changes to our bylaws.

Proposals 9 and 10

If Proposal 9 is not ratified, the Audit Committee may reconsider whether to retain Virchow, Krause & Company, LLP as its independent registered public accountants for the year ended December 31, 2009. If Proposal 10, which is an advisory vote only, is not approved, our Compensation Committee will consider the vote in determining the compensation of our executives in the future.

USE OF PROCEEDS

We received aggregate consideration of $523 million in the TARP transaction and the equity investment transaction and an additional $100 million pursuant to the closing agreement. Of the initial aggregate consideration of $523 million, we contributed $475 million of the proceeds to the Bank, our principal bank subsidiary, as additional capital. Of the additional aggregate consideration of $50 million received to date, we contributed $50 million of the proceeds to the Bank as additional capital. With respect to the Trust Preferred Securities transaction, we will determine the actual use of proceeds upon closing. We have retained the remaining net proceeds, which we intend to use, on a consolidated basis, to enhance the capital ratios of the Company, and provide for payments of dividends on the Treasury Preferred Stock and other long-term obligations, as well as for general corporate purposes. As set forth under the heading “PRO FORMA FINANCIAL INFORMATION” below, we have used the funds from the closed transactions to meet the growing demands of consumers for single-family residential mortgages, which are included in our mortgage loans available for sale portfolio until sold into the secondary market. Further, we have assumed that the proceeds from the Trust Preferred Securities transaction will initially be invested in agency securities, such as those issued by Fannie Mae or Freddie Mac.

PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed financial information for the fiscal year ended December 31, 2008 show the effects of the Treasury Securities issued to the Treasury pursuant to the TARP transaction, the Investor Securities issued to the Investors pursuant to the equity investment transaction and the Additional Investor Securities issued pursuant to the closing agreement. We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing stockholders with information that may be useful for purposes of considering and evaluating the proposals. The key assumptions in the following financial information include the following for the closed transactions:

•	The issuance of the Treasury Securities for $266.6 million;

•	The issuance of the Investor Preferred Stock for $250 million;

•	The issuance of the Investor Common Stock for $5.32 million; and

•	The issuance of the Additional Investor Preferred Stock for $50 million.

The pro forma financial information for the closed investment transactions listed above is based on the actual utilization of the proceeds. The key assumptions in the following financial information include the following for the transaction not yet closed:

•	The issuance of the Trust Preferred Securities for $50 million.

The pro forma financial information for the transaction not yet closed may change materially based upon the timing and utilization of the proceeds, as well as other factors including any subsequent changes in the market price of our common stock.

The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto from our Annual Reports on Form 10-K for the fiscal year ended December 31, 2008 incorporated by reference into this Proxy Statement.

FLAGSTAR BANCORP, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands, except for share data)
(unaudited)

					Pro Forma
		Pro Forma	Pro Forma	Pro Forma	Adjustments		Pro Forma
		Adjustments	Adjustments	Adjustments	(Additional	Pro Forma	Adjustments	Pro Forma
		(Treasury	(Investor	(Investor	Investor	(With Closed	(Trust	(With All
	Historical	Preferred	Preferred	Common	Preferred	Transactions)	Preferred	Transactions)
	31-Dec-08	Stock)	Stock)	Stock)	Stock)	31-Dec-08	Securities)	31-Dec-08

Assets
Cash and cash equivalents	$506,905	$—	$—	$—	$—	$506,905	$—	$506,905
Securities classified as trading	542,539					542,539		542,539
Securities classified as available for sale(4)	1,118,453					1,118,453	50,000	1,168,453
Other investments	34,532					34,532		34,532
Loans available for sale(1)(2)(3)	1,484,680	266,657	228,100	5,320	50,000	2,034,757		2,034,757
Loans held for investment, net	8,706,121					8,706,121		8,706,121
Other assets	1,810,427					1,810,427		1,810,427

Total assets	$14,203,657	$266,657	$228,100	$5,320	$50,000	$14,753,734	$50,000	$14,803,734

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$7,841,005	$—	$—	$—	$—	$7,841,005	$—	$7,841,005
Federal Home Loan Bank advances	5,200,000					5,200,000		5,200,000
Other borrowed funds(4)	356,660					356,660	50,000	406,660
Other liabilities(5)(6)	333,699	27,741	6,132			367,572		367,572

Total liabilities	13,731,364	27,741	6,132	0	0	13,765,237	50,000	13,815,237
Stockholders’ Equity
Preferred stock $0.01 par value, 25,000,000 shares authorized; no shares outstanding; $1,000 liquidation value(1)(6)		238,916				238,916		238,916
Preferred stock $0.01 par value, 25,000,000 shares authorized; no shares outstanding(2)			2		1	3		3
Common stock $0.01 par value, 150,000,000 shares authorized; 83,626,726 shares issued and outstanding at September 30, 2008(1)(3)	836			7		843		843
Additional paid in capital(2)(5)(6)	119,024		221,966	5,313	49,999	396,302		396,302
Accumulated other comprehensive loss	(81,742)					(81,742)		(81,742)
Retained earnings	434,175					434,175		434,175

Total stockholders’ equity	472,293	238,916	221,968	5,320	50,000	988,497	—	988,497

Total liabilities and stockholders’ equity	$14,203,657	$266,657	$228,100	$5,320	$50,000	$14,753,734	$50,000	$14,803,734

(1)	Reflects the issuance of $266,657,000 of Fixed-Rate Cumulative Perpetual Preferred Stock, Series C to the Treasury, together with 64,513,790 common stock warrants. Upon receipt of stockholder approval to authorize more common shares, the common stock warrants will be reclassified from Other Liabilities to Additional Paid in Capital within the Stockholders’ Equity section. Proceeds have been initially invested in new conventional residential mortgage loan originations. These new originations are held in our mortgage loan held for sale portfolio until sold into the secondary market and the proceeds from those sales will then be reinvested in additional loan originations.

(2)	Reflects the issuance of $300,000,000 in Convertible Participating Voting Preferred Stock, Series B, to MatlinPatterson, net of transaction expenses of $28,032,000. These preferred shares will convert to common stock once stockholder approval is received. Proceeds have been initially invested in new conventional residential mortgage loan originations. These new originations are held in our mortgage loan held for sale portfolio until sold into the secondary market and the proceeds from those sales will then be reinvested in additional loan originations.

(3)	Reflects the issuance of the $5,320,000 of common stock to the Individual Investors. Proceeds have been initially invested in new conventional residential mortgage loan originations. These new originations are held in our mortgage loan held for sale portfolio until sold into the secondary market and the proceeds from those sales will then be reinvested in additional loan originations.

(4)	Reflects the issuance of $50,000,000 shares of trust preferred securities to MatlinPatterson, with an aggregate liquidation preference of $50,000,000 and a dividend rate of 10%, convertible, in whole or in part, into common stock. Proceeds when received are assumed to be initially invested in agency securities, such as those issued by Fannie Mae and Freddie Mac and which will be classified as available for sale.

(5)	The carrying value of the common stock warrants related to both the Treasury Warrant and the May Investor Warrants is based on their fair value at issue date. The fair value of the common stock warrants was estimated to be $0.43 per share and determined using the binomial lattice model with the following assumptions: no dividend yield; risk-free rate, 3.38%; expected life 10.0 years; and volatility 62.0%.

(6)	The discount on the Fixed-Rate Cumulative Perpetual Preferred Stock, Series C to the Treasury which is represented by the initial fair value of the Treasury Warrant and is amortized over its estimated life of seven years using the effective yield method.

FLAGSTAR BANCORP, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)
(Unaudited)

					Pro Forma	Pro Forma		Pro Forma(1)
			Pro Forma	Pro Forma	Adjustments	(With Closed	Pro Forma	(With All
	Historical	Pro Forma	Adjustments	Adjustments	(Additional	Transactions)	Adjustments	Transactions)
	Twelve Months	Adjustments	(Investor	(Investor	Investor	Twelve Months	(Trust	Twelve Months
	Ended	(Treasury	Preferred	Common	Preferred	Ended	Preferred	Ended
	31-Dec-08	Securities)	Stock)	Stock)	Stock)	31-Dec-08	Securities)	31-Dec-08

Total Interest Income(1)(2)	$777,997	$13,386	$11,451	$267	$2,510	$805,611	$2,205	$807,816
Total Interest Expense(3)	555,472					555,472	5,000	560,472

Net interest income	222,525	13,386	11,451	267	2,510	250,139	(2,795)	247,344
Provision for loan losses	343,963					343,963		343,963

Net interest income (loss) after provision for loan losses	(121,438)	13,386	11,451	267	2,510	(93,284)	(2, 795)	(96,079)
Total Non-Interest Income	130,123					130,123		130,123
Non-Interest Expense	432,052					432,052		432,052

Loss before federal income taxes	(423,367)	13,386	11,451	267	2,510	(395,753)	(2,795)	(398,008)
Benefit for federal income taxes(1)(2)	(147,960)	4,685	4,008	93	879	(142,396)	(849)	(143,245)

Net (Loss) Earnings	$(275,407)	$8,701	$7,443	$174	$1,631	$(253,357)	$(1,946)	(254,763)

Effective dividend on preferred stock(4)(5)								17,296

Net loss available to common stockholders								$(272,059)

Loss per share Basic	$(3.82)	$0.12	$0.12	$0.12	$0.10	$(0.56)	$(0.03)	$(0.60)
Diluted	$(3.82)	$0.12	$0.12	$0.12	$0.10	$(0.56)	$(0.03)	$(0.60)
Weighted Average Shares Outstanding
Basic	72,153	72,153	72,153	72,153	319,150	453,803	62,500	453,803
Diluted	72,153	72,153	72,153	72,153	319,150	453,803	62,500	453,803

(1)	The funds received from the closed investment transactions have been initially invested in new conventional residential mortgage loan originations and are assumed to earn interest income at an average rate of 5.02%, which is the average rate of those loans actually originated subsequent to the receipt of the proceeds of the closed investment transactions. These new originations held in our for sale portfolio until sold into the secondary market and the proceeds from those sales will then be reinvested into additional originations. An incremental tax rate of 35% was assumed.

(2)	The funds from the Trust Preferred Securities, when received, are assumed to be invested in agency securities, such as those issued by Fannie Mae and Freddie Mac, which will be classified as available for sale and have a yield at current market rates of 4.41%. An incremental tax rate of 35% was assumed.

(3)	Consists of dividends (treated as interest) of $5,000,000 on Trust Preferred Securities at 10% annual rate.

(4)	Consists of dividends of $13,333,000 on Treasury Preferred Stock at 5% annual rate.

(5)	Includes the accretion of $3,963,000 related to the preferred stock discount. The discount is based on the value that is allocated to the Treasury Warrants upon issuance. The discount is accreted back to par value on an effective yield method over a seven year amortization term, which is the expected life of the preferred stock upon issuance.

FLAGSTAR BANK, FSB
PRO FORMA CONSOLIDATED REGULATORY RATIOS
(Unaudited)

	Twelve Months Ended	Pro Forma as of
	December 31,	Twelve Months Ended
	2008	December 31,
	Actual	2008(1)

Tier 1 Leverage Ratio	4.95%	8.67%
Tier 1 Risk Based Ratio	7.83%	13.87%
Total Risk Based Ratio	9.10%	15.14%

(1)	Assumes that Flagstar invested $525 million of the offering proceeds into Flagstar Bank as equity capital

PROPOSAL 1 -

ELECTION OF DIRECTORS

The Board is currently composed of eleven directors. At this Annual Meeting, the terms of seven of the current directors — James D. Coleman, Gregory Eng, Mark T. Hammond, Jay J. Hansen, David J. Matlin, Mark Patterson, and B. Brian Tauber — will expire. The Board has nominated each of them to serve for a new two-year term and until their respective successors are duly elected and qualified. In addition, the Board has nominated Walter N. Carter, Lesley Goldwasser and David L. Treadwell, each designated by MatlinPatterson, to serve for a two-year term and until their respective successors are duly elected and qualified. In connection their nomination and assuming Proposal 1 is approved, Michael Lucci, Sr., Robert W. DeWitt, and William F. Pickard will resign from the Board at the Annual Meeting.

It is currently our policy that the membership of our Board and the board of directors of the Bank be identical. While Messrs. Carter and Treadwell and Ms. Goldwasser may be elected to our Board without regulatory approval, stockholders should note that their election to the board of directors of the Bank requires regulatory non-objection pursuant to the conditions set forth in the OTS’ approval of the equity investment transaction. If the OTS objects to the election of Messrs. Carter or Treadwell or Ms. Goldwasser to the board of directors of the Bank, then our Board may (i) request that such director resign and (ii) appoint a replacement director, whose election to the board of directors of the Bank will also require OTS non-objection.

Stockholders should also note that, assuming Proposal 3 is approved, beginning with our annual meeting of stockholders in 2010, director nominees whose terms do not then expire will be elected for one-year terms. Since we have director nominees proposed for election with a term to expire in 2011 as indicated below, beginning with our annual meeting in 2011, all director nominees will thereafter be elected for one-year terms or until their successors are duly elected and qualified.

It is intended that the persons named in the proxies solicited by the Board will vote for the election of each of these nominees. If the nominee is unable to serve, the shares represented by all properly executed proxies which have not been revoked will be voted for the election of such substitute as the Board may recommend, or the size of the Board may be reduced to eliminate the vacancy. At this time, the Board does not know of any reason why any nominee might be unable to serve.

The Board recommends a vote “FOR” election as directors of all of the nominees listed below.

The following table sets forth, for the nominees and each continuing director, his or her name, that person’s age as of the Record Date, the year he or she first became our director and the expiration of his or her current term. Each of the nominees listed below has consented to serve if elected.

	Age as	Year First		Current
	of the	Elected		Term
	Record	Director of		to
Name	Date	the Company		Expire

Board Nominees for Terms to Expire in 2011
Mark T. Hammond	43	1993		2009
B. Brian Tauber	43	2005		2009
Jay J. Hansen	45	2005		2009
James D. Coleman	62	1993		2009
David J. Matlin	47	2009	(1)	2009	(1)
Mark Patterson	57	2009	(1)	2009	(1)
Gregory Eng	43	2009	(1)	2009	(1)
Walter N. Carter	58	—		—	(2)
Lesley Goldwasser	47	—		—	(2)
David L. Treadwell	54	—		—	(2)
Directors Continuing in Office
Thomas J. Hammond	65	1993		2010
Directors Not Continuing in Office
Michael Lucci, Sr.	69	2004		2010	(3)
Robert W. DeWitt	69	2004		2010	(3)
William F. Pickard	68	2008		2010	(3)

(1)	Messrs. Matlin, Patterson and Eng were not previously elected as directors, but instead were appointed to fill vacancies on the Board on January 30, 2009 created by the resignations of Robert O. Rondeau, Jr., Kirstin A. Hammond and Richard S. Elsea, respectively.

(2)	Messrs. Carter, Eng and Treadwell and Ms. Goldwasser will be considered members of the class of directors continuing in office.

(3)	Assuming Proposal 1 is approved, Michael Lucci, Sr., Robert W. DeWitt, and William F. Pickard will resign from the Board at the Annual Meeting.

The following sets forth the business experience of each of our director nominees.

Mark T. Hammond has served as Vice Chairman of our Board and of the Bank since 1993, as our President and that of the Bank since 1995, and as our Chief Executive Officer and that of the Bank since 2002. Prior to being named President, Mr. Hammond was a Senior Vice President responsible for sales and secondary marketing and served in various other positions in the Bank since 1987. Mr. Hammond is a graduate of the Wharton School of Business (University of Pennsylvania), where he received a bachelor’s degree in 1987, and has served on the President’s Advisory Board of Fannie Mae. Mr. Hammond is the son of Thomas J. Hammond.

B. Brian Tauber has served as a member of our Board and the Bank since 2005. Mr. Tauber has served as Chief Executive Officer and President of Carolina Precision Plastics, LLC, an injection molder and assembler located in Ashboro, North Carolina, since 2001. Since 2003, Mr. Tauber has also served as President and Chief Executive Officer of C Enterprises, L.P., a custom cable assembly manufacturer located in Vista, California serving the data and telecom industries. Mr. Tauber is also a principal of BLT Ventures, LLC, which acquires majority interests in mid-market manufacturing companies. Mr. Tauber received his master’s degree in business administration and law degree from the University of Michigan in 1992, and his undergraduate degree from the University of Pennsylvania in 1988.

Jay J. Hansen has served as a member of our Board and the Bank since 2005. Mr. Hansen is President and Chief Executive Officer of Hansen Enterprises Ltd LLC, a Michigan based company that he founded in 2009 to provide consulting services to manufacturing, distribution and financial services companies. Prior to that, Mr. Hansen served as Senior Vice President of Tweddle Group, a global market leader in technical publishing, providing content development, management, and delivery to the automotive and other manufacturing industries. During 2007, Mr. Hansen provided financial, operational, acquisition, strategic planning and integration services to several financial and manufacturing businesses, including integration, corporate development and strategic planning project work for Noble International, Ltd. Prior to December 2006, Mr. Hansen was Chief Operating Officer of Noble International, Ltd., a Nasdaq-listed company and a supplier of automotive parts, component assemblies and value-added services to the automotive industry, from February 2006 to December 2006, Vice President and Chief Financial Officer from May 2003 to February 2006, and Vice President of Corporate Development from 2002 to 2003. Mr. Hansen was Vice President at Oxford Investment Group, a privately held merchant bank with holdings in a variety of business segments, from 1994 to 2002. Mr. Hansen is a graduate of the Wharton School of Business (University of Pennsylvania), where he received a bachelor’s degree in 1985.

Dr. James D. Coleman has served as a member of our Board since 1993 and of the Bank since 1987. He is a board certified physician who owned and operated several Emergency Room Staffing Companies prior to his retirement in 1997.

David J. Matlin became a director of Flagstar on January 30, 2009, effective as of the Closing and pursuant to the investment agreement. Mr. Matlin is the Chief Executive Officer of MatlinPatterson Global Advisers LLC, a $9.0 billion private equity firm, which he co-founded in July 2002. Prior to forming MatlinPatterson, Mr. Matlin was a Managing Director at Credit Suisse First Boston, and headed their Distressed Securities Group since its inception in 1994. Mr. Matlin was also a Managing Director and a founding partner of Merrion Group, L.P., a successor to Scully Brothers & Foss L.P., from 1988 to 1994. Mr. Matlin serves on the board of directors of Global Aviation Holdings and Standard Pacific Corp. Mr. Matlin holds a JD degree from the Law School of the University of California at Los Angeles and a BS in Economics from the Wharton School of the University of Pennsylvania.

Mark Patterson became a director of Flagstar on January 30, 2009, effective as of the Closing and pursuant to the investment agreement. Mr. Patterson is the Chairman of MatlinPatterson Global Advisers LLC, a $9.0 billion private equity firm, which he co-founded in July 2002. Mr. Patterson is also a Director of Broadpoint Securities Group, Inc., Polymer Group, Inc., and Allied World Assurance Holdings, Ltd.. Mr. Patterson has over 30 years of commercial, investment and merchant banking experience. Prior to the formation of MatlinPatterson Global Advisors LLC, Mr. Patterson was a Managing Director at Credit Suisse First Boston, where he served as Vice Chairman from 2000 to 2002. Mr. Patterson holds a BA (Law) — 1972 and a BA Honors (Economics) — 1974 from South Africa’s Stellenbosch University and an MBA (with distinction) — 1986 from New York University’s Stern School of Business.

Gregory Eng became a director of Flagstar on January 30, 2009, effective as of the Closing and pursuant to the investment agreement. Mr. Eng is a Partner at MatlinPatterson Global Advisers LLC, which he joined in August 2002. Mr. Eng holds a master’s degree in business administration from London Business School and his undergraduate degree from Lafayette College.

Walter N. Carter was nominated to the Board for election at the Annual Meeting. Mr. Carter is currently a Managing Principal at Gateway Asset Management Company. Previously, Mr. Carter was Senior Vice President and Director of Consumer Lending at Fifth Third Bank, served as a consultant to the chief executive officer of the direct to consumer retail non-conforming mortgage business for G.E., and President, Manufactured Housing at Green Tree Servicing/Conseco Financial Corp. Mr. Carter received his master’s degree in business administration from Rockhurst College and his undergraduate degree in Finance from Georgia State University.

Lesley Goldwasser was nominated to the Board for election at the Annual Meeting. Ms. Goldwasser is a partner at Irving Place Capital, which she joined in 2008, focusing on new business development. From 1996 to 2008, Ms. Goldwasser was a senior managing director at Bear Stearns & Co. Inc. and head of Global CDO’s, co-head of Equity Capital, Markets, Debt Capital Markets, Hybrids, and Structured Solutions, and co-head of Asset-Backed Securities. Ms. Goldwasser is a graduate of the University of Cape Town.

David L. Treadwell was nominated to the Board for election at the Annual Meeting. Mr. Treadwell has been President and Chief Executive Officer of EaglePicher Corporation, a $600 million diversified industrial products company, since August 2006, was Chief Operating Officer from November 2005 until August 2006, and was a division president from July 2005 until November 2005. From August 2004 until March 2005, Mr. Treadwell was Chief Executive Officer of Oxford Automotive, a $1 billion Tier 1 automotive supplier of stampings and welded assemblies, and from 2002 until August 2004, Mr. Treadwell provided business consulting services. Mr. Treadwell received his undergraduate degree from the University of Michigan.

The following sets forth the business experience of each of our continuing directors:

Thomas J. Hammond has served as Chairman of our Board since 1993, and served as President from 1993 through 1995 and Chief Executive Officer from 1993 through 2002. Mr. Hammond founded the Bank in 1987 and has served as Chairman of its Board since that time. Mr. Hammond is the father of Mark T. Hammond, President, Chief Executive Officer and Vice Chairman of the Board.

The following sets forth the business experience of each of our directors that will not continue:

Michael Lucci, Sr. has served as a member of our Board since 2004. Mr. Lucci retired from his position as the President and Chief Operating Officer of Bally’s Total Fitness Corporation in 1996, and is currently a managing partner of Venture Contracting, a Michigan-based construction company which he founded in 1997, and Michigan Multi-King, a Michigan-based owner and operator of fast food franchises which he founded in 1980.

Robert W. DeWitt has served as a member of our Board and of the Bank since 2004. Mr. DeWitt is the President of DeWitt Building Co, a Michigan-based builder of custom homes and remodeling projects that he founded in 1979. Mr. DeWitt has been in the home building and remodeling business for 43 years.

William F Pickard has served as a member of our Board and the Bank since early 2008. He is chairman and CEO of VITEC, LLC and chairman and CEO of Global Automotive Alliance LLC of Detroit. Since 1994, Dr. Pickard has served as a member of the board of directors of Asset Acceptance Capital Corp. and serves on its audit and compensation committees. Dr. Pickard holds a master’s degree from the University of Michigan and a Ph.D. from Ohio State University. He currently serves as adjunct professor at the University of Michigan School of Business. Dr. Pickard was named Michiganian of the Year for his mentorship of new entrepreneurs and his leadership of Global Automotive Alliance.

Board and Committee Meetings and Committees

The Board generally meets on a monthly basis, or as needed. During the year ended December 31, 2008, the Board met 15 times. No director attended fewer than 87% of the aggregate of (i) the total number of meetings of the Board during 2008, and (ii) the total number of meetings held by all committees of the Board on which that director served.

While we do not have a policy regarding director attendance at the annual meeting of stockholders, we encourage directors to attend every annual meeting. Ten out of thirteen of our directors attended last year’s annual meeting of stockholders held on May 23, 2008.

Nominating/Corporate Governance Committee

During 2008, the Nominating/Corporate Governance Committee consisted of directors James D. Coleman and Robert W. DeWitt. On January 30, 2009, Dr. Coleman resigned from his position on the Nominating/Corporate Governance Committee and David J. Matlin and Gregory Eng were then added to the Committee. The Nominating/Corporate Governance Committee met four times in 2008.

On January 30, 2009, we became a controlled company as a result of the equity investment transaction. As a controlled company within the meaning of Section 303A.00 of the NYSE Manual, we are exempt from the requirement that director nominees be selected, or recommended for the Board’s selection, by either a nominating committee comprised solely of independent directors or by a majority of the independent directors. Notwithstanding this exemption, our Nominating/Corporate Governance Committee includes one independent director, Robert W. DeWitt, who is the chairman of the Committee. Assuming Proposal 1 is approved and Mr. DeWitt resigns from the Board, the Board may appoint a new member and chairman of the Nominating/Corporate Governance Committee.

Among other things, the Nominating/Corporate Governance Committee is responsible for reviewing annually the requisite skills and characteristics required of Board members, selecting, evaluating and recommending nominees for election by our stockholders and reviewing and assessing the adequacy of our policies and practices on corporate governance, including the Corporate Governance Guidelines. The charter of the Nominating/Corporate Governance Committee, as well as the Corporate Governance Guidelines, can be found on our website at www.flagstar.com.

The Nominating/Corporate Governance Committee will consider prospective nominees for the Board based on the need to fill vacancies or the Board’s determination to expand the size of the Board. This initial determination is based on information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation. The Committee then evaluates the prospective nominee against the standards and qualifications set forth below, including relevant experience, industry expertise, intelligence, independence, diversity of background and outside commitments.

The general criteria for nomination to the Board include the following:

•	Directors should possess personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders and other constituencies.

•	Directors should have reputations, both personal and professional, consistent with our image and reputation.

•	Each director should have relevant experience and expertise and be able to add value and offer advice and guidance to the Chief Executive Officer based on that experience and expertise.

•	Directors should have current knowledge and contacts in our industry and other industries relevant to our business, ability to work with others as an effective group and ability to commit adequate time as a director.

•	Each director should have the ability to exercise sound business judgment.

•	Directors should be selected so that the Board is a diverse body reflecting gender, ethnic background, professional experience, current responsibilities and community involvement.

The Nominating/Corporate Governance Committee recommends to the Board the slate of directors to be nominated for election at the annual meeting of stockholders, but the Board is responsible for making interim appointments of directors in accordance with our articles of incorporation and Fourth Amended and Restated Bylaws.

On January 30, 2009, the Board appointed David J. Matlin, Mark Patterson and Gregory Eng as directors for terms to expire at this Annual Meeting. The appointment of these directors resulted from the provisions of the investment agreement. The Nominating/Corporate Governance Committee also recommended that the Board nominate these directors for election at the Annual Meeting. Subsequently, the Nominating/Corporate Governance Committee recommended to the Board that Walter N. Carter, Lesley Goldwasser, and David L. Treadwell, each of whom was designated by MatlinPatterson, be nominated for election to the Board. The nomination of these directors resulted from the provisions of the investment agreement.

Compensation Committee

During 2008, the Compensation Committee consisted of directors James D. Coleman, Robert W. DeWitt and Frank D’Angelo. On January 30, 2009, Mr. D’Angelo resigned from the Board and the Compensation

Committee, Mr. DeWitt resigned from the Compensation Committee, and David J. Matlin and Gregory Eng were appointed to the Committee. The Compensation Committee met four times in 2008. The charter of the Compensation Committee can be found on our website at www.flagstar.com.

On January 30, 2009, we became a controlled company as a result of the equity investment transaction. Section 303A.00 of the NYSE Manual exempts a controlled company from the rules that require that (1) the compensation of the chief executive officer of the company be determined, or recommended to the board of directors for determination, either by a compensation committee comprised of independent directors or by a majority of the independent directors on its board of directors, (2) the chief executive officer may not be present during voting or deliberations, and (3) compensation for all other officers must be determined, or recommended to the board of directors for determination, either by the compensation committee or a majority of the independent directors on the board of directors. Accordingly, as a controlled company, we are not required to have officer compensation, including the compensation of the chief executive officer, determined or approved by a compensation committee or a majority of the independent directors on our Board. Notwithstanding this exemption, the directors that serve on the Compensation Committee satisfy the independence tests set forth in the regulations under Section 162 of the Code and Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Compensation Committee is responsible for establishing the policies that govern executive compensation and for recommending the components and structure of executive compensation. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of the Chairman and of the Chief Executive Officer, evaluates performance in light of such goals and objectives, determines compensation of the Chairman and of the Chief Executive Officer based on such respective evaluations, and makes compensation recommendations to the Board related to other executive officers.

The Compensation Committee may delegate its authority to a subcommittee composed solely of directors that satisfy its membership criteria but has never done so. However, the Compensation Committee frequently requests that management assist in evaluating employee performance, recommending factors and targets for performance-based incentive compensation, recommending compensation levels and forms of awards, and providing information with respect to, among other things, strategic objectives and the current market environment. The Compensation Committee has historically engaged Amalfi Consulting, LLC, an independent compensation consultant and formerly the compensation consulting division of Clark Consulting, to conduct an annual review of its compensation program and provide relevant market data and alternatives to consider when making compensation decisions.

Audit Committee

During 2008, the Audit Committee consisted of directors Charles Bazzy, Richard S. Elsea, Jay J. Hansen and B. Brian Tauber. On January 30, 2009, Messrs. Bazzy and Elsea resigned from the Board and the Audit Committee, and William F. Pickard was added to the Committee. The chairman of the Audit Committee is Mr. Hansen. The Audit Committee met eight times in 2008. The Board has determined that Mr. Hansen qualifies as an “audit committee financial expert,” as defined by the rules and regulations of the SEC. Further, the Board certifies that each member of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined by the rules of the NYSE. Assuming Proposal 1 is approved and Dr. Pickard resigns from the Board, the Board will appoint a new member to the Audit Committee. The charter of the Audit Committee can be found on our website at www.flagstar.com.

The Audit Committee is responsible for reviewing our audit programs and the activity of the Bank. The Audit Committee oversees the quarterly regulatory reporting process, oversees the internal compliance audits as necessary, receives and reviews the results of each external audit, reviews management’s responses to independent registered public accountants’ recommendations, and reviews management’s reports on cases of financial misconduct by employees, officers or directors. The Audit Committee is also responsible for engaging our independent registered public accountants and for the compensation and oversight of the work of the independent registered public accountants for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us.

The Audit Committee adopted the Flagstar Bancorp, Inc. Audit Committee Pre-Approval Policy (the “Pre-Approval Policy”), which requires the committee to pre-approve the audit and non-audit services performed by the independent registered public accountants and confirm that such services do not impair the independent registered public accountants’ independence. Among other things, the Pre-Approval Policy provides that unless a service to be provided by the independent registered public accountants has received general pre-approval, it requires specific pre-approval by the Audit Committee. Further, the Pre-Approval Policy provides that any services exceeding pre-approval cost levels will require specific pre-approval by the Audit Committee. In 2008, all of the fees paid to our independent registered public accountants were pre-approved by the Audit Committee.

Director Compensation

Our general policy is to provide non-management directors with compensation that is intended to assist us in attracting and retaining qualified non-management directors. We do not pay director compensation to directors who are also our employees. In addition, directors David J. Matlin, Mark Patterson and Gregory Eng have waived the receipt of compensation for serving on the Board or its committees.

The Nominating/Corporate Governance Committee, which consists solely of independent directors, has the primary responsibility to review director compensation and benefits on an annual basis and recommend any revisions to the Board. Other than compensation for attending monthly Board meeting, the compensation of non-management directors for their service on the Board and its committees has not changed since 2007 and will be determined as follows:

•	For each monthly Board meeting, $3,750 for attendance in person and $1,875 for attendance by telephone;

•	For each special telephone Board meeting, $500;

•	For each Audit Committee meeting, $1,500 for attendance in person and $750 for attendance by telephone;

•	Annual retainer fee for the chairman of the Audit Committee, $15,000;

•	For each special required attendance for an out of office meeting, $500;

•	For each special telephone Audit Committee meeting, $300;

•	For each Compensation Committee meeting, $600 for attendance in person and $300 for attendance by telephone;

•	Annual retainer fee for the chairman of the Compensation Committee, $15,000;

•	For each Nominating/Corporate Governance Committee meeting, $300 for attendance in person and $200 for attendance by telephone;

•	For each meeting of non-management directors held the same day as the Board meeting, $300 for attendance in person and $150 for attendance by telephone; and

•	For each meeting of non-management directors not held the same day as the Board meeting, $800 for attendance in person and $300 for attendance by telephone.

We reimburse non-management directors that attend meetings of the Board or its committees from out-of-town for reasonable travel expenses, including accommodations. Directors Matlin, Patterson and Eng have waived reimbursement of their travel expenses.

In addition, non-management directors are eligible to receive equity-based compensation under the 2006 Equity Incentive Plan. Non-management directors did not receive equity-based compensation in 2008.

The table below details the compensation earned by our non-management directors in 2008.

	Fees Earned
	or Paid in
Name	Cash	Total

Charles Bazzy(1)(2)	$57,450	$57,450
James D. Coleman(1)	63,425	63,425
Richard S. Elsea(1)(2)(3)	58,200	58,200
Michael Lucci, Sr.(1)	45,525	45,525
Frank D’Angelo(1)(2)	49,200	49,200
Robert DeWitt(1)	50,300	50,300
B. Brian Tauber(1)	47,350	47,350
Jay J. Hansen(1)	73,200	73,200
William F. Pickard	38,025	38,025

(1)	As of December 31, 2008, each director had the following number of stock options outstanding, all of which were awarded prior to 2007: Charles Bazzy — 2,500; James D. Coleman — 5,500; Richard S. Elsea — 2,500; Michael Lucci, Sr. — 2,500; Frank D’Angelo — 2,500; Robert DeWitt — 2,500; B. Brian Tauber — 1,500; and Jay J. Hansen — 1,500.

(2)	Messrs. Bazzy, Elsea and D’Angelo resigned from the Board on January 30, 2009.

(3)	As of December 31, 2008, Richard S. Elsea held 14,400 shares of restricted stock in a deferred compensation trust.

CORPORATE GOVERNANCE

General

We initially adopted Corporate Governance Guidelines in 2004, and the Nominating/Corporate Governance Committee reviews and assesses the adequacy of those guidelines annually and recommends amendments as necessary. You may obtain the Corporate Governance Guidelines and the charters of each of the Board’s committees, including the Audit Committee, the Compensation Committee and Nominating/Corporate Governance Committee, on our website, www.flagstar.com. These documents are also available in print upon written request to Paul Borja, CFO, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to actions of our employees, officers and directors including the principal executive officer, principal financial officer, and principal accounting officer. Among other things, the Code of Conduct requires compliance with laws and regulations, avoidance of conflicts of interest and insider trading, and reporting of illegal or unethical behavior. Further, the Code of Conduct provides for special ethics obligations for employees with financial reporting obligations. A copy of the Code of Conduct may be found on our website at www.flagstar.com. Also, the Code of Conduct is available in print upon written request to Paul Borja, CFO, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098.

Stockholder Nominations

While the Nominating/Corporate Governance Committee will consider nominees recommended by stockholders, it has not actively solicited recommendations from our stockholders for nominees. Stockholders who wish to nominate candidates for election to the Board at the Annual Meeting must follow the procedures outlined in “STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING.” The Nominating/Corporate Governance Committee will evaluate candidates properly proposed by stockholders in the same manner as all other candidates, as set forth above under “PROPOSAL 1 — ELECTION OF DIRECTORS Nominating/Corporate Governance Committee.”

All stockholder nominations for new directors must be in writing and must set forth as to each director candidate recommended the following: (1) name, age, business address and, if known, residence address of the nominee; (2) the principal occupation or employment of the nominees; (3) the number of shares of Common Stock that are beneficially owned by the nominee; and (4) any other information relating to the person that would be required to be included in a proxy statement prepared in connection with the solicitation of proxies for an election of directors pursuant to applicable law and regulations. Certain information as to the stockholder nominating the nominee for director must be included, such as the name and address of the stockholder and the number of shares of Common Stock which are beneficially owned by the stockholder. The stockholder must promptly provide any other information requested by us.

Independence

Section 303A.00 of the NYSE Manual applicable to companies listed on the NYSE exempts a controlled company (defined as a company with over 50% of the voting power held by an individual, group or other company) from the requirements that a majority of its board of directors be comprised of “independent” directors, that the compensation of our chief executive officer and all of our other executive officers be determined or recommended to the board of directors for determination either by a majority of independent directors or a compensation committee comprised solely of independent directors, and that director nominees either be selected or recommended for selection by the board of directors by a majority of independent directors or a nominations committee comprised solely of independent directors. The Audit Committee of our Board is comprised of the following three members: Jay J. Hansen, B. Brian Tauber and William F. Pickard, each of whom is “independent,” as that term is defined by Section 303A.02 of the NYSE Manual, and the constitution of the Audit Committee complies with the NYSE independence standards for audit committees and the regulations of the Securities and Exchange Commission applicable to audit committees. None of Messrs. Hansen, Tauber or Pickard has any relationships or has been involved in any transactions or arrangements with us that required consideration by the Board under the applicable independence standards in determining that such director is independent.

The Board has conducted its annual review of director independence. During this review, the Board considered relationships and transactions during the past three years between each director or any member of his or her immediate family and us and our subsidiaries and affiliates, including those reported under “CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS.” The purpose of the review was to determine whether any such relationship or transactions were inconsistent with a determination that the director is independent.

Based on its review, the Board has affirmatively determined that directors James D. Coleman, Robert W. DeWitt, B. Brian Tauber, Jay J. Hansen, and William F. Pickard are independent in accordance with applicable SEC and NYSE rules. Further, the Board has affirmatively determined that director nominees Lesley Goldwasser and David L. Treadwell are independent in accordance with applicable SEC and NYSE rules. The Board considered all relevant facts and circumstances in concluding that such persons are independent and have no material relationship with us. As of and after the Annual Meeting, the entirety of the Board’s audit committee will be composed of independent directors. However, a majority of the Board and the entirety of the Board’s compensation committee and nominating/corporate governance committee are not independent.

Director and Executive Officer Stock Ownership Guidelines

The Board previously adopted stock ownership requirements for our directors and executive officers. Independent directors must meet or exceed these requirements within one year of joining the Board. The requirements specify that non-management directors are expected to own or have stock options to purchase at least 1,000 shares of Common Stock. Each of the independent directors meet or exceed the requirement set forth in the stock ownership guidelines.

Our Senior officers are expected to own at least 100 shares, which includes shares held in the Flagstar Bank 401(k) Plan and certain awards issued under our 2006 Equity Incentive Plan.

Executive Sessions of Non-Management Directors

All non-management directors meet in executive session at least four times per year. No employee of ours may attend or participate in such executive sessions. The Board will annually designate the lead non-management director, or Lead Director, to chair the executive sessions and to establish and distribute an agenda for each such meeting. Mr. DeWitt has been designated the Lead Director for 2009. If Proposal 1 is approved and Mr. DeWitt resigns from the Board, the Board will designate a new lead non-management director.

Communications with the Board or the Lead Director

Individuals who have an interest in communicating directly with a member of the Board, the Board or the non-management members of the Board may do so by directing the communication to the “Board of Directors — [name of individual director],” “Board of Directors,” or “Lead Director,” respectively. The Lead Director is the presiding director for non-management sessions of the Board. Following each meeting of the non-management directors, the Lead Director determines whether any communication necessitates discussion by the full Board. Any communications should be sent to the following address: Flagstar Bancorp, Inc., ATTN: Corporate Secretary, 5151 Corporate Drive, Troy, Michigan, 48098.

Succession Plan

Pursuant to the Corporate Governance Guidelines, the Chief Executive Officer and the Nominating/Corporate Governance Committee review succession planning with the Board on an annual basis. The Board has adopted a succession plan that is consistent with industry practice and would provide for an orderly transition in case of a catastrophic event involving the Chairman or the Chief Executive Officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Persons and groups beneficially owning more than 5% of our voting stock are generally required under federal securities laws to file certain reports with the SEC detailing such ownership. The term “beneficial ownership” includes the shares held as of the Record Date plus shares underlying any options or securities that are exercisable as of or within 60 days before or after the Record Date. The following table sets forth, as of the Record Date, certain information as to our voting stock beneficially owned by any person or group of persons who are known to us to be the beneficial owners of more than 5% of our voting stock. Other than as disclosed below, management knows of no person who beneficially owned more than 5% of our voting stock at the Record Date. This table is based on information supplied to us by persons named therein and from Schedule 13Gs and Schedule 13Ds filed with the SEC.

	Common Stock			Voting Preferred Stock
			Percent of			Percent of
Name and Address of Beneficial Owner	Shares		Class(a)	Shares		Class

Thomas J. Hammond(b)	13,391,897	(c)	14.8%
(d)
Mark T. Hammond(b)	9,527,847	(c)	10.4
(e)
c/o Flagstar Bancorp, Inc. 5151 Corporate Drive Troy, Michigan 48098
Elliott Associates, L.P.			—
Elliott International, L.P.			—
Elliott International Capital Advisors Inc.	5,151,351	(f)	5.7
717 Fifth Avenue, 36th Floor New York, New York 10019
Wellington Management Company, LLP	7,412,696	(g)	8.2
75 State Street Boston, MA 02109
MP Thrift Investments L.P.			—
MPGOP III Thrift AV-I L.P.			—
MPGOP (Cayman) III Thrift AV-I L.P.			—
MP (Thrift) Global Partners III LLC			—
MP (Thrift) Asset Management LLC			—
MP (Thrift) LLC			—
David J. Matlin			—
Mark R. Patterson			—
MatlinPatterson Global Advisers LLC		(h)	—	300,000	(h)	100%
c/o MatlinPatterson Global Advisers LLC 520 Madison Avenue, 35th Floor New York, New York 10022

(a)	The percentage owned is calculated for each stockholder by dividing (i) the total number of outstanding shares beneficially owned by such stockholder as of the Record Date plus the number of shares such person has the right to acquire within 60 days of the Record Date, into (ii) the total number of outstanding shares as of the Record Date plus the total number of shares that such person has the right to acquire within 60 days of the Record Date.

(b)	Mr. Mark Hammond is the son of Mr. Thomas Hammond.

(c)	These amounts include beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled, but does not include stock owned by each stockholder’s spouse, as to which the respective person disclaims beneficial ownership.

(d)	This amount includes 10,305,157 shares held indirectly in a revocable living trust, 116,137 shares held indirectly in the Flagstar Bank 401(k) Plan, 23,178 shares of restricted stock, and stock options exercisable as of the Record Date, or that will become exercisable within 60 days thereafter, to purchase 100,452 shares of Common Stock.

(e)	This amount includes 5,533,847 shares held indirectly in a revocable living trust, 104,171 shares held indirectly in the Flagstar Bank 401(k) plan, 38,629 shares of restricted stock, and stock options exercisable as of the Record Date, or that will become exercisable within 60 days thereafter, to purchase 984,595 shares of Common Stock.

(f)	Based solely on a Schedule 13G filed with the SEC on February 17, 2009. Elliott Associates, L.P. beneficially owns and has sole power to vote and dispose of 2,058,554 shares of common stock. Elliott International, L.P. and Elliott International Capital Advisors Inc. beneficially own and share the power to vote and dispose of 3,092,797 shares of common stock.

(g)	Based solely on a Schedule 13G filed with the SEC on February 17, 2009. Wellington Management Company, LLC has shared voting power over 5,324,738 shares of common stock and shared dispositive power over 5,747,796 shares of common stock. The number set forth in the table above does not include 4,255,744 shares of common stock underlying warrants that are not exercisable without stockholder approval.

(h)	These persons beneficially own, and are the record holder of 300,000 shares of Investor Preferred Stock over which they have shared voting power. The Investor Preferred Stock represents approximately 80% of the total voting power of our voting stock and votes on an as-converted basis with our common stock (assuming that a sufficient number of shares of common stock were authorized for issuance) in an amount equal to 375 million shares of common stock. The Investor Preferred Stock is automatically convertible into common stock upon receipt of stockholder approval for Proposal 2.

EXECUTIVE OFFICERS

The following table sets forth the name and age (as of the Record Date) of our executive officers.

Name and Age	Position(s) Held In 2008

Thomas J. Hammond, 65	Chairman of our Board and the Bank
Mark T. Hammond, 43	Vice Chairman, President and Chief Executive Officer of the Company and the Bank
Paul D. Borja, 48	Executive Vice President and Chief Financial Officer of the Company and the Bank
Kirstin A. Hammond, 43	Executive Vice President and Chief Investment Officer of the Company and the Bank, President of Flagstar Capital Markets Corporation.
Matthew I. Roslin, 41	Executive Vice President of the Company and the Bank and Chief Legal Officer and Chief Administrative Officer of the Bank

Thomas J. Hammond has served as Chairman of our Board since 1993, and served as President from 1993 through 1995 and Chief Executive Officer from 1993 through 2002. Mr. Hammond founded the Bank in 1987 and he has served as Chairman of the Board of the Bank since that time. Mr. Hammond is the father of Mark T. Hammond, President, Chief Executive Officer and Vice Chairman of the Board, and is the father-in-law of Kirstin A. Hammond, who is an Executive Vice President of the Company and the Bank.

Mark T. Hammond has served as Vice Chairman of our Board and of the Bank since 1993, as President of the Company and the Bank since 1995, and as Chief Executive Officer of the Company and the Bank since 2002. Prior to being named President, Mr. Hammond was a Senior Vice President responsible for sales and secondary marketing and served in various other positions in the Bank since 1987. Mr. Hammond is a graduate of the Wharton School of Business (University of Pennsylvania), where he received a bachelor’s degree in 1987, and has served on the President’s Advisory Board of Fannie Mae. Mr. Hammond is the son of Thomas J. Hammond and the husband of Kirstin A. Hammond.

Paul D. Borja has served as Executive Vice President of the Company and the Bank since May 2005, and also as its Chief Financial Officer since June 2005. Previously, he practiced law with various firms in Washington DC from 1990 through 2005, focusing on federal tax, banking, corporate law and federal securities law matters. Prior to practicing law, Mr. Borja was a CPA with Peat Marwick Mitchell, a predecessor to KPMG, from 1982 through 1987, primarily as an auditor of banks and savings and loans. Mr. Borja received his master’s degree in tax law from Georgetown University in 1991, his law degree from George Washington University in 1990, and his bachelor’s degree in accountancy from the University of Notre Dame in 1982.

Kirstin A. Hammond has served as a member of our Board from 2002 until 2009. She also serves as an Executive Vice President of the Company and the Bank where she has been employed since 1991 and as President of Flagstar Capital Markets Corporation, a wholly-owned subsidiary of the Bank, since its formation in 2006. Prior to joining the Bank, Ms. Hammond worked as an Investment Analyst at Manufacturer’s National Bank from 1987 to 1991. Ms. Hammond graduated from the University of Michigan with a master’s degree in Business Administration in 1991 and from the Wharton School of Business (University of Pennsylvania) with a bachelor’s degree in 1987. Ms. Hammond is the wife of Mark T. Hammond and the daughter-in-law of Thomas J. Hammond.

Matthew I. Roslin has served as Chief Legal Officer of the Bank since April 2004,as an Executive Vice President of the Company and the Bank since 2005 and concurrently as its Chief Administrative Officer since 2009. Prior to joining the Bank, Mr. Roslin was Executive Vice President of MED3000 Group, Inc., a privately held healthcare management company that he joined in 1996 as its General Counsel. Mr. Roslin practiced corporate law, with a focus on mergers and acquisitions and federal securities law from 1994 to 1996 as an associate with Dewey Ballantine, and from 1991 to 1993 as an associate with Jones Day. Mr. Roslin received his law degree from the UCLA School of Law in 1991 and his bachelor’s degree in economics from the Wharton School of Business (University of Pennsylvania) in 1988.

SECURITY OWNERSHIP OF MANAGEMENT

This table and the accompanying footnotes provide a summary of the beneficial ownership of our equity securities as of the Record Date by all of our directors and executive officers as a group. A total of 90,380,043 shares of common stock were issued and outstanding as of the Record Date and a total of 300,000 shares of Investor Preferred Stock and Additional Investor Preferred Stock were issued and outstanding as of the Record Date.

	Common Stock			Investor Preferred Stock
			Percent		Percent
Name of Beneficial Owner	Shares(a)(b)		of Class	Shares(a)	of Class

Thomas J. Hammond	13,391,897	(c)	14.8%
Mark T. Hammond	9,527,847	(d)	10.4
James D. Coleman	471,665	(e)	*
Michael Lucci, Sr.	27,500	(f)	*
Robert Dewitt	23,874	(g)	*
B. Brian Tauber	153,500	(h)	*
Jay J. Hansen	90,268		*
William F. Pickard	31,250	(i)	*
David J. Matlin	0	(j)	*	300,000	100%
Mark R. Patterson	0	(j)	*	300,000	100%
Gregory Eng	0	(j)	*
Walter N. Carter	0	(k)	*
Lesley Goldwasser	0	(k)	*
David L. Treadwell	0	(k)	*
Paul D. Borja	179,753	(l)	*
Kirstin A. Hammond	270,967	(m)	*
Robert O. Rondeau	383,834	(n)	*
All directors and executive officers as a group(18)	24,731,024		27.0%	300,000	100%

*	Less than 1.0%

(a)	These amounts include beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled, but does not include stock owned by each stockholder’s spouse, as to which the respective person disclaims beneficial ownership.

(b)	These amounts also include shares of common stock underlying options exercisable as of the Record Date, or that will become exercisable within 60 days thereafter, regardless of exercise price, to purchase shares of common stock for the following persons: Mr. Thomas Hammond, 100,452 shares, Mr. Mark Hammond, 984,595 shares, Dr. Coleman, 3,500 shares, Mr. Lucci, 2,500 shares, Mr. DeWitt, 2,500 shares, Mr. Hansen, 1,500 shares, Mr. Tauber, 1,500 shares, Mr. Borja, 11,429 shares, Ms. Hammond, 105,719 shares, and Mr. Rondeau, 96,379 shares, and all directors and executive officers as a group, 1,312,585 shares.

(c)	This amount includes 10,305,157 shares held indirectly in a revocable living trust, 116,137 shares held indirectly in the Flagstar Bank 401(k) Plan, and 23,178 shares of restricted stock.

(d)	This amount includes 5,533,847 shares held indirectly in a revocable living trust, 104,171 shares held indirectly in the Flagstar Bank 401(k) plan, and 38,629 shares of restricted stock.

(e)	This amount includes 45,000 shares held indirectly by Dr. Coleman’s wife.

(f)	If Proposal 1 is approved, Mr. Lucci will resign from our board of directors at the Annual Meeting. This amount includes 25,000 shares held indirectly in a revocable living trust.

(g)	If Proposal 1 is approved, Mr. DeWitt will resign from our board of directors at the Annual Meeting. This amount includes 6,470 shares held indirectly in an individual retirement account, 3,692 shares held indirectly by Mr. DeWitt’s wife’s individual retirement account, and 2,000 shares held indirectly by Mr. DeWitt’s wife’s trust and 1,350 shares held indirectly by Mr. DeWitt’s wife.

(h)	This amount includes 152,000 shares held indirectly in a revocable living trust.

(i)	If Proposal 1 is approved, Dr. Pickard will resign from our board of directors at the Annual Meeting.

(j)	Messrs. Matlin, Patterson and Eng were appointed to our Board on January 30, 2009. Please see footnote (h) to the “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS” table above for further information with respect to the share holdings of Messrs. Matlin and Patterson.

(k)	Messrs. Carter and Treadwell and Ms. Goldwasser are nominees to our board of directors.

(l)	This amount includes 3,863 shares of restricted stock.

(m)	This amount includes 52,742 shares held indirectly in a revocable living trust, 2,704 shares of restricted stock and 31,354 shares held indirectly in the Flagstar Bank 401(k) Plan.

(n)	Mr. Rondeau resigned from our Board and from his position of Executive Director on January 30, 2009. This amount includes 106,567 shares held indirectly in a revocable living trust, 2,704 shares of restricted stock and 99,736 shares held indirectly in the Flagstar Bank 401(k) Plan.

COMPENSATION DISCUSSION AND ANALYSIS

Throughout this Proxy Statement, we refer to the Chairman, the Chief Executive Officer, the Chief Financial Officer, and the other executive officers included in the Summary Compensation Table as the “Named Executive Officers.” For 2008, our Named Executive Officers were Thomas J. Hammond, Chairman of the Board, Mark T. Hammond, Vice Chairman, President and Chief Executive Officer, Paul D. Borja, Executive Vice President and Chief Financial Officer, Kirstin A. Hammond, Executive Director and Chief Investment Officer, and Robert O. Rondeau, Jr., Executive Director. Mr. Rondeau resigned from his position with us on January 30, 2009 but is included in this section because he served as one of our highest paid executive officers during 2008.

Overview

The current economic downturn had a significant negative impact on our 2008 results of operations and financial condition, on the price of our common stock and on our ability to successfully execute on our business plan. Consistent with our pay-for-performance philosophy, these factors were reflected in the compensation of the Named Executive Officers for 2008, as well as the actions of the Compensation Committee in 2009. For 2008, we achieved 54% of our target, as measured by the five performance goals (Return on Equity, Net Interest Margin, Loan Production, Gain on Sale Margin, Net Increase in the Number of Retail Deposit Accounts) that had been established by the Compensation Committee at the beginning of the year. See “COMPENSATION DISCUSSION AND ANALYSIS — Setting Executive Compensation — Performance-Based Incentive Compensation”, below. The Compensation Committee reduced the amount of performance-based incentive compensation that was otherwise due the Named Executive Officers by 44%. More specifically, the Compensation Committee determined not to grant any stock appreciation rights or restricted stock, which was 40% of the total performance-based incentive compensation award. In addition, the Compensation Committee reduced the cash portion of the performance-based incentive compensation, which, pursuant to our compensation plan, is 60% of the total award, to pay out at 50% of the “target,” rather than the 54% that was achieved. This reduced the cash amount, which was paid in December 2008, by 7.4% from $2.99 million to $2.76 million, in the aggregate, for the five Named Executive Officers.

In connection with the current economic downturn, we took the following steps to increase our capital (i) we entered into an investment agreement to raise an aggregate of $250 million through the direct sale of equity securities to MatlinPatterson and (ii) we received preliminary approval to participate in the TARP Capital Purchase Program. Both transactions closed on January 30, 2009. In connection with the investment agreement, also on January 30, 2009, the Named Executive Officers purchased, in the aggregate, 5.3 million shares of our common stock for $4.24 million, or $0.80 per share. On January 30, 2009, the closing price of our common stock was $0.60 per share. We note that the cash portion of our performance-based incentive compensation was paid prior to the TARP closing, so no money from Treasury received by us in connection with our participation in the TARP Capital Purchase Program was used to pay compensation to our Named Executive Officers or in determining whether our Named Executive Officers achieved performance goals.

With respect to 2009, the Compensation Committee has taken a number of actions in response to the adverse economic conditions. These actions include a current freeze on all Named Executive Officer base salaries for 2009 and revisiting our compensation programs for 2009. Furthermore, we and the Compensation Committee have taken and will continue to take all steps necessary to comply with the requirements imposed in connection with our participation in the TARP Capital Purchase Program. These steps have included the Compensation Committee undertaking an analysis to review the relationship between our risk management policies and practices and performance-based incentive compensation arrangements for the Named Executive Officers in order to identify any features in the compensation program that might lead to unnecessary or excessive risk taking.

As described in more detail below, the recently enacted American Recovery and Reinvestment Act of 2009 (the “Recovery Act”) contains a number of significant new limitations on executive compensation for TARP Capital Purchase Program participants. Because of the lack of regulatory guidance to date under the Recovery Act, the impact of these limitations on our compensation program is uncertain. As a result, the Compensation Committee continues to evaluate the procedures and policies necessary to implement all of the Recovery Act’s requirements.

We remain committed to the compensation philosophy, policies and objectives outlined below, and the compensation for 2008 reflects the effectiveness of our compensation program in fulfilling its objectives during financial downturns. The Compensation Committee will continue to review our compensation program and take any steps it deems necessary to continue to fulfill these objectives.

Impact of EESA and the Recovery Act

Prior to our issuance to the Treasury of the Treasury Preferred Stock and the Treasury Warrant on January 30, 2009, and our related execution of the Letter Agreement with the Treasury, we amended our compensation, bonus, incentive and other benefit plans, arrangements and agreements, including severance and employment agreements, to comply with the executive compensation and corporate governance requirements of Section 111(b) of EESA and with the applicable guidance or regulations as issued by the Secretary of the Treasury on or prior to January 30, 2009. Under EESA, the applicable executive compensation restrictions apply beginning in 2009 to the compensation of our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (collectively, the “senior executive officers”, which for 2009, will be the Named Executive Officers with the exception of Mr. Rondeau, who resigned from the Company effective January 30, 2009, thus causing Mr. Roslin to be included as a “senior executive officer”). Those restrictions include, among other things, limits on compensation to exclude incentives for senior executive officers to take unnecessary and excessive risks that threaten the value of the institution receiving funds made available by the Treasury under the TARP Capital Purchase Program or any other obligation arising from financial assistance provided under TARP during the period while any TARP obligation remains outstanding. In addition, in connection with the issuance of the Treasury Preferred Stock, each of the senior executive officers was required to and did execute a waiver of any claim against the United States or us for any changes to his or her compensation or benefits that are required in order to comply with the regulation issued by the Treasury as published in the Federal Register on October 20, 2008.

On February 17, 2009, the Recovery Act was signed into law. The Recovery Act amended Section 111(b) of EESA in its entirety. The Recovery Act has significant implications on the compensation arrangements of institutions that have accepted or will accept government funds under the TARP Capital Purchase Program or other assistance under TARP. The Recovery Act directs the Secretary of the Treasury to establish standards and promulgate regulations on executive compensation practices of TARP recipients. While some of the executive compensation restrictions were effective upon passage of the Recovery Act on February 17, 2009, some have been interpreted to only be effective upon issuance of additional guidance by the Treasury. The

Recovery Act’s restrictions will nevertheless apply to us, our compensation policies, our senior executive officers and other highly paid employees in several ways, including the following:

•	Bonuses and Incentive Compensation: Limitation on the amount of bonus and incentive compensation payments to our senior executive officers and the next ten highly compensated employees.

•	Golden Parachutes: TARP imposed limitations on our ability to make “golden parachute payments” to our top five senior executive officers. A golden parachute payment was previously defined under TARP as a payment on account of an involuntary departure of our executive officer in an amount equal to or more than three times the average annual taxable compensation for the five years prior to termination. The Recovery Act expands the golden parachute payment limitations to our next five most highly compensated employees. The meaning of the term “golden parachute payment” has been broadened under the Recovery Act to include any payment for departure from a company for any reason regardless of the amount paid, except for payments for services performed or benefits accrued.

•	Clawbacks: TARP required recipients to recover (“clawback”) any bonus, retention award, or incentive compensation paid to any one of its senior executive officers based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate. The Recovery Act expands the TARP’s “clawback” rule to apply not only to the senior executive officers, but also to the next 20 most highly compensated employees.

•	Anti-Manipulation: The Recovery Act prohibits any compensation plan that would encourage manipulation of reported earnings to enhance the compensation of any of our employees.

•	CEO and CFO Certifications: Our Chief Executive Officer and Chief Financial Officer must provide a written certification to the SEC of compliance with the executive compensation restrictions described in TARP, as modified by the Recovery Act.

•	Limitations on Luxury Expenditures: Our Board must enact a company-wide policy regarding excessive or luxury expenditures. This includes policies on entertainment, events, office and facility renovations, air and other travel and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or other similar measures conducted in the normal course of business.

•	Say on Pay Vote by Stockholders: Our stockholders may have a separate “say-on-pay” vote at each annual or other stockholders meeting to approve the compensation of the named executive officers. This vote is only an advisory vote and will not be binding on the Board.

•	Expanded Compensation Deduction Limit: For years in which the Treasury owns the Treasury Preferred Stock, we may not claim a deduction on compensation paid to a senior executive officer in excess of the $500,000 compensation deduction limit of Section 162(m)(5) of the Code. Moreover, the exception for performance-based pay not counting against this limit, contained in Section 162(m), will not be available to us.

In addition to the foregoing restrictions, in connection with its participation in the TARP Capital Purchase Program, the Compensation Committee is required to meet at least annually with our chief risk officer or other senior risk officers to discuss and review the relationship between our risk management policies and practices and our senior executive officers incentive compensation arrangements, identifying and making reasonable efforts to limit any features in such compensation arrangements that might lead to our senior executive officers taking unnecessary or excessive risks that could threaten our value. The Compensation Committee, on our behalf, must certify that it has completed the review and taken any necessary actions.

In response to these requirements, the Compensation Committee met with our enterprise risk manager (the “Chief Risk Officer”). The Chief Risk Officer presented the Compensation Committee with an overview of our overall risk structure, and discussed the process by which the risks were analyzed. This process included, among other things, a comprehensive review of the program and discussions with senior human resources personnel. In addition, the Compensation Committee reviewed with the Chief Risk Officer the structure of our overall compensation program. This review included, without limitation, our practice since

2007 to originate virtually all of our loans for sale through Fannie Mae, Freddie Mac and Ginnie Mae, and the extent to which the Compensation Committee, our management and the Office of Thrift Supervision oversee this practice. Based on its analysis of these and other factors, the Compensation Committee determined that our compensation program does not encourage our senior executive officers to take unnecessary and excessive risks that threaten our value, and that no changes to the program were required for this purpose. The required certification of the Compensation Committee is provided in the Compensation Committee Report set forth following this Compensation Discussion and Analysis.

Moreover, in accordance with the Recovery Act and based on recent guidance issued by the SEC, the Board authorized a non-binding advisory shareholder vote on our executive compensation plans, programs and arrangements. See “Proposal 10 — Advisory Vote on Executive Pay-For-Performance Compensation Employed by the Company” in this Proxy Statement.

Given the recent enactment of the Recovery Act, the last minute changes added in the Congressional conference committee, and the lack of significant regulatory guidance to date, the Compensation Committee continues to evaluate the procedures and policies necessary to implement all of the Recovery Act’s requirements. We will comply with the applicable regulations and guidance issued by the federal government as applied to us as a recipient of TARP funds. As a result, our executive compensation program in 2009 and beyond could be substantially different than 2008.

Compensation Committee

The Compensation Committee is responsible for establishing the policies that govern executive compensation and for recommending the components and structure of executive compensation. More specifically, the Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of the Chairman and of the Chief Executive Officer, evaluates the Chairman’s and the Chief Executive Officer’s performance in light of such goals and objectives, determines compensation of the Chairman and of the Chief Executive Officer based on such respective evaluations, and makes compensation recommendations to the Board related to other senior executive officers.

Compensation Philosophy and Objectives

We have historically compensated our senior executive officers through a combination of base salary, performance-based incentive compensation, and other benefits designed to embody a pay-for-performance philosophy. We have designed our policies and plans to encourage the achievement of specific objectives set by the Board and the Compensation Committee, reward exceptional performance, and be competitive with the financial services market. We also seek to align the long-term interests of our senior management with stockholders. Our primary objective is to provide competitive compensation that enhances performance and stockholder return without encouraging unnecessary or excessive risk to us.

Setting Executive Compensation

Based on the forgoing objectives, the Compensation Committee has historically structured the base salary and performance-based incentive compensation to motivate the senior executive officers to achieve the business goals set by us and the Compensation Committee and to reward the senior executive officers for achieving such goals. In furtherance of this, the Compensation Committee engaged Amalfi Consulting, LLC, an independent compensation consultant, to conduct an annual review of its compensation program for the senior executive officers. Amalfi Consulting provides the Compensation Committee and the Board with relevant market data and alternatives to consider when making compensation decisions for the Named Executive Officers.

Management’s Role.  Our management plays an important role in setting compensation by assisting the Compensation Committee in evaluating employee performance, recommending the factors and targets for performance-based compensation, and recommending compensation levels and forms of compensation awards. As part of this process, we provide the Compensation Committee with information on our strategic objectives, our past and expected future performance in light of relevant market conditions, and other information as the Compensation Committee may request to evaluate compensation and make informed decisions.

Peer Group Analysis and Benchmarking.  In making compensation decisions, the Compensation Committee has historically reviewed prior years’ total compensation and operating performance to determine an estimated level of total compensation for the following year. The Compensation Committee also compares our compensation against compensation of peer companies, including savings and loan holding companies, bank holding companies, commercial banks and mortgage lending institutions. The peer companies are selected based on size, market capitalization, scope of operations or other characteristics to ensure that estimated compensation is reasonable and competitive.

At the Compensation Committee’s direction, Amalfi Consulting used one peer group when comparing our executive compensation to peer companies in 2008. In previous years, the Compensation Committee directed Amalfi Consulting to use two peer groups — companies that split the position of chairman and chief executive officer and companies that reported a significant portion of their business as residential mortgage lending. However, many companies in the separate peer groups no longer split the chairman and chief executive officer positions or are no longer in business or changed their business model so that they may no longer serve as a competitor for this purpose. Therefore, following the recommendation of Amalfi Consulting, the Compensation Committee used a single peer group in 2008 to facilitate a simpler and more straightforward comparison. For 2008, the peer group consisted of that following 20 banks that have a significant focus in mortgage lending business or are otherwise comparable to us:

• Sovereign Bancorp, Inc.	• Astoria Financial Corp.	• Fremont General Corporation
• Northern Trust Corp.	• Webster Financial Corp.	• Valley National Bancorp
• UnionBanCal Corp.	• Downey Financial Corp.	• BancorpSouth Inc.
• Commerce Bancorp Inc.	• City National Corp.	• People’s United Financial Inc.
• First Horizon National Corp.	• TCF Financial Corp.	• FirstFed Financial Corp.
• Hudson City Bancorp Inc.	• BankUnited Financial Corp.	• Washington Federal, Inc.
• IndyMac Bancorp Inc.	• Capital Federal Financial

However, during 2008, some of the peer companies listed above went out of business or were acquired. Accordingly, the Compensation Committee directed Amalfi Consulting to analyze 2008 compensation using a new peer group. The peer group consisted of the following 28 banks that have a significant focus in mortgage lending business and a comparable size to us:

• Fulton Financial Corp.	• First Citizens Bancshares Inc.	• Marshall & Ilsley Corp.
• Northern Trust Corp.	• Webster Financial Corp.	• Valley National Bancorp
• Associated Banc-Corp.	• Colonial BankGroup Inc.	• BancorpSouth Inc.
• Commerce Bancshares Inc.	• City National Corp.	• People’s United Financial Inc.
• First Horizon National Corp.	• TCF Financial Corp.	• Synovus Financial Corp.
• Hudson City Bancorp Inc.	• CIT Group Inc.	• Citizens Republic Bancorp Inc.
• First Niagara Financial Group	• Bank of Hawaii Corp.	• Park National Corp.
• TFS Financial Corporation	• F.N.B. Corp.	• PHH Corporation
• National Penn Bancshares Inc.	• NewAlliance Bancshares Inc.	• Capital Federal Financial
• Cullen/Frost Bankers Inc.

Generally, we establish a maximum total compensation at the “target” performance level for each of the Named Executive Officers that is at approximately the following levels of our peer group based on benchmarking studies:

•	Chairman and Chief Executive Officer — 75th percentile;

•	Chief Financial Officer — 50th percentile; and

•	Other Named Executive Officers — between 25th and 50th percentile.

The Named Executive Officers’ were benchmarked to executive in the peer companies based on two factors: (1) executives with similar salary rank within their respective companies; and (2) executives with similar functional job roles. Using the new peer group, for 2008, actual compensation was at approximately the following percentiles when compared to our peer companies:

•	Thomas J. Hammond — 48th percentile;

•	Mark T. Hammond — 68th percentile;

•	Paul D. Borja — 27th percentile;

•	Kirstin A. Hammond — 24th percentile; and

•	Robert O. Rondeau — 24th percentile.

Allocation of Total Compensation.  A significant percentage of total compensation has historically been allocated to incentives as a result of the pay-for-performance philosophy discussed herein. However, there is no pre-established policy or target for allocation between performance-based and nonperformance-based compensation. Instead, the Compensation Committee annually reviews information provided by Amalfi Consulting and gathered through other sources to determine the appropriate level and mix of compensation each year. For 2008, actual performance-based compensation as a percentage of actual total compensation for the Named Executive Officers was:

•	59% for Thomas J. Hammond

•	66% for Mark T. Hammond

•	29% for Paul D. Borja

•	24% for Kirstin A. Hammond

•	26% For Robert O. Rondeau

Stock Ownership.  To further align the interests of executive officers with the interests of the stockholders, we require that each senior officer maintain a minimum ownership in us. Currently, all of our senior officers, including Named Executive Officers, are expected to own at least 100 shares, which includes shares held in an account under our 401(k) plan. Currently, the Named Executive Officers own 27% of our outstanding common stock in the aggregate, and the individual Named Executive Officers own the amounts set forth in the section entitled “SECURITY OWNERSHIP OF MANAGEMENT” on page 40 of this Proxy Statement. Based upon current ownership percentages, we believe that the Named Executive Officers’ interests are sufficiently aligned with our stockholders.

2008 Executive Compensation Components

For the year ended December 31, 2008, the Compensation Committee determined that the executive compensation program should have the following components: base salary; performance-based incentive compensation; and other benefits. The following discusses each of the components of the compensation of the Named Executive Officers for 2008.

Base Salary.  We provide the Named Executive Officers with a base salary for services rendered during the fiscal year. The Compensation Committee has determined that the base salary for each Named Executive Officer should be based on personal performance, effectiveness, level of responsibility, past and potential future contributions to us, and internal pay equity relationships, with consideration given to the salaries paid to executives of our peer companies having comparable responsibilities. We do not apply any specific weighting to these criteria; rather, the Compensation Committee uses its judgment and discretion in determining these amounts. the salaries paid to executives of our peer companies having comparable responsibilities, as well as personal performance, effectiveness, and duties and requirements of each Named Executive Officer. The base salaries are designed to attract and retain highly qualified executives. For 2008, the base salary was $800,000 for Thomas J. Hammond, $1,000,000 for Mark T. Hammond, $464,243 for Paul D. Borja, $428,754 for Kirstin

A. Hammond, and $384,540 for Robert O. Rondeau. For 2009, the Compensation Committee has determined that the base salaries should currently be frozen at the 2008 amount, subject to consideration of the effects of TARP and the Recovery Act.

Performance-Based Incentive Compensation.  A significant aspect of our compensation package for Named Executive Officers has been annual performance-based incentive compensation. In 2008, the Compensation Committee set performance goals for return on equity, net interest margin of Flagstar Bank, loan production, gain on sale, and the net increase in number of retail deposit accounts. For 2009, the Compensation Committee believes that it should keep the performance goals, as well as the performance-based incentive compensation methodology, the same, but the Compensation Committee is awaiting further guidance under TARP and the Recovery Act before instituting the performance-based incentive compensation plan for 2009. However, as permitted by law or regulation, the performance goals may include a combination of other business related performance metrics and subjective factors as the Compensation Committee determines. As discussed above, these performance goals will be structured in a manner that does not encourage executives to not take unnecessary or excessive risks. Because our performance goals related to our long-term strategic plan, we have historically used the same performance goals for all executive officers.

After identifying the performance factors, the Compensation Committee assigned a goal for each factor at the threshold, target and superior levels. Each of the levels corresponded to 0%, 100% and 200% payouts, respectively. The Compensation Committee also assigned a weight to each factor depending on its level of significance to our overall goals. Once the annual performance period was complete, the factor was assigned a payout percentage based on our actual performance. The value of the payout percentage was then multiplied by the factor weight to determine an actual payment percentage. For 2008, the targets, actual results, payout percentages, factor weights and actual payment percentages were as follows:

							Actual
	Threshold	Target	Superior	Actual	Payout	Factor	Payment
	(0%)	(100%)	(200%)	Result	Percentage	Weight	Percentage

Return on Equity	<4.25%	6%	20%	(37.1)%	0%	20%	0%
Net Interest Margin	<1.40	1.74	2.03	1.78%	110%	20%	22%
Loan Production	<$20B	$34B	$47B	$28.4B	70%	20%	14%
Gain on Sale	<0.41	0.55	0.75	0.53	90%	20%	18%
Net Increase in the Number of Retail Deposit Accounts	<12,000	26,000	46,000	7,657	0%	20%	0%

Total						100%	54%

The Compensation Committee determined the targets, factor weights and the “target” performance-based incentive compensation in significant part based on our strategic objectives, information provided by Amalfi Consulting, including affirmation that payouts at 200% are comparable in the broader industry, our desired long-term success, and the desire to motivate a performance above the projected performance of peers. In 2008, we met 54% of the financial performance goals set by the Compensation Committee. However, as discussed below, the Compensation Committee determined that the performance-based incentive compensation should be significantly reduced in light of the performance of the Company in 2008 and other factors.

Once the annual performance period is complete and the actual payment percentage for each performance factor has been determined, the total compensation payout is figured by adding together the actual payment percentages and multiplying this sum by the performance-based incentive compensation figure set for each Named Executive Officer at the start of the performance period. For 2008, the Compensation Committee determined that the performance-based incentive compensation at the “target” level for each Named Executive Officer was as follows:

Thomas J. Hammond	$3,000,000
Mark T. Hammond	$5,000,000
Paul D. Borja	$500,000
Kirstin A. Hammond	$350,000
Robert O. Rondeau	$350,000

The performance-based incentive compensation figures have not changed since 2006, because these figures are still competitive with the market and are consistent with compensation amount at our targeted percentiles in comparison to our peer companies, as discussed above. Notwithstanding that the “target” performance-based incentive compensation remained the same from 2006 to 2008, the total performance-based incentive compensation amount for 2008 was a 43% decrease from 2007 and a 25% decrease from 2006. These decreases are a result of our pay-for-performance philosophy.

Once the annual performance period is complete and the Compensation Committee determines a total compensation payout, payout is made through the 2006 Equity Incentive Plan. The 2006 Equity Incentive Plan permits the Compensation Committee to issue compensation in a number of forms, including incentive stock options, nonqualified stock options, restricted stock, performance-based cash payments, stock appreciation rights, restricted stock units, performance units, performance shares and cash. The 2006 Equity Incentive Plan provides the Compensation Committee with the flexibility to design compensatory awards that are responsive to our needs and competitive in the market. Further, the 2006 Equity Incentive Plan permits the Compensation Committee to grant equity-based compensation that encourages our employees, including the Named Executive Officers, to focus on managing us from the perspective of an equity owner.

While the 2006 Equity Incentive Plan is designed to provide a wide array of awards, including those unrelated to performance, in 2008, the 2006 Equity Incentive Plan was used to make awards to the Named Executive Officers only after they satisfied predetermined business objectives. Unlike previous years and in light of extraordinary market conditions, the Compensation Committee recommended to the Board that we pay only a portion of the actual performance-based incentive compensation payout to Named Executive Officers as determined above. The Compensation Committee retains the discretion to recommend a payment to any Named Executive Officer below that which the Named Executive Officer otherwise would be entitled under the predetermined mathematical formula. The Compensation Committee exercised that discretion in 2008.

Pursuant to the Compensation Committee’s initial award, the 2008 performance-based incentive compensation was to be allocated 60% to cash bonus, 20% to stock appreciation rights, and 20% to restricted stock. As has been the case in recent years, the Compensation Committee believed that this allocation provides for a balance between short and long-term incentive to the Named Executive Officers. The Compensation Committee determined that performance-based cash, stock appreciation rights and restricted stock were the appropriate way to compensate performance under the 2006 Equity Incentive Plan. However, in 2008, the Compensation Committee determined that we should only pay the cash bonus equal to 60% of the performance-based incentive compensation awards, and not the stock appreciation rights equal to 20% of the cash value of the performance-based incentive compensation awards or the restricted stock equal to 20% of the cash value of the performance-based incentive compensation. In addition, the Compensation Committee determined that the cash portion of the performance-based incentive compensation awards should only be paid at the 50% level, rather than the 54% level of goals that were achieved. The Named Executive Officers agreed that the Compensation Committee’s decision was necessary and prudent in light of our operating results and the extraordinary market conditions. Therefore, the Named Executive Officers received the following performance-based incentive compensation amounts for 2008 in comparison to “target” performance-based incentive compensation and the amount of performance-based incentive compensation that the Compensation Committee could have awarded to the Named Executive Officers:

Thomas J. Hammond

			Actual
		Earned	(50% of Target-
	Target	(54% of Target)	Cash Only)

Cash	$1,800,000	$972,000	$900,000
Restricted Stock	$600,000	$324,000	$0
Stock Appreciation Rights	$600,000	$324,000	$0
Total	$3,000,000	$1,620,000	$900,000

Mark T. Hammond

			Actual
		Earned	(50% of Target-
	Target	(54% of Target)	Cash Only)

Cash	$3,000,000	$1,620,000	$1,500,000
Restricted Stock	$1,000,000	$540,000	$0
Stock Appreciation Rights	$1,000,000	$540,000	$0
Total	$5,000,000	$2,700,000	$1,500,000

Paul D. Borja

			Actual
		Earned	(50% of Target-
	Target	(54% of Target)	Cash Only)

Cash	$300,000	$162,000	$150,000
Restricted Stock	$100,000	$54,000	$0
Stock Appreciation Rights	$100,000	$54,000	$0
Total	$500,000	$270,000	$150,000

Kirstin A. Hammond

			Actual
		Earned	(50% of Target-
	Target	(54% of Target)	Cash Only)

Cash	$210,000	$113,400	$105,000
Restricted Stock	$70,000	$37,800	$0
Stock Appreciation Rights	$70,000	$37,800	$0
Total	$350,000	$189,000	$105,000

Robert O. Rondeau

			Actual
		Earned	(50% of Target-
	Target	(54% of Target)	Cash Only)

Cash	$210,000	$113,400	$105,000
Restricted Stock	$70,000	$37,800	$0
Stock Appreciation Rights	$70,000	$37,800	$0
Total	$350,000	$189,000	$105,000

Subsequent to the receipt of the cash bonus, the Named Executive Officers reinvested all or a portion of their cash bonus into us by purchasing, in the aggregate, 5.3 million shares of our common stock for $4.24 million (in after-tax dollars, whereas the cash bonus paid was in pre-tax dollars), or $0.80 per share.

Specifically, Thomas J. Hammond, Mark T. Hammond, Paul D. Borja, Kirstin A. Hammond, and Robert O. Rondeau invested $2 million, $2 million, $120,000, $60,000, and $60,000, respectively, in our common stock, which the Compensation Committee believes further aligns the interests of management with stockholders. The cash bonus was paid prior to the TARP closing, so no money received by us in connection with our participation in the TARP Capital Purchase Program was used to pay cash bonuses or other compensation to our Named Executive Officers or in determining whether our Named Executive Officers achieved performance goals.

Other Benefits.  In addition to the foregoing, we provide a 401(k) plan to the Named Executive Officers that is generally available to all of our employees. Under the 401(k) plan, eligible employees may contribute up to 60% of their annual compensation, subject to a maximum amount prescribed by law. The maximum annual contribution was $15,500 for 2008, or $20,500 for participants who were 50 years old or older in 2008. We currently provide a matching contribution up to 3% of an employee’s annual contribution up to a maximum of $6,900. We also provide medical, dental and life insurance to our Named Executive Officers, which are benefits generally available to all of our employees. We do not provide perquisites to our Named Executive Officers.

Severance and Change-in-Control Benefits

Under the terms of the 2006 Equity Incentive Plan and our amended and restated employment agreements, the Named Executive Officers are entitled to payments and benefits upon the occurrence of certain events. The terms of these arrangements, as well as an estimate of compensation that would have been payable had they been triggered as of fiscal year-end following a change-in-control, are described in detail in the section entitled “EXECUTIVE COMPENSATION — Potential Payment Upon Termination or Change-In-Control” on page 56 of this Proxy Statement. The amended and restated employment agreements contain substantially the same compensation, severance and change-in-control agreements as the original employment agreements. The Compensation Committee also analyzed the employment agreements of some companies in our peer group in setting the amounts payable and the triggering events under the arrangements. Notwithstanding the foregoing, on January 30, 2009, the Named Executive Officers entered into agreements implementing Section 111(b) of EESA. Pursuant thereto, the potential benefits under the employment agreements are subject to reductions as necessary to be in compliance with the provisions of the TARP Capital Purchase Program.

The Compensation Committee believes that reasonable severance and change in control benefits should be provided to the senior executive officers. As with any public company, it is always possible that changes to management could occur. The Compensation Committee believes that the threat of such an occurrence can result in significant distractions of key management personnel because of the uncertainties inherent in such a situation. The retention of key management personnel is essential to and in our and our stockholders’ best interests, and reasonable severance and change in control benefits help ensure their continued dedication and efforts in such event without undue concern for their personal, financial and employment security. However, upon release of further guidance from the Treasury, the Compensation Committee will have to review our arrangements with senior executive officers as the term “golden parachute payment” has been broadened under the Recovery Act to include any payment for departure from a company for any reason, except for payments for services performed or benefits accrued, regardless of the amount paid.

Tax and Accounting Implications

The financial reporting and income tax consequences to us of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the named executive officers with the need to maximize the immediate deductibility of compensation — while ensuring an appropriate (and transparent) impact on reported earnings and other closely followed financial measures.

The executive compensation program has historically been structured to allow us to comply with Code Section 162(m), if we desire to protect deductibility of compensation, and Section 409A. Section 162(m) of the Code generally provides that we may not deduct compensation that is paid to certain individuals each year of more than $1,000,000 per individual. As a result of our issuance of the Treasury Preferred Stock, however, for as long as the Treasury holds such stock, the Section 162(m) compensation deduction limit is reduced to $500,000 annually, and the exception for performance based pay not counting against this limit will not be available to us. Currently, we do not intend to limit compensation to certain covered executives to the $500,000 deduction limit, although we will not be able to claim a deduction for such excess payments. We believe that amounts paid in excess of $500,000, including amounts attributable to performance-based incentive compensation, and the cost of the lost tax deduction, are justifiable in order for us to effectively motivate, retain, and remain competitive with peer financial institutions. Under Code Section 409A, any nonqualified deferred compensation subject to and not in compliance with such provision will become immediately taxable to the employee and the employee will be subject to a federal excise tax. We believe our deferred compensation arrangements are in compliance with Code Section 409A.

Beginning on January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of SFAS No. 123R. Under SFAS No. 123R, all share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the consolidated statement of earnings. The amount of compensation expense is determined based on the fair value of the equity award when granted and is expensed over the required service period, which is normally the vesting period of the equity award.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee certifies that it has reviewed with our designated senior risk officer the senior executive officers’ incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the Company.

THE COMPENSATION COMMITTEE

James Coleman, Chairman
David Matlin
Gregory Eng

EXECUTIVE COMPENSATION

The following table sets forth information with respect to the compensation paid or earned during the fiscal year ended December 31, 2008 by the Chief Executive Officer, the Chief Financial Officer, and each of the other three most highly compensated executive officers who were serving as of December 31, 2008 (“Named Executive Officers”), in all capacities in which they served.

The Named Executive Officers were not entitled to receive payments which would be characterized as “Bonus” payments for the fiscal year ended December 31, 2008. Amounts listed under the column entitled “Non-Equity Incentive Plan Compensation” were determined by the Committee based on the 2008 awards made under the 2006 Equity Incentive Plan.

Summary Compensation Table

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and Principal Position(s)	Year	Salary	Awards(1)	Awards(2)	Compensation(3)	Compensation(4)	Total

Thomas J. Hammond	2008	$800,000	$255,510	$(4,660)	$900,000	$6,900	$1,957,750
Chairman of the Board	2007	$627,750	$226,000	$(5,120)	$954,000	$6,750	$1,809,380
	2006	$—	$198,749	$393,831	$720,000	$13,140	$1,325,720
Mark T. Hammond	2008	$1,000,000	$426,047	$(7,766)	$1,500,000	$6,900	$2,925,181
Vice Chairman, President and	2007	$841,432	$379,200	$17,839	$1,590,000	$24,750	$2,853,221
Chief Executive Officer	2006	$—	$164,267	$480,234	$1,200,000	$31,140	$1,875,641
Paul D. Borja	2008	$464,243	$42,782	$(778)	$150,000	$6,900	$663,147
Executive Vice President and	2007	$435,279	$45,200	$(141)	$159,000	$13,950	$653,288
Chief Financial Officer	2006	$402,150	$39,774	$1,240	$120,000	$20,340	$583,504
Kirstin A. Hammond	2008	$428,754	$29,782	$(538)	$105,000	$6,900	$569,898
Executive Director and	2007	$392,550	$30,800	$29	$111,300	$11,550	$546,229
Chief Investment Officer	2006	$373,857	$15,400	$54,809	$84,000	$11,400	$539,466
Robert O. Rondeau, Jr.	2008	$384,540	$29,782	$(538)	$105,000	$6,900	$525,684
Executive Director	2007	$361,690	$30,800	$29	$111,300	$18,750	$522,569
	2006	$339,125	$15,400	$54,809	$84,000	$25,140	$518,474

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the relevant fiscal year, in accordance with FAS 123(R) of awards pursuant to the 2006 Equity Incentive Plan (including the 2000 Stock Incentive Plan which was merged into the 2006 Equity Incentive Plan) and thus includes amounts from awards granted in and prior to 2008. Assumptions used in the calculation of the amounts for 2008, 2007 and 2006 are included in footnote 30 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, footnote 28 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and footnote 30 to our audited financial statements included our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, respectively.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the relevant fiscal year, in accordance with FAS 123(R) of awards pursuant to the 2006 Equity Incentive Plan (including the 1997 Employees and Directors Stock Option Plan which was merged into the 2006 Equity Incentive Plan) and thus include amounts from awards granted in and prior to 2007. The values of the option awards reported will fluctuate (from expense to recovery of expense) based upon the fair value of the option awards during the reporting period. These awards include both stock options, which we issued prior to 2006, and stock appreciation rights, which we issued in and after 2006. Assumptions used in the calculation of the amounts for 2008, 2007 and 2006 are included in footnote 30 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, footnote 28 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and footnote 30 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, respectively.

(3)	The amounts for 2008 in this column reflect the cash bonuses paid in December 2008 to the named individuals under the 2006 Equity Incentive Plan on account of 2008 performance as further discussed under the heading “COMPENSATION DISCUSSION AND ANALYSIS — 2008 Executive Compensation Components — Performance-Based Incentive Compensation.”

(4)	The amounts for 2008 in this column include matching contributions made to each Named Executive Officer pursuant to the Flagstar Bank 401(k) Plan in the amount of $6,900.

Grants of Plan Based Awards

								All Other	All Other	Exercise		Grant
								Stock	Option	Or Base		Dare
								Awards:	Awards:	Price		Fair Value
		Estimated Possible Payouts			Estimated Possible Payouts			Number of	Number of	of Price	Grant	of
		Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Option/	Date	Stock and
		Plan Awards(1)			Plan Awards(1)			All Other	Underlying	SAR	Closing	Option/SAR
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Option/SARs	Awards	Price	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)(2)	(#)(3)	($/sr)	(#)(4)	($)

Thomas J.	1/24/2008							46,356				$2.29
Hammond	1/24/2008								138,865	$6.86	$7.09	$2.29
		$0	$1,800,000	$3,600,000	$0	$1,200,000	$2,400,000
Mark T.	1/24/2008							77,259				$2.29
Hammond	1/24/2008								231,441	$6.86	$7.09	$2.29
		$0	$3,000,000	$6,000,000	$0	$2,000,000	$4,000,000
Paul D.	1/24/2008							7,726				$2.29
Borja	1/24/2008								23,144	$6.86	$7.09	$2.29
		$0	$300,000	$600,000	$0	$200,000	$400,000
Kirstin A.	1/24/2008							5,408				$2.29
Hammond	1/24/2008								16,201	$6.86	$7.09	$2.29
		$0	$210,000	$420,000	$0	$140,000	$280,000
Robert O.	1/24/2008							5,408				$2.29
Rondeau	1/24/2008								16,201	$6.86	$7.09	$2.29
		$0	$210,000	$420,000	$0	$140,000	$280,000

(1)	The amounts shown in these columns reflect the potential performance-based incentive compensation payout for 2008 under the 2006 Equity Incentive Plan. As described in “COMPENSATION DISCUSSION AND ANALYSIS — 2008 Executive Compensation Components — Performance-Based Incentive Compensation,” the payout under the 2006 Equity Incentive Plan for 2008 awards was determined in cash but only the cash portion was paid, and to a lesser degree then otherwise allowed, based on the determination of the Compensation Committee. The allocation between cash, stock appreciation rights, and restricted stock was originally intended to be 60%, 20%, and 20%, respectively. The potential cash portion of the 2008 award is set forth in the column entitled “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.” The potential equity portion of the 2008 award is set forth in the column entitled “Estimated Possible Payouts Under Equity Incentive Plan Awards,” and any award thereunder would have been paid out evenly in stock appreciation rights and restricted stock as described in “COMPENSATION DISCUSSION AND ANALYSIS — 2008 Executive Compensation Components — Performance-Based Incentive Compensation.” The “threshold” amount reflects the minimum payment level under the award for a certain level of performance which is 0% of the target amount shown in the “target” amount. The “maximum” amount is 200% of the “target” amount. The “target” amount is based upon achievement of specific objectives set by the Board and the Committee at a level that is consistent with our business plan.

(2)	The amounts in this column reflect the number of shares of restricted stock granted in 2008 pursuant to our 2006 Equity Incentive Plan to the named individuals as part of their performance-based incentive compensation for 2007. The restricted stock vests in two equal annual installments on January 24, 2009 and 2010.

(3)	The amounts in this column reflect the number of stock appreciation rights granted in 2008 pursuant to our 2006 Equity Incentive Plan to the named individuals as part of their performance-based incentive compensation for 2007. The stock appreciation rights vest in four equal annual installments, in January of each year, and may only be settled for cash.

(4)	The reason for the difference between the closing market price on the date of grant and the exercise or base price is our long-standing policy to set the exercise price of equity awards based upon the average of the high and low market price on the date of grant rather than the closing price.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Options	Options	Exercise	Expiration	Have not	Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested	Vested

Thomas J. Hammond					46,356	$32,913	(1)
		138,865	6.86	1/24/2015			(2)
					8,287	$5,884	(3)
		109,091	14.48	1/30/2014			(4)
	21,070	63,211	16.28	2/3/2013			(5)
	100,452		20.73	1/24/2010			(6)
Mark T. Hammond					77,259	$54,854	(1)
		231,441	6.86	1/24/2015			(2)
					13,812	$9,807	(3)
		181,818	14.48	1/30/2014			(4)
	29,966	89,900	16.28	2/3/2013			(5)
	133,937		20.73	1/24/2015			(6)
	145,144		22.68	2/10/2014			(7)
	292,288		12.27	3/18/2013			(8)
	380,000		11.80	6/18/2012			(9)
	35,226		5.01	5/22/2011			(10)
Paul D. Borja					7,726	$5,485	(1)
		23,144	6.86	1/24/2015			(2)
					1,381	$981	(3)
		18,182	14.48	1/30/2014			(4)
	4,214	12,642	16.28	2/3/2013			(5)
	11,429		19.35	5/25/2015			(11)
Kirstin A. Hammond					5,408	$3,840	(1)
		16,201	6.86	1/24/2015			(2)
					967	$687	(3)
		12,727	14.48	1/30/2014			(4)
	2,809	8,428	16.28	2/3/2013			(5)
	12,557		20.73	1/24/2015			(6)
	18,210		22.68	2/10/2014			(7)
	36,420		12.27	3/18/2013			(8)
	27,282		11.80	6/18/2012			(9)
	11,250		5.01	5/22/2011			(10)
Robert O. Rondeau, Jr.					5,408	$3,840	(1)
		16,201	6.86	1/24/2015			(2)
					967	$687	(3)
		12,727	14.48	1/30/2014			(4)
	2,809	8,428	16.28	2/3/2013			(5)
	12,557		20.73	1/24/2015			(6)
	18,210		22.68	2/10/2014			(7)
	36,420		12.27	3/18/2013			(8)
	29,192		11.80	6/18/2012			(9)

(1)	Represents restricted stock granted on January 24, 2008. The restricted stock grants vest in two equal parts starting on the first anniversary of the Grant Date and fully vested as of January 24, 2010. The values contained in this column were calculated by multiplying the number of shares by $0.71, which was the closing price of our common stock reported on the NYSE on the last trading day of 2008.

(2)	Represents stock appreciation rights issued on January 24, 2008. The stock appreciation rights vest in 4 four equal parts beginning January 24, 2009 and each one-year anniversary afterwards through 2012. The stock appreciation rights are required to be settled in cash.

(3)	Represents restricted stock granted on January 24, 2007. The restricted stock grants vest in two equal parts starting on the first anniversary of the Grant Date and fully vested as of January 24, 2009. The values contained in this column were calculated by multiplying the number of shares by $0.71, which was the closing price of our common stock reported on the NYSE on the last trading day of 2008.

(4)	Represents stock appreciation rights issued on January 24, 2007. The stock appreciation rights vest in 4 four equal parts beginning January 24, 2008 and each one-year anniversary afterwards through 2011. The stock appreciation rights are required to be settled in cash.

(5)	Represents stock appreciation rights issued on May 25, 2006. The stock appreciation rights vest in 4 four equal parts beginning February 3, 2007 and each one-year anniversary afterwards through 2010. The stock appreciation rights are required to be settled in cash.

(6)	Represents a stock option award issued January 24, 2005. The options were scheduled to vest in 4 four equal parts starting on the first anniversary of the Grant Date. However, the options are fully vested after our accelerated vesting of all out of the money options at December 31, 2005.

(7)	Represents a stock option award issued February 10, 2004. The options were scheduled to vest in 4 four equal parts starting on the first anniversary of the Grant Date. However, the options are fully vested after our accelerated vesting of all out of the money options at December 31, 2005. The primary purpose of the accelerated vesting was to enable us to avoid recognizing future compensation expenses associated with accelerated stock options as a result of our adoption in 2006 of SFAS No. 123R.

(8)	Represents a stock option award issued March 18, 2003. The options vest in 4 four equal parts starting on the first anniversary of the Grant Date and are fully vested. The primary purpose of the accelerated vesting was to enable us to avoid recognizing future compensation expenses associated with accelerated stock options as a result of our adoption in 2006 of SFAS No. 123R.

(9)	Represents a stock option award issued June 18, 2002. The options vested in 4 four equal parts starting on the first anniversary of the Grant Date and are fully vested.

(10)	Represents a stock option award issued May 22, 2001. The options vested in 4 four equal parts starting on the first anniversary of the Grant Date and are fully vested.

(11)	Represents a stock option award issued May 25, 2005. The options were scheduled to vest in 4 four equal parts starting on the first anniversary of the Grant Date. However, the options are fully vested after our accelerated vesting of all out of the money options at December 31, 2005. The primary purpose of the accelerated vesting was to enable us to avoid recognizing future compensation expenses associated with accelerated stock options as a result of our adoption in 2006 of SFAS No. 123R.

Option Exercises and Stock Vested During Fiscal Year

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
Name	On Exercise	On Exercise	On Vesting	On Vesting

Thomas J. Hammond	—	$—	8,287	$56,848
Mark T. Hammond	—	$—	13,812	94,750
Paul D. Borja	—	$—	1,381	9,474
Kirstin A. Hammond	—	$—	967	6,634
Robert O. Rondeau, Jr.	—	$—	967	6,634

Employment Agreements

Pursuant to amended and restated employment agreements entered into with each of the Named Executive Officers effective as of January 1, 2007, the Named Executive Officers are responsible for overseeing all of our operations and for implementing the policies adopted by the Board. The amended and restated employment agreements were amended on December 31, 2008 to comply with the requirements of Code Section 409A and further amended on January 30, 2009 to comply with the executive compensation requirements applicable to us under the TARP Capital Purchase Program, as discussed under the heading “COMPENSATION DISCUSSION AND ANALYSIS — Impact of EESA and the Recovery Act” above. The Board believes that the agreements assure fair treatment of the Named Executive Officers in relation to their careers, providing them with a limited form of financial security while committing them to future employment for the term of their respective agreements.

The initial term of each agreement was three years, and, on January 1 of each year, the term of each agreement may be extended for an additional one-year period upon approval of the Board. At its meeting each January, the Board determines whether to approve the additional term effective as of January 1. The agreements were extended by the Board in January 2009. The base salaries for the Named Executive Officers that are currently in effect for 2009, all of which were unchanged from 2008, are $800,000 for Thomas J. Hammond, $1,000,000 for Mark T. Hammond, $464,243 for Paul D. Borja, $428,754 for Kirstin A. Hammond, and $400,000 for Matthew I. Roslin, who will be a Named Executive Officer for 2009. However, the Compensation Committee intends to assess any changes to the foregoing base salaries as may be necessary in response to the Recovery Act and forthcoming regulations issued by U.S. Treasury in order to ensure that the executive compensation program will continue to fulfill its philosophy and objectives. The base salaries will be reviewed annually, and the Named Executive Officers may participate in any plan we maintains for the benefit of our employees, including discretionary bonus plans, a profit-sharing plan, retirement and medical plans, customary fringe benefits and paid time off. Each of the agreements contains provisions for termination and change-in-control benefits, and such provisions are described in “EXECUTIVE COMPENSATION — Potential Payment Upon Termination or Change of Control” below.

Potential Payment Upon Termination or Change of Control

The benefits payable to each Named Executive Officer upon a termination or change-in-control depend upon whether it was a voluntary termination, termination for just cause, termination for disability, death or retirement, not-for-cause termination, constructive termination, change-in-control, or involuntary or constructive termination in connection with a change of control. The provisions in the amended and restated employment agreements related to terminations and change-in-control are the same for each Named Executive Officer. The information below describes the employment agreements as they were in effect on December 31, 2008. Effective January 30, 2009, Robert O. Rondeau resigned from his position as Executive Director, and we entered into a severance agreement with him which reduced the amount that would have otherwise been due him under his employment agreement.

Effective January 30, 2009, each Named Executive Officer executed an amendment to his or her amended and restated employment agreement as required by the TARP Capital Purchase Program. Under the required TARP amendment, each Named Executive Officer agreed that while the Treasury held the Treasury Preferred Stock (1) we would not pay compensation to the Named Executive Officer in the event of an involuntary termination in excess of the dollar amounts applicable under Code Section 280G, (2) any bonus or incentive compensation was subject to clawback if the compensation was paid based on certain information determined to be materially inaccurate, and (3) all of our compensation programs and plans would be treated as amended to carryout the agreements. The Recovery Act will now also limit our ability to provide certain of these termination or change in control payments, as discussed under the heading “COMPENSATION DISCUSSION AND ANALYSIS — Impact of EESA and the Recovery Act” above.

Voluntary Termination or Termination for “Just Cause.”  The employment agreements may be terminated by us for “just cause” or by the Named Executive Officer voluntarily. Under the employment agreements, termination for “just cause” means termination because of the Named Executive Officer’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation, or final cease-and-desist order, or material breach of any provision of the agreement. In each case, no severance benefits are available. However, the Named Executive Officer may exercise vested stock options and stock appreciation rights within three months following a voluntary termination but not a “just cause” termination by us.

Disability.  The employment agreements may be terminated by us due to the disability of the Named Executive Officer. While no severance benefits are available in this case, restricted stock granted under the 2000 Stock Incentive Plan and the 2006 Equity Incentive Plan is accelerated, unvested stock options granted under the 1997 Employees and Directors Stock Option Plan are accelerated, and performance-based incentive compensation awards under the 2006 Equity Incentive Plan may be paid out at the target level. Stock options and stock appreciation rights may be exercised within one year.

Death.  In the event of the Named Executive Officer’s death, the Named Executive Officer’s estate will be entitled to six months base salary payable in a lump sum, accrued and unpaid discretionary bonus payable in a lump sum, and continuation of health benefits for six months. Additionally, restricted stock granted under the 2000 Stock Incentive Plan and the 2006 Equity Incentive Plan is accelerated, unvested stock options granted under the 1997 Employees and Directors Stock Option Plan are accelerated, and performance-based incentive compensation awards under the 2006 Equity Incentive Plan may be paid out at the target level. Stock options and stock appreciation rights may be exercised within two years.

Retirement.  In the event of the Named Executive Officer’s retirement (as such term is defined in the 2006 Equity Incentive Plan), unvested restricted stock granted under the 2000 Stock Incentive Plan or the 2006 Equity Incentive Plan is accelerated, unvested stock options granted under the 1997 Employees and Directors Stock Option Plan are accelerated, and performance-based incentive compensation awards under the 2006 Equity Incentive Plan may be paid out in the amount that would have been payable under the 2006 Equity Incentive Plan during the year of termination, determined assuming the Named Executive Officer’s employment had not terminated, prorated based on the number of days of actual employment. Stock options must be exercised within three months, and stock appreciation rights may be exercised within one year.

Termination Not “For Cause” or Constructive Termination.  If we terminate the Named Executive Officer without just cause or constructively terminate the Named Executive Officer, such officer will be entitled to a lump sum payment equal to twelve months salary payable within 45 days of the Named Executive Officer’s termination. The Named Executive Officer will also receive the amount of performance-based incentive compensation under the 2006 Equity Incentive Plan that would have been payable during the year of termination, determined assuming the Named Executive Officer’s employment had not terminated, prorated based on the number of days of actual employment. We will pay the performance-based incentive compensation to the terminated Named Executive Officer at the same time it pays other participants entitled to performance-based incentive compensation, provided, however, the payment is made in a manner to avoid it being treated as nonqualified deferred compensation under Code Section 409A. Additionally, the Named Executive Officer is additionally entitled to continued participation in our health benefit plans through the expiration date of the employment agreement with us paying our share of the premiums for medical benefits through the COBRA period. Vested stock options and stock appreciation rights may be exercised within three months. “Constructive termination” includes the following events that have not been consented to in advance by the Named Executive Officer in writing: (i) the requirement that the Named Executive Officer perform his or her principal executive functions more than 50 miles from his or her primary office; (ii) a material reduction in the Named Executive Officer’s base compensation as then in effect; (iii) any material breach by us of the Named Executive Officer’s employment contract; or (iv) a material reduction in the Named Executive Officer’s duties, authority or responsibilities.

Change-In-Control.  In the event of a change-in-control, unvested restricted stock granted under the 2000 Stock Incentive Plan or the 2006 Equity Incentive Plan could be accelerated, unvested stock options granted under the 1997 Employees and Directors Stock Option Plan or the 2006 Equity Incentive Plan could be accelerated, performance-based incentive compensation awards under the 2006 Equity Incentive Plan may be paid out at the target level, and unvested stock appreciation rights granted under the 2006 Equity Incentive Plan could be accelerated. Stock options and stock appreciation rights may be exercised until expiration. Change-in-control generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 50% of our voting stock, the control of the election of a majority of our directors, or the exercise of a controlling influence over our management or policies. In addition, under the employment agreements, a change-in-control occurs when, during any consecutive two-year period, our directors at the beginning of such period cease to constitute at least a majority of the Board. MatlinPatterson obtained the power to control our affairs and operations in the equity investment transaction. However, the equity investment transaction was not the type of change-in-control contemplated by the 2006 Equity Incentive Plan that would result in the acceleration of awards.

Involuntary or Constructive Termination in connection with a Change-in-Control.  The employment agreements provide that in the event of the Named Executive Officer’s involuntary termination or constructive termination of employment in connection with, or within one year after, any change-in-control of us, other than for “just cause,” the Employee will be paid a specified amount within 45 days of the date of such termination. The Named Executive Officer would be entitled to a lump sum amount equal to the difference between (i) 2.99 times his or her “base amount,” as defined in Section 280G(b)(3) of the Code, and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Code, that the employee receives on account of the change-in-control. We will also continue to pay his or her share of health insurance premiums for six months. Examples of other parachute payments include unvested stock options granted under the 1997 Employees and Directors Stock Option Plan or the 2006 Equity Incentive Plan that are accelerated, unvested restricted stock granted under the 2000 Stock Incentive Plan or the 2006 Equity Incentive Plan that is accelerated, performance-based incentive compensation awards under the 2006 Equity Incentive Plan that may be paid out at the target level, and unvested stock appreciation rights granted under the 2006 Equity Incentive Plan that are accelerated. The stock options and stock appreciation rights may be exercised within three months.

The tables below reflect the amount of compensation payable to each of the Named Executive Officers pursuant to their amended and restated employment agreements in the event of termination of such executive’s employment or in the event of a change in control. The amounts shown assume that such termination or change-in-control was effective as of December 31, 2008, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us and would currently be restricted by the limitations under the TARP Capital Purchase Program and the Recovery Act. No

compensation is payable to any Named Executive Officer for voluntary termination or termination for “Just Cause.”

Thomas J. Hammond

	Voluntary				Termination
	Termination				Not for		Involuntary or
	and				“Just Cause”		Constructive
	Termination				and		Termination in
	For				Constructive	Change-in-	Connection with a
	“Just Cause”	Disability	Death	Retirement	Termination	Control(1)	Change-in-Control(1)

Severance payment	$—	$—	$373,662	$747,324	$747,324	$—	$12,667,433
Benefits continuation	$—	$—	$5,919	$—	$5,919	$—	$2,960
Value of accelerated stock options	$—	$—	$—	$—	$—	$—	$—
Value of accelerated restricted stock	$—	$38,797	$38,797	$38,797	$—	$38,797	$38,797
Value of accelerated stock appreciation rights	$—	$—	$—	$—	$—	$—	$—
Value of performance-based incentive compensation	$—	$3,000,000	$3,000,000	$3,000,000	$3,000,000	$3,000,000	$3,000,000

Total	$—	$3,038,797	$3,418,378	$3,786,121,	$3,753,243	$3,038,797	$15,709,190

(1)	The amount set forth in the “Value of accelerated restricted stock” and the “Value of performance-based incentive compensation” rows would only be paid once on a change-in-control and not once on a change-in-control and then again upon a termination following a change-in-control.

Mark T. Hammond

	Voluntary				Termination
	Termination				Not for		Involuntary or
	and				“Just Cause”		Constructive
	Termination				and		Termination in
	For				Constructive	Change-in-	Connection with a
	“Just Cause”	Disability	Death	Retirement	Termination	Control(1)	Change-in-Control(1)

Severance payment	$—	$—	$471,957	$943,913	$943,913	$—	$12,192,673
Benefits continuation	$—	$—	$8,040	$—	$8,040	$—	$4,020
Value of accelerated stock options	$—	$—	$—	$—	$—	$—	$—
Value of accelerated restricted stock	$—	$64,661	$64,661	$64,661	$—	$64,661	$64,661
Value of accelerated stock appreciation rights	$—	$—	$—	$—	$—	$—	$—
Value of performance-based incentive compensation	$—	$5,000,000	$5,000,000	$5,000,000	$5,000,000	$5,000,000	$5,000,000

Total	$—	$5,064,661	$5,544,658	$6,008,574,	$5,591,953	$5,064,661	$17,261,354

(1)	The amount set forth in the “Value of accelerated restricted stock” and the “Value of performance-based incentive compensation” rows would only be paid once on a change-in-control and not once on a change-in-control and then again upon a termination following a change-in-control.

Paul D. Borja

	Voluntary				Termination
	Termination				Not for		Involuntary or
	and				“Just Cause”		Constructive
	Termination				and		Termination in
	For				Constructive	Change-in-	Connection with a
	“Just Cause”	Disability	Death	Retirement	Termination	Control(1)	Change-in-Control(1)

Severance payment	$—	$—	$223,254	$446,508	$446,508	$—	$3,433,238
Benefits continuation	$—	$—	$7,117	$—	$7,117	$—	$3,559
Value of accelerated stock options	$—	$—	$—	$—	$—	$—	$—
Value of accelerated restricted stock	$—	$6,466	$6,466	$6,466	$—	$6,466	$6,466
Value of accelerated stock appreciation rights	$—	$—	$—	$—	$—	$—	$—
Value of performance-based incentive compensation	$—	$500,000	$500,000	$500,000	$500,000	$500,000	$500,000

Total	$—	$5,064,661	$5,544,658	$6,008,574,	$5,591,953	$5,064,661	$17,261,354

(1)	The amount set forth in the “Value of accelerated restricted stock” and the “Value of performance-based incentive compensation” rows would only be paid once on a change-in-control and not once on a change-in-control and then again upon a termination following a change-in-control.

Kirstin A. Hammond

	Voluntary				Termination
	Termination				Not for		Involuntary or
	and				“Just Cause”		Constructive
	Termination				and		Termination in
	For				Constructive	Change-in-	Connection with a
	“Just Cause”	Disability	Death	Retirement	Termination	Control(1)	Change-in-Control(1)

Severance payment	$—	$—	$205,333	$410,666	$410,666	$—	$1,475,146
Benefits continuation	$—	$—	$—	$—	$	$—	$—
Value of accelerated stock options	$—	$—	$—	$—	$—	$—	$—
Value of accelerated restricted stock	$—	$4,527	$4,527	$4,527	$—	$4,527	$4,527
Value of accelerated stock appreciation rights	$—	$—	$—	$—	$—	$—	$—
Value of performance-based incentive compensation	$—	$350,000	$350,000	$350,000	$350,000	$350,000	$350,000

Total	$—	$354,527	$559,860	$765,193,	$760,666	$354,527	$1,829,673

(1)	The amount set forth in the “Value of accelerated restricted stock” and the “Value of performance-based incentive compensation” rows would only be paid once on a change-in-control and not once on a change-in-control and then again upon a termination following a change-in-control.

Robert O. Rondeau, Jr.(1)

	Voluntary				Termination
	Termination				Not for		Involuntary or
	and				“Just Cause”		Constructive
	Termination				and		Termination in
	For				Constructive	Change-in-	Connection with a
	“Just Cause”	Disability	Death	Retirement	Termination	Control(2)	Change-in-Control(2)

Severance payment	$—	$—	$185,029	$370,057	$370,057	$—	$1,374,706
Benefits continuation	$—	$—	$7,117	$—	$7,117	$—	$3,559
Value of accelerated stock options	$—	$—	$—	$—	$—	$—	$—
Value of accelerated restricted stock	$—	$4,527	$4,527	$4,527	$—	$4,527	$4,527
Value of accelerated stock appreciation rights	$—	$—	$—	$—	$—	$—	$—
Value of performance-based incentive compensation	$—	$350,000	$350,000	$350,000	$350,000	$350,000	$350,000

Total	$—	$354,527	$546,673	$724,584,	$727,174	$354,527	$1,732,792

(1)	Effective January 30, 2009, Robert O. Rondeau resigned from his position as Executive Director, and we entered into a severance agreement with him which reduced the amount that would have otherwise been due him under his employment agreement.

(2)	The amount set forth in the “Value of accelerated restricted stock” and the “Value of performance-based incentive compensation” rows would only be paid once on a change-in-control and not once on a change-in-control and then again upon a termination following a change-in-control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has at any time been an officer or employee of ours or our subsidiaries. Members of the Compensation Committee may, from time to time, have banking relationships in the ordinary course of business with the Bank, as described in the section entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.” No member of the Compensation Committee had any other relationship with us during 2008 requiring disclosure as a related party transaction. During 2008, none of our executive officers served as a member of another entity’s compensation committee, one of whose executive officers served on our Compensation Committee or was a director of ours, and none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

We and our subsidiaries regularly monitor transactions with its directors and executive officers and members of their immediate families for regulatory reporting purposes. The policies and procedures adopted by us and our subsidiaries include: (i) a written policy requiring compliance with the requirements of Regulation O, including the prompt reporting of extension of credit to the Board; (ii) a Code of Business Conduct and Ethics that governs potential conflicts of interest; and (iii) an audit committee charter that requires the Audit Committee to conduct a review of related party transactions in order to ensure that such transactions are on substantially the same terms as those prevailing for comparable transactions with non-affiliated persons or are otherwise fair to and in our and our subsidiaries best interests.

We and our subsidiaries have had, and expect to have in the future, transactions in the ordinary course of business with directors and executive officers and members of their immediate families, as well as with principal stockholders. Each of the following business transactions conformed with the policies and procedures of ours and our subsidiaries, and it is the belief of management that such loans or transactions neither involved more than the normal risk of collection nor presented other unfavorable features.

David J. Matlin, Mark R. Patterson and Gregory Eng, each of whom is a member of our Board, are Chief Executive Officer, Chairman, and Partner, respectively, of MatlinPatterson Global Advisers LLC. MatlinPatterson Global Advisers LLC is an affiliate of MP (Thrift) Global Partners III LLC, which formed MP Thrift Investments L.P. MP Thrift Investments L.P. was the investor in the equity investment transaction described in “BACKGROUND TO CERTAIN OF THE PROPOSALS” and “DESCRIPTION OF THE INVESTMENT AGREEMENT” above.

Michael Lucci, Sr. is a member of our Board. His daughter-in-law, Rebecca Lucci, is our Executive Vice President in the Human Resources department. Ms. Lucci’s total compensation was $236,351 in 2008.

Robert O. Rondeau, Jr. was an Executive Director. We engaged in certain transactions with Select Financial, a Rhode Island mortgage company owned by the Robert O. Rondeau Sr. family, the family of Mr. Rondeau. Select Financial is a correspondent of ours and sold $11.3 million in mortgage loans to us during 2008. Select Financial is also a customer that utilizes our warehouse lending program offered through our commercial loan division. As of December 31, 2008, Select Financial had an approved line of credit of $3.0 million with Flagstar Bank at a rate of 5.5%. The average amount outstanding during 2008 was $130,000, with a high balance of $0.9 million and a zero balance at December 31, 2008. As of February 28, 2009, the amount outstanding was $0.5 million. During 2008, Select Financial paid us $7,900 in interest. The Robert O. Rondeau, Sr. family has personally guaranteed this line of credit.

Walter N. Carter is a nominee to our Board. He is a managing principal at Gateway Asset Management Company, which provides consulting services to us. We paid $250,000 to Gateway Asset Management Company for these consulting services in 2008.

In addition to the transactions listed above, certain of our directors and executive officers and our subsidiaries, and members of their immediate families, were indebted to the Bank as customers in connection with mortgage loans and other extensions of credit by the Bank. These transactions were in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. None of these loans have involved more than the normal risk of collectibility or presented other unfavorable features.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports. Based solely on its review of copies of such reports received by it, or written representations from certain reporting persons that no annual report of change in beneficial ownership is required, we believe that, other than as previously disclosed, all filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners during the year ended December 31, 2008 were timely met.

PROPOSAL 2 -

APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 150,000,000 SHARES TO 750,000,000 SHARES, AS THE NUMBER OF COMMON STOCK CURRENTLY AUTHORIZED IS INSUFFICIENT TO PROVIDE FOR THE CONVERSION OF THE MAY INVESTOR WARRANTS, THE TREASURY WARRANT, THE INVESTOR SECURITIES AND THE ADDITIONAL INVESTOR SECURITIES

Our Board has adopted a resolution approving an amendment to our articles of incorporation to increase the number of our authorized shares of common stock, $.01 par value per share, from 150,000,000 to 750,000,000 shares (and correspondingly, increase the total number of authorized shares of all classes of capital stock from 175,000,000 to 775,000,000 shares, which includes 25,000,000 authorized shares of serial preferred stock). The Board determined that this amendment to the articles of incorporation is in our best interests and our stockholders and further directed that the proposed action be submitted for consideration by our stockholders at the Annual Meeting.

Approval of this Proposal 2 is a condition to the mandatory conversion of our Investor Preferred Stock and Additional Investor Preferred Stock into common stock. Currently, we do not have a sufficient number of authorized shares of common stock to effect the conversion of all Investor Preferred Stock and Additional Investor Securities as contemplated by the investment agreement and the closing agreement or to effect the conversion of the Treasury Warrant into common stock in the event that the Treasury exercises its rights in this regard. As of the Record Date, we had 90,380,043 shares of common stock outstanding, with an additional 456,045,978 shares of common stock reserved for issuance. Upon approval of Proposal 2 by our stockholders, the Investor Preferred Stock and Additional Investor Preferred Stock, when issued, will be automatically converted into 375,000,000 shares of common stock at a conversion price of $0.80 per share of common stock, subject to customary anti-dilution adjustment. The primary purpose of Proposal 2 is, therefore, to enable us to issue the shares of common stock issuable upon conversion of the Investor Preferred Stock, the Additional Investor Securities and, if so required, the Treasury Warrant and the May Investor Warrant as well as for any other matters discussed in this Proxy Statement. If Proposal 2 is not approved, the Investor Preferred Stock and the Additional Investor Preferred Stock will remain outstanding and continue to rank senior to our common stock.

If the stockholders approve the amendment, we will amend the first sentence of Article III of our articles of incorporation to increase the number of authorized shares of all classes of stock and of common stock, as follows (deletions are indicated by strikeout and additions are indicated by underline):

“The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is ~~175,000,000~~
775,000,000
, of which ~~150,000,000~~
750,000,000
 are to be shares of common stock, $.01 par value per share, and of which 25,000,000 are to be shares of serial preferred stock, $.01 par value per share.”

Such amendment would become effective upon the filing of a certificate of amendment with the Michigan Department of Labor and Economic Growth. We intend to file such certificate of amendment immediately after the Annual Meeting if the stockholders approve this proposal.

Pursuant to the terms of the investment agreement, MatlinPatterson has agreed to vote its shares of voting stock, if any, in favor of this Proposal 2.

If Proposal 2 is approved and the Investor Preferred Stock and the Additional Investor Preferred Stock are converted into common stock, there will be immediate and substantial dilution to the existing holders of common stock as a result of the automatic conversion. Upon conversion of the Investor Preferred Stock and the Additional Investor Preferred Stock as described above, MatlinPatterson will own approximately 80% of our outstanding common stock on a fully-diluted basis.

The additional authorized shares of common stock not used for conversion of the Investor Preferred Stock and the Additional Investor Preferred Stock or reserved for issuance upon exercise of the May Investor Warrants or the Treasury Warrant or conversion of the Trust Preferred Securities will be available for general purposes, including capital raising transactions, employee benefit plans and other uses. We currently have no specific plans or understandings with respect to the issuance of any common stock except as described in this Proxy Statement and items for which we had previously reserved shares for issuance.

The increase in the authorized number of shares of common stock not used for the conversion of the Investor Preferred Stock and the Additional Investor Preferred Stock or reserved for issuance upon the exercise of warrants could have possible anti-takeover effects. These authorized but unissued shares could (within the limits imposed by applicable law and NYSE rules) be issued in one or more transactions that could make a change of control of us more difficult, and therefore more unlikely. The additional authorized shares could be used to discourage persons from attempting to gain control of us by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the Board in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the Board although perceived to be desirable by some stockholders.

The proposal to amend Article III of the articles of incorporation to increase the number of authorized shares of common stock will be approved if greater than a majority of shares of voting stock and common stock outstanding as of the Record Date are cast for it. Approval of a majority of our common stock is required, because Michigan law requires that the shares of a class vote in favor of an increase in the aggregate number of authorized shares of such class. The failure to vote, abstentions and broker non-votes will have the same effect as a vote against this proposal, although abstentions and broker non-votes will be counted as “present” for purposes of determining a quorum. Pursuant to the investment agreement, MatlinPatterson has agreed to vote its shares in favor of this Proposal 2.

If Proposal 2 is not approved by the stockholders at the Annual Meeting, we have agreed to include such proposal (and our Board has agreed to recommend approval of such proposal) at a meeting of our stockholders no less than once in each six-month period beginning on March 1, 2009 until such approvals are obtained.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 2 TO AMEND ARTICLE III OF OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 150,000,000 SHARES TO 750,000,000 SHARES.

PROPOSAL 3 -

APPROVAL OF AMENDMENT TO ARTICLE IX OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO DELETE THE REQUIREMENT TO DIVIDE THE BOARD INTO TWO CLASSES OF DIRECTORS

Article IX of our articles of incorporation currently provides that the Board shall be divided into two classes, designated as Class I and Class II. Article IX requires that the two classes shall be as nearly equal in number as the then total number of directors constituting the entire Board shall permit, with the terms of office of all members of one class expiring each year.

Section 4.1 of the investment agreement with MatlinPatterson requires that we cause to be elected and appointed to the Board, subject to certain requirements, such number of persons designated by MatlinPatterson as will represent its pro rata share of the total number of members of the Board. For purposes of this requirement, “pro rata share” means a fraction, the numerator of which is all shares of our common stock beneficially owned by MatlinPatterson (assuming full conversion of the Investor Preferred Stock) and the denominator of which is the total number of issued shares of our common stock (other than treasury shares) plus the number of shares of common stock into which the Investor Preferred Stock and the Additional Investor Preferred Stock may be converted. Upon conversion of the Investor Preferred Stock and the Additional Investor Preferred Stock as contemplated by the investment agreement, MatlinPatterson will own approximately 80% our outstanding common stock on a fully-diluted basis. Section 4.1 of the investment agreement also requires that we take all steps necessary (including any required submission to our stockholders for approval) to amend our articles of incorporation to effectuate the purpose and intent of the requirements of Section 4.1, including removal of the provision in our articles of incorporation regarding the classification of our Board.

In order to comply with the requirements of Section 4.1 of the investment agreement, the Board has adopted a resolution approving an amendment to Article IX or our articles of incorporation to remove the provision establishing a classified Board. The full text of Article IX of the articles of incorporation as it is proposed to be amended is set forth as Annex A to this Proxy Statement and is marked to show changes from the current version of Article IX, with deletions indicated by strikeout and additions indicated by underline.

The Board determined that this amendment to Article IX of the articles of incorporation is in our best interests and that of our stockholders and further directed that the proposed action be submitted for consideration by our stockholders at the Annual Meeting. If adopted by the stockholders, the amendments to Article IX will become effective upon the filing of a certificate of amendment with the Michigan Department of Labor and Economic Growth. We intend to file such certificate of amendment immediately after the Annual Meeting if the stockholders approve this proposal.

The proposal to amend Article IX of the articles of incorporation to eliminate the classified Board will be approved if greater than a majority of shares of voting stock outstanding as of the Record Date are cast for it. The failure to vote, abstentions and broker non-votes will have the same effect as a vote against this proposal, although abstentions and broker non-votes will be counted as “present” for purposes of determining a quorum. Pursuant to the terms of the investment agreement, MatlinPatterson has agreed to vote its shares in favor of this Proposal 3.

If Proposal 3 is not approved by the stockholders at the Annual Meeting, we have agreed to include such proposal (and our Board has agreed to recommend approval of such proposal) at a meeting of our stockholders no less than once in each six-month period beginning on March 1, 2009 until such approvals are obtained.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 3 TO AMEND ARTICLE IX OF OUR ARTICLES OF INCORPORATION TO DELETE THE REQUIREMENT TO DIVIDE THE BOARD INTO TWO CLASSES OF DIRECTORS.

PROPOSAL 4 -

APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO DELETE REFERENCES TO CHAPTER 7B OF THE MBCA

Article XV of our articles of incorporation currently provides that we shall be governed by the provisions of Chapter 7B of the MBCA, which governs “control share acquisitions.” Moreover, Article XV provides that if Chapter 7B of the MBCA is amended to repeal Chapter 7B, we shall be governed following the date of repeal by the provisions of Chapter 7B in effect on the date of our filing of the restated articles of incorporation relating thereto. The Michigan legislature, effective January 6, 2009 rescinded Chapter 7B in its entirety. A “control share acquisition” for purposes of Chapter 7B is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding “control shares.” Under Chapter 7B, the term “control shares” is generally defined as shares which, if voted, would have voting power, when added together with all other shares a person either owns or has the power to direct the exercise of voting power, within the following ranges: (a) at least 20% but less than 33 1/3% of all voting power; (b) at least 33 1/3% but less than a majority of all voting power; or (c) a majority of all voting power. Pursuant to Section 798 under Chapter 7B, “control shares” acquired in a “control share acquisition” have the same voting rights as were accorded the shares before the control share acquisition only to the extent granted by resolution approved by the stockholders.

The investment agreement requires that we seek the approval of our stockholders to amend our articles of incorporation to delete references to the provisions of Chapter 7B of the MBCA. Accordingly, our Board has adopted a resolution approving an amendment to our articles of incorporation to delete Article XV in its entirety but reserve for its use in the future. The full text of Article XV of the articles of incorporation as it is proposed to be amended is set forth below and is marked to show changes from the current version of Article XV, with deletions indicated by strikeout and additions indicated as underline.

“ARTICLE XV

[RESERVED]

 ~~APPLICABILITY OF CHAPTER 7B OF THE~~
~~MICHIGAN BUSINESS CORPORATION ACT~~

 ~~The Corporation shall be governed by the provisions of Chapter 7B of the Michigan Business Corporation Act, MCL 450.1790 et seq. If the Michigan Business Corporation Act is amended following the date of filing of the Restated Articles of Incorporation of the Corporation to repeal Chapter 7B, the Corporation shall be governed following the date of such repeal by the provisions of Chapter 7B as in effect on the date of filing of the Restated Articles of Incorporation. The Corporation shall have the authority, to the extent and under the conditions provided in Section 799(1) and (2) of the Michigan Business Corporation~~

~~7Act to redeem “control shares” acquired in a “control share acquisition”, as such terms are defined in Chapter 7B.~~”

The Board determined that this amendment to Article XV of the articles of incorporation is in our best interests and our stockholders and further directed that the proposed action be submitted for consideration by our stockholders at the Annual Meeting. If adopted by the stockholders, the proposed amendment to Article XV will become effective upon the filing of a certificate of amendment with the Michigan Department of Labor and Economic Growth. We intend to file such certificate of amendment immediately after the Annual Meeting if the stockholders approve this proposal.

The proposal to amend Article XV of the articles of incorporation to delete references to the provisions of Chapter 7B of the MBCA will be approved if greater than a majority of shares of voting stock outstanding as of the Record Date are cast for it. The failure to vote, abstentions and broker non-votes will have the same effect as a vote against this proposal, although abstentions and broker non-votes will be counted as “present” for purposes of determining a quorum. Pursuant to the terms of the investment agreement, the Institutional Investor has agreed to vote its shares in favor of this Proposal 4.

If Proposal 4 is not approved by the stockholders at the Annual Meeting, we have agreed to include such proposal (and our Board has agreed to recommend approval of such proposal) at a meeting of our stockholders no less than once in each six-month period beginning on March 1, 2009 until such approvals are obtained.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 4 TO AMEND ARTICLE XV OF OUR ARTICLES OF INCORPORATION TO DELETE REFERENCES TO CHAPTER 7B OF THE MBCA.

PROPOSAL 5 -

APPROVAL OF THE ISSUANCE OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE TREASURY WARRANT

On January 6, 2009, the Board unanimously adopted a resolution declaring it advisable and in both our best interests and those of our stockholders to approve the issuance of our common stock upon exercise of the Treasury Warrant in the sole discretion of the holders thereof. The Board further directed that the proposed action be submitted for consideration to our stockholders at the Annual Meeting.

Because our common stock is listed on the NYSE, we are subject to the NYSE rules and regulations. Section 312.03 of the NYSE Manual requires stockholder approval prior to any issuance or sale of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of transactions if the common stock has, or will have upon issuance, voting power equal to, or in excess of, 20% of the voting power outstanding before the issuance of such shares or of securities convertible into or exercisable for common stock, or if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance.

Our proposed issuance of common stock to the Treasury upon exercise of the Treasury Warrant falls under this rule because the common stock issuable upon conversion of the Treasury Warrant, will exceed 20% of the voting power and number of shares of common stock outstanding before TARP transaction and the equity investment transaction, and none of the exceptions to this NYSE rule was applicable to this transaction.

The purpose of Proposal 5 is to satisfy, in connection with our equity investment transaction, our obligations under the investment agreement, as described above under “BACKGROUND TO CERTAIN OF THE PROPOSALS,” and to allow the exercise of the Treasury Warrant in accordance with the NYSE rules described above.

The proposal to approve the issuance of common stock issuable upon exercise of the Treasury Warrant will be approved if a majority of shares of voting stock represented at the Annual Meeting, either in person or by proxy, and entitled to vote are cast for it. The failure to vote and broker non-votes will have no effect because these shares will not be considered shares entitled to vote and therefore will not be counted as votes for or against. However, abstentions will have the same effect as voting against the approval of this proposal.

If Proposal 5 is not approved by the stockholders at the Annual Meeting, we have agreed to include such proposal at a meeting of our stockholders no less than once in each six-month period beginning on January 1, 2009 until such approvals are obtained.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 5 TO APPROVE THE ISSUANCE OF COMMON STOCK UPON EXERCISE OF THE TREASURY WARRANT.

PROPOSAL 6 -

APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON EXERCISE OF THE WARRANTS ISSUED IN CONNECTION WITH AMENDMENTS TO THE PURCHASE AGREEMENT DATED MAY 14, 2008

On December 16, 2008, the Board unanimously adopted a resolution declaring it advisable and in our best interests and our stockholders to approve the issuance of our common stock upon exercise of the May Investor Warrants in the sole discretion of the holders thereof. The Board further directed that the proposed action be submitted for consideration to our stockholders at the Annual Meeting.

Because our common stock is listed on the NYSE, we are subject to the NYSE rules and regulations. Section 312.03 of the NYSE Manual requires stockholder approval prior to any issuance or sale of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of transactions if the common stock has, or will have upon issuance, voting power equal to, or in excess of, 20% of the voting power outstanding before the issuance of such shares or of securities convertible into or exercisable for common stock, or if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance.

Our proposed issuance of common stock to the May Investors upon exercise of the May Investor Warrants falls under this rule because the common stock issuable upon conversion of the May Investor Warrants, when combined with the common stock issued to the May Investors in our May 2008 private placement, will exceed 20% of the voting power and number of shares of common stock outstanding before TARP transaction and the equity investment transaction, and none of the exceptions to this NYSE rule was applicable to these transactions.

The purpose of Proposal 6 is to satisfy, in connection with our equity investment transaction, our obligations under the investment agreement, as described above under “BACKGROUND TO CERTAIN OF THE PROPOSALS,” and to allow the exercise of the May Investor Warrants in accordance with the NYSE rules described above.

The proposal to approve the issuance of common stock issuable upon exercise of the May Investor Warrants will be approved if a majority of shares of voting stock represented at the Annual Meeting, either in person or by proxy, and entitled to vote are cast for it. The failure to vote and broker non-votes will have no effect because these shares will not be considered shares entitled to vote and therefore will not be counted as votes for or against. However, abstentions will have the same effect as voting against the approval of these proposals.

If Proposal 6 is not approved by the stockholders at the Annual Meeting, we have agreed to include such proposal at a meeting of our stockholders no less than once in each six-month period beginning on the date of the Annual Meeting until such approvals are obtained.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 6 TO APPROVE THE ISSUANCE OF COMMON STOCK UPON EXERCISE OF THE MAY INVESTOR WARRANTS.

PROPOSAL 7 -

APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO REQUIRE MAJORITY VOTING FOR THE ELECTION OF DIRECTORS IN NON-CONTESTED ELECTIONS

On January 6, 2009, the Board unanimously adopted a resolution declaring it advisable and in our best interests and our stockholders to approve an amendment to our articles of incorporation to require a majority vote for the election of directors in non-contested elections. The Board further directed that the proposed action be submitted for consideration to our stockholders at the Annual Meeting.

The MBCA provides that, unless otherwise specified in a company’s articles of incorporation, a director is elected by a plurality of the votes cast. Our articles of incorporation do not specify the voting standard required in director elections, so our directors are currently elected by a plurality vote; that is, a director nominee who receives the highest number of “for” votes cast is elected, whether or not such votes constitute a majority of all votes cast, including “withheld” votes.

In 2006, we adopted as Flagstar’s policy a form of majority voting for non-contested director elections, implementing this policy through an amendment to our corporate governance guidelines. Under this policy, directors continue to be elected by a plurality vote, but our corporate governance guidelines require that a director nominee who receives a greater number of “withheld” votes than “for” votes must immediately tender his or her resignation from the Board. The Board then would decide, based on the relevant facts and circumstances, whether to accept the resignation. The director tendering his or her resignation under this provision would not be permitted to participate in the Board’s decision. The Board’s explanation of its decision is required to be promptly disclosed in a Current Report on Form 8-K filed with the SEC.

To further strengthen this majority voting approach and to provide our stockholders a more meaningful role in the election of our directors, the Board has authorized, and recommends that stockholders approve, an amendment to our articles of incorporation that would require that director nominees in a non-contested election must be elected by stockholders by a majority vote, which will further enhance the accountability of each director to our stockholders. Under this provision, each vote is specifically counted “for” or “against” the director’s election. An affirmative majority of the total number of votes cast “for” or “against” a director nominee will be required for election of each director. Stockholders will also be entitled to abstain with respect to the election of a director. In accordance with Michigan law, abstentions will have no effect in determining whether the required affirmative majority vote has been obtained.

If this proposed amendment is approved, a new paragraph will be added as Article VI of our articles of incorporation that is set forth in Annex B hereto.

This proposal to amend our articles of incorporation to provide for majority voting will be approved if greater than a majority of shares of voting stock outstanding as of the Record Date are cast for it. If approved by stockholders, this amendment will become effective upon the filing with the Michigan Department of Labor which will occur promptly after the Annual Meeting.

Upon approval of this proposal and the filing of the certificate of amendment, the Board will amend our by-laws to incorporate the director resignation policy currently contained in our corporate governance guidelines and conform this director resignation policy to the majority vote standard so that an incumbent director who did not receive the requisite affirmative majority of the votes cast for his or her reelection would be required to tender his or her resignation to the Board. Under Michigan law, an incumbent director who is not re-elected may remain in office until his or her successor is elected and qualified, continuing as a “holdover” director until his or her position is filled by a subsequent stockholder vote or his or her earlier resignation or removal by a stockholder vote. The Board will adopt the holdover director resignation policy to address the continuation in office of a director that would result from application of the holdover director provision. Under the holdover director resignation policy, the Board will decide whether to accept the resignation in a process similar to the one the Board currently uses pursuant to the existing majority vote policy.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 7 TO AMEND ARTICLE VI OF OUR ARTICLES OF INCORPORATION TO REQUIRE MAJORITY VOTING FOR THE ELECTION OF DIRECTORS IN NON-CONTESTED ELECTIONS.

PROPOSAL 8 -

APPROVAL OF AMENDMENT TO ARTICLE XVI OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO REDUCE, TO A MAJORITY OF OUR BOARD, THE VOTE REQUIRED BY DIRECTORS TO ADOPT, REPEAL, ALTER, AMEND AND RESCIND OUR BYLAWS

Article XVI of our articles of incorporation currently provides, among other things, that our bylaws can be adopted, repealed, altered, amended and revised by a vote of two-thirds of the members of the Board. On January 29, 2009, the Board unanimously adopted a resolution declaring it advisable and in our best interests and our stockholders to approve an amendment to our articles of incorporation to require a vote of only a majority of the members of the Board to adopt, repeal, alter, amend and revise our bylaws. The Board further directed that this proposed action be submitted for consideration to our stockholders at a meeting called for that purpose.

If the stockholders approve and adopt this amendment, we will amend Article XVI of our articles of incorporation as follows (deletions are indicated by strikeout and additions are indicated by underline):

ARTICLE XVI

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, repeal, alter, amend and rescind the bylaws of the Corporation by a vote of a majority
 ~~two-thirds~~ of the board of directors. The bylaws also may be adopted, repealed, altered, amended or rescinded by the shareholders of the Corporation by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting).

If adopted by the stockholders, this amendment will become effective upon filing of a certificate of amendment with the Michigan Department of Labor and Economic Growth. We intend to file such certificate of amendment immediately after the Annual Meeting if the stockholders approve this proposal.

The purpose of Proposal 8 is to provide greater flexibility to our Board in adopting, repealing, altering, amending and rescinding the provisions of our bylaws where they consider it advantageous or necessary to do so. Approval of this proposal will not alter the requirement that any change to the bylaws not be inconsistent with the provision of our articles of incorporation and applicable law.

The proposal to amend Article XVI of the articles of incorporation to change the vote required by directors to adopt, repeal, alter, amend and rescind our bylaws will be approved if greater than a majority of shares of voting stock outstanding as of the Record Date are cast for it. The failure to vote, abstentions and broker non-votes will have the same effect as a vote against this proposal, although abstentions and broker non-votes will be counted as “present” for purposes of determining a quorum.

If Proposal 8 is not approved by the stockholders at the Annual Meeting, the Board may continue to adopt, repeal, alter, amend and rescind our bylaws by a two-thirds vote. MatlinPatterson has indicated that it intends to vote in favor of this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 8 TO AMEND ARTICLE XVI OF OUR ARTICLES OF INCORPORATION TO

REDUCE, TO A MAJORITY OF OUR BOARD, THE VOTE REQUIRED BY DIRECTORS TO ADOPT, REPEAL, ALTER, AMEND AND RESCIND OUR BYLAWS.

PROPOSAL 9 -

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Virchow, Krause & Company, LLP (“Virchow Krause”) served as our independent registered public accountants for the year ended December 31, 2008. A representative of Virchow Krause is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she so desires.

The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of our independent registered public accountants. The Audit Committee appointed Virchow Krause to serve as our independent registered public accountants for 2009.

Selection of our independent registered public accountants is not required to be submitted to a vote of our stockholders for ratification. However, our Board is submitting this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Virchow Krause. After doing so, it may retain that firm or another without re-submitting the matter to our stockholders. Even if the stockholders ratify the appointment of Virchow Krause, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accountant at any time during the year if it determines that such a change would be in our best interests and our stockholders.

Our independent registered public accountants will be ratified if greater than a majority of shares of voting stock presented at the Annual Meeting, in person or by proxy, and entitled to vote are cast for it. The enclosed proxy will be so voted unless the stockholder specifies a contrary choice. Failure to vote and broker non-votes will not be considered shares entitled to vote and will not be counted as votes for or against the independent registered public accountants. However, abstentions will have the same effect as voting against the ratification of our independent registered public accountants.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF VIRCHOW KRAUSE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2009.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee reviewed and discussed the audited financial statements with management and with our independent registered public accountants, Virchow, Krause & Company, LLP. The Audit Committee also discussed with Virchow, Krause & Company, LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communications with Audit Committees”) as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

In addition, the Audit Committee has received the written disclosures and the letter from Virchow, Krause & Company, LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants communications with the Audit Committee concerning independence and discussed with Virchow, Krause & Company, LLP any relationships that may impact the independent registered public accountants’ objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Jay Hansen, Chairman
Brian Tauber
William Pickard

Fees of Independent Registered Public Accountants

The Audit Committee engaged Virchow Krause as our independent registered public accountants for the year ended December 31, 2008. The following table presents fees for professional audit services rendered by Virchow Krause for its audit for the years ended December 31, 2008 and 2007, and fees billed for other services rendered by Virchow Krause during those periods.

	2008	2007

Audit fees(1)	$1,246,748	$1,281,763
Non-audit fees:
Audit-related fees(2)	45,878	19,000
Tax fees	—	—
All other fees	—	—

Total fees paid	$1,292,626	$1,300,763

(1)	Comprised of professional services rendered in connection with the regular annual audit of our financial statements and the reviews of the financial statements included in each of our Quarterly Reports of Form 10-Q for the years indicated.

(2)	Audit-related fees are for professional services related to the audit of our employee benefit plans.

Our Audit Committee has concluded that the provision of services covered under the caption “Non-audit fees” is compatible with its independent registered public accountants maintaining its independence. None of the hours expended on Virchow Krause’s engagement to audit the consolidated financial statements for the year ended December 31, 2008, were attributable to work performed by persons other than Virchow Krause’s full-time, permanent employees. No other fees were paid to Virchow Krause during 2008.

PROPOSAL 10 -

ADVISORY VOTE ON EXECUTIVE PAY-FOR-PERFORMANCE COMPENSATION EMPLOYED BY THE COMPANY

Pursuant to the provisions of Section 7001 of the Recovery Act, which amended Section 111(e) of EESA, companies that have received financial assistance under the TARP Capital Purchase Program (“TARP recipients”), such as us, are required to permit a stockholder vote on the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the SEC. This requirement applies to an annual or other meeting of stockholders of a TARP recipient at which directors are to be elected and exists so long as any obligation arising from financial assistance provided under the TARP Capital Purchase Program remains outstanding (the “compliance period”). For purposes of the Recovery Act, the compliance period does not include any period during which Treasury only holds warrants to purchase the common stock of a TARP recipient. In accordance with the Recovery Act, we are submitting this non-binding advisory vote on the compensation of executives named in the Summary Compensation Table, as disclosed pursuant to the SEC’s compensation disclosure rules, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

One of the main objectives of our executive compensation program is to align a significant portion of each executive officer’s total compensation with our annual and long-term performance and the interests of our stockholders. Our annual executive compensation plan, which plays a key role in fulfilling this objective, is designed specifically to establish a direct correlation between the annual incentives awarded to the participants and our financial performance. As a result, because our performance was below the target level under the plan, our named executive officers received only a portion of the annual performance-based incentive compensation with respect to 2008.

With respect to 2009, the Compensation Committee has taken a number of additional actions in response to the adverse economic conditions. These actions are described under the heading “COMPENSATION DISCUSSION AND ANALYSIS” in this Proxy Statement.

We and the Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined under the heading “COMPENSATION DISCUSSION AND ANALYSIS” in this Proxy Statement. Named executive officer compensation for 2008 reflects the effectiveness of our executive compensation program in fulfilling its objectives during times of economic difficulty and weak financial performance. As always, the Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Stockholders are encouraged to carefully review the “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION” sections of this Proxy Statement for a detailed discussion of our executive compensation program.

The stockholder vote on this Proposal 10 shall not be binding on the Board and should not be construed as overruling a decision by the Board, including that of the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote on this proposal when considering future executive compensation arrangements during the compliance period. This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse our executive compensation disclosed pursuant to the SEC’s compensation disclosure rules through the following resolution adopted by the Board:

“Resolved, that the stockholders approve the compensation of executives named in the Summary Compensation Table, as disclosed pursuant to the SEC’s compensation disclosure rules, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosures) in this Proxy Statement.”

The proposal to approve our executive compensation policies and procedures will be approved if a majority of shares of voting stock represented at the Annual Meeting, either in person or by proxy, and entitled to vote are cast for it. The failure to vote and broker non-votes will have no effect because these shares will not be considered shares entitled to vote and therefore will not be counted as votes for or against. However, abstentions will have the same effect as voting against the approval of this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF EXECUTIVES NAMED IN THE SUMMARY COMPENSATION TABLE, AS DISCLOSED PURSUANT TO THE SEC’S COMPENSATION DISCLOSURE RULES, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURES) IN THIS PROXY STATEMENT.

PROPOSAL 11 -

APPROVAL OF AMENDMENTS TO THE 2006 EQUITY INCENTIVE PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES AVAILABLE FOR AWARDS AND TO INCREASE THE INDIVIDUAL AWARD LIMITS

In 2006, we merged, amended and restated our 1997 Employees and Directors Stock Option Plan, 2000 Stock Incentive Plan and 1997 Incentive Compensation Plan (collectively, the “Prior Plans”) and renamed the consolidated single plan the Flagstar Bancorp, Inc. 2006 Equity Incentive Plan (the “2006 Plan”). In doing so, the 2006 Plan did not increase the total number of shares of our common stock that may be issued as equity compensation.

The maximum total number of shares of our common stock that can be issued under the 2006 Plan currently is (1) 2,268,280 shares, which represents the total shares attributable to any authorized shares not issued and not subject to outstanding awards under our Prior Plans, both as amended plus (2) any shares subject to outstanding awards under our Prior Plans, both as amended, and the 2006 Plan that cease for any reason to be subject to such awards (except those not subject to such awards because of exercise or settlement in vested and nonforfeitable stock).

Proposal 11 requests stockholders to approve, in part, an amendment to increase the total number of shares available for awards under the 2006 Plan. The purpose of this proposal is to implement the provisions of the investment agreement that we entered into with MatlinPatterson, pursuant to which we were to reserve for issuance under the 2006 Plan 75,000,000 shares of common stock, and to maintain flexibility in providing incentive to employees and directors. If this proposal receives stockholder approval, the number of shares of common stock issuable under the 2006 Plan would increase by 75,000,000 shares, from 2,268,280 shares to 77,268,280 shares. Notwithstanding the foregoing, we have not made any awards contemplated by the terms of the investment agreement, because we are considering the effect of EESA and the Recovery Act on our executive compensation programs, as discussed under the heading “COMPENSATION DISCUSSION AND ANALYSIS — Impact of EESA and the Recovery Act” above.

Proposal 11 also seeks to increase the limits on individual awards under the 2006 Plan. Code Section 162(m) precludes a publicly held corporation from claiming a federal income tax deduction for annual compensation paid to certain senior executives in excess of $1,000,000 per person. The $1,000,000 deduction limit applies to our Chief Executive Officer and the next three highest compensated employees other than the chief financial officer. Pursuant to guidance of the Internal Revenue Service, the chief financial officer is not currently subject to the deduction limit of Code Section 162(m). Code Section 162(m) generally provides that performance based incentive compensation meeting various criteria is exempt from the $1,000,000 deduction limit. The performance based incentive compensation exception requires, in part, that we establish an individual grant limit on various grants under the 2006 Plan. Currently, the 2006 Plan limits individual annual grants for options and stock appreciation rights to 750,000 shares. All other awards are limited to 400,000 shares per individual per year. Thus, prior to the Treasury’s acquisition of our Treasury Preferred Stock, limits on individual awards under the 2006 Plan allowed us to design equity compensation that best maximized our federal income tax deduction limit of $1,000,000 as annually applied to certain senior executives.

Because of the Treasury’s acquisition of our Treasury Preferred Stock, we are now subject to a $500,000 deduction limit under Code Section 162(m) and we cannot exclude performance based compensation from the limit. The lower deduction limit applies to all our Named Executive Officers, including our chief financial officer. The lower deduction limit will continue to apply as long as the Treasury holds any shares of our Treasury Preferred Stock. As such, the individual grant limits currently do not provide us any tax benefits. Nonetheless, we anticipate that at some future point, the Treasury will no longer hold our Treasury Preferred Stock. In an effort to plan for future compensation grants and to have flexibility to design compensation awards when the Treasury no longer holds our Treasury Preferred Stock, we are now seeking to increase the individual award limits.

If this proposal receives stockholder approval, the 2006 Plan will be amended to increase the individual annual grant limit for options and stock appreciation rights to 5,000,000 shares and for all other awards to 10,000,000 shares. These individual grant limits do not prevent our Compensation Committee from granting awards in an amount greater than these limits although our federal income tax deduction attributable to compensation earned under the award could be limited.

We are required to receive stockholder approval of this proposal pursuant to the investment agreement and Section 312.03 of the NYSE Manual. Additional information regarding our 2006 Plan is set forth in Annex C hereto and stockholders are urged to review it in connection with voting on this proposal. A vote in favor of Proposal 11 constitutes an approval of amendments to our 2006 Plan to increase the total number of shares available for awards under the 2006 Plan and to increase the individual award limits included in the 2006 Plan for tax planning purposes.

The proposal to amend the 2006 Plan will be approved if a majority of shares of voting stock represented at the Annual Meeting, either in person or by proxy, and entitled to vote are cast for it. The failure to vote, abstentions and broker non-votes will have the same effect as a vote against this proposal, although abstentions and broker non-votes will be counted as “present” for purposes of determining a quorum. Pursuant to the investment agreement, MatlinPatterson has agreed to vote its shares in favor of this Proposal 11.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENTS TO THE 2006 EQUITY INCENTIVE PLAN TO INCREASE THE MAXIMUM AND INDIVIDUAL SHARE LIMITS.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in compliance with the Exchange Act, we file periodic reports and other information with the SEC. These reports and the other information we file with the SEC can be read and copied at the public reference room facilities maintained by the SEC in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The SEC’s telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed by us electronically with the SEC and are available at the SEC’s website, www.sec.gov.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

It is anticipated that our Annual Meeting in 2010 will be held on May 21, 2010. Stockholders who intended to present a proposal for action at that meeting and wanted a copy of the proposal included in our proxy materials were required to forward a copy of the proposal or proposals to our principal executive office at 5151 Corporate Dr. Road, Troy, Michigan 48098, and such proposal should have been received by us not later than January 1, 2010. In order to be included in the proxy statement, such proposals must comply with applicable law and regulations, including SEC Rule 14a-8, as well as our articles of incorporation.

We will have discretionary authority to vote proxies on matters at the 2010 Annual Meeting if the matter is not included in the proxy statement and notice by a stockholder to consider the matter was not received by us prior to the deadline provided in our articles of incorporation for such matters. Under our articles of incorporation, stockholders must provide written notice of nominations for new directors or proposals for new business to our Secretary not fewer than 30 days nor more than 60 days prior to the date of the Annual Meeting. For the 2010 Annual Meeting of Stockholders, notice must be received by our Secretary no later than the close of business on April 21, 2010 and no earlier than the close of business on March 22, 2010. However, if public disclosure of the Annual Meeting is given fewer than 40 days before the date of the Annual Meeting, written notice of the proposal must be given prior to 10 days following the day on which notice of the Annual Meeting is mailed to stockholders. Such written notice must comply with our articles of incorporation.

Nothing in this section shall be deemed to require us to include in our proxy statement and proxy relating to the 2010 Annual Meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received. A copy of our articles of incorporation can be obtained by written request to Paul Borja, CFO, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Proxy Statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement, and later information that we file with the SEC as specified below will update and supersede that information. We incorporate by reference Items 7, 7A, 8 and 9 from our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Copies of the document incorporated by reference are delivered to stockholders with this Proxy Statement. You also can obtain the document incorporated by reference in this Proxy Statement through the SEC at its website, www.sec.gov, by written request to Paul Borja, CFO, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098, or by telephone at (248) 312-2000. If so requested, we will provide a copy of the incorporated filing by first class mail or equally prompt means within one business day of our receipt of your request.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 26, 2009.

The Notice of Annual Meeting of Stockholders and the Proxy Statement relating to the Annual Meeting of Stockholders, as well as the 2008 Annual Report to Stockholders, are available at http://investors.flagstar.com/phoenix.zhtml?c=91343&p=irol-proxy.

OTHER MATTERS

The Board is not aware of any other business to be presented for action by the stockholders at the Annual Meeting other than the matter described in this Proxy Statement and matters incident to the conduct of the Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Mary Kay Ruedisueli
Mary Kay Ruedisueli
Secretary

April 27, 2009

ANNEX A

ARTICLE IX OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

ARTICLE IX

DIRECTORS

A. Number; Vacancies. The number of directors of the Corporation shall be such number, not less than seven nor more than fifteen (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation, voting separately as a class), as shall be set forth from time to time in the bylaws. Vacancies in the board of directors of the Corporation, however caused, and newly created directorships shall be filled by the affirmative vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the next annual meeting of shareholders and when the director’s successor is elected.

B.  ~~Classified Board. The board of directors of the Corporation shall be divided into two classes, which shall be designated Class I and Class II. Such classes shall be as nearly equal in number as the then total number of directors constituting the entire board of directors shall permit, with the terms of office of all members of one class expiring each year. Subject to the provisions of this Article IX, should the number of directors not be equally divisible by two, the excess director shall be assigned to Class I.~~ At each annual meeting of shareholders, the successors to the class of directors whose terms expire at such meeting shall be elected to hold office for a term expiring at the second succeeding annual meeting. Notwithstanding the foregoing, the director whose term shall expire at any annual meeting shall continue to serve until such time as his successor shall have been duly elected and shall have qualified unless his position on the board of directors shall have been abolished by action taken to reduce the size of the board of directors prior to said meeting.

Should the number of directors of the Corporation be reduced the ~~directorship(s) eliminated shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph. The~~ board of directors shall designate, by the name of the incumbent(s), the position(s) to be abolished. Notwithstanding the foregoing, no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. ~~Should the number of directors of the Corporation be increased, the additional directorships shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph.~~

Whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the board of directors shall consist of said directors so elected in addition to the number of directors fixed as provided in this Article IX. Notwithstanding the foregoing, and except as otherwise may be required by law or by the terms and provisions of the preferred stock of the Corporation, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

A-1

ANNEX B

ARTICLE VI OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

ARTICLE VI

VOTING FOR DIRECTORS

 ~~There shall be no cumulative voting by shareholders of any class or series in the election of directors of the Corporation.~~

Each director shall be elected by the vote of the majority of votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Article VI, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.

B-1

ANNEX C

2006 EQUITY INCENTIVE PLAN INFORMATION

The following is an additional summary of the terms of the 2006 Plan which is the subject of Proposal 11. This summary is not a complete description of all provisions of the 2006 Plan and is subject to the actual terms of the 2006 Plan. A copy of the 2006 Plan is attached to our Current Report on Form 8-K filed on May 25, 2006.

Administration

The 2006 Plan will be administered by our Compensation Committee. Subject to the terms of the 2006 Plan, the Compensation Committee has the discretion to determine which employees, directors and officers receive awards and the terms of each award made under the Plan. The Compensation Committee has the power to modify, cancel or otherwise change awards made under the Plan, subject to certain restrictions set forth in the 2006 Plan. The Compensation Committee also has the sole authority to interpret the terms of the 2006 Plan, including whether a “change of control”, as such term is defined in the 2006 Plan, has occurred. Compensation Committee determinations under the 2006 Plan are final and binding on all parties.

Awards and Eligibility

Awards under the 2006 Plan may be in the form of incentive stock options as defined in Section 422 of the Code (“ISOs”), nonqualified stock options (“NQSOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance units, performance shares and incentive cash awards or any combination thereof. In addition, awards of restricted stock, restricted stock units, performance units and performance shares may be made in conjunction with dividend equivalency rights that provide for payments of dividend equivalents in cash or additional shares or awards with respect to any or all dividends or other distributions paid by us on our common stock. The 2006 Plan also authorizes the Compensation Committee to make equity based awards not specifically provided for in the 2006 Plan (“other awards”) on terms and conditions it determines to be appropriate.

As with the prior plans, all of our directors, officers and employees are eligible to receive awards under the 2006 Plan. Currently, 3,813 persons are eligible to receive awards under the 2006 Plan. Except to the extent the terms of awards are determined under the investment agreement, the benefits or amounts that may be received by or allocated to any particular director, officer or employee of ours under the 2006 Plan will be determined in the sole discretion of the Compensation Committee and, accordingly, are not presently determinable.

Shares Available for Issuance

Currently, the maximum total number of shares of our common stock that can be issued under the 2006 Plan is (1) 2,268,280 shares, which represents the total shares attributable to any authorized shares not issued and not subject to outstanding awards under our Stock Option Plan and Restricted Stock Plan, both as amended plus (2) any shares subject to outstanding awards under our Prior Plans and the 2006 Plan that cease for any reason to be subject to such awards (except those not subject to such awards because of exercise or settlement in vested and nonforfeitable stock). Stock appreciation rights settled in only cash are not subject to the 2006 Plan share limit. There is no limit on the maximum number of shares which may be granted as stock appreciation rights if the awards provide they will be settled only in cash and the Compensation Committee does not have the authority to later modify the award to permit settlement in stock or a combination of stock and cash. For purposes of determining whether shares are available for the issuance of ISOs, the maximum number of shares that may be issued through ISOs under the 2006 Plan is 979,509.

The number and kind of shares available under the 2006 Plan (including the number and kind of shares issuable under any then outstanding awards) are subject to adjustments by the Compensation Committee in the event of certain corporate events such as stock splits, stock dividends, or other recapitalizations of us so as to prevent dilution or enlargement of the participants’ rights under the 2006 Plan. Shares of common stock issued under the 2006 Plan may be shares of original issuance, shares held in treasury or shares that have been reacquired by us.

Expired, Forfeited or Unexercised Awards

If any award granted under the 2006 Plan or the Prior Plans expires, is forfeited or becomes unexercisable without having been exercised or fully paid after the date of approval of the 2006 Plan, the shares underlying such award will become available for future awards under the 2006 Plan. Furthermore, if we settle any award in cash rather than in common stock, the shares underlying such award that are retained or otherwise not issued, will become available for future awards under the 2006 Plan.

Options

Both ISOs and NQSOs entitle the optionee to purchase shares of our common stock at a price equal to or greater than the fair market value on the date of grant. Stock options issued under the 2006 Plan may be either ISOs or NQSOs, provided that only employees may be granted ISOs. No stock option may be exercised more than 10 years from the date of grant. Each grant may specify a period of continuous employment or service with us or any subsidiary that is necessary before the stock option or any portion thereof will become exercisable and may provide for the earlier exercise of the option in the event of a change-in-control or similar event.

Stock Appreciation Rights

SARs represent the right to receive an amount equal to a specified percentage (not exceeding 100%) of the difference between the “base price” established for the SAR and the fair market value of our common stock on the date the SAR is exercised. The base price must not be less than 100% of the fair market value of our common stock on the date the SAR is granted. An award may specify a waiting period or periods before a SAR becomes exercisable and permissible dates or periods on or during which the SAR will be exercisable, and may specify that the SAR may be exercised only in the event of a change-in-control or other event. No SAR may be exercised more than 10 years from the grant date and each grant of a SAR must specify the period of continuous employment or service that is necessary before the SAR or installments thereof may be exercisable.

Restricted Shares

An award of restricted shares involves the immediate transfer of ownership of a specific number of shares of our common stock to a participant in return for the performance of services or other restrictions as the Compensation Committee may determine. However, during a “restriction period” designated by the Compensation Committee, such shares are subject to forfeiture unless conditions specified by the Compensation Committee are met. These conditions will generally include the continuous employment of the participant with us (or service on the Board) and may include performance objectives that must be achieved. Although shares of restricted shares remain subject to forfeiture during the restriction period, the participant is entitled to vote these shares, receive all dividends paid on these shares and exercise all other ownership rights in such restricted stock. Restricted shares may become free of restriction prior to the end of a restriction period in the event of a change-in-control, disability or retirement, as those terms are defined in the 2006 Plan. The Compensation Committee may provide for an accelerated lapse of the restriction period upon events or standards that it may determine, including the achievement of one or more performance goals.

Restricted Share Units

A restricted share unit is an award denominated in shares of common stock that will be settled by the payment of cash based upon the fair market value of such specified number of shares of common stock. The Compensation Committee has the discretion to settle restricted share units by delivery of shares of common stock. The Compensation Committee will determine the number of restricted stock units to be awarded to any participant, the restriction period within which a grant may be subject to forfeiture, whether the grant or vesting depends upon the achievement of performance goals and other terms. During the restriction period, the participant is not entitled to vote or receive dividends on the shares subject to the award. A restricted share unit may become payable prior to the end of a restriction period in the event of a change in our control, disability or retirement, as those terms are defined in the 2006 Plan. The Compensation Committee may provide for an accelerated lapse of the restriction period upon events or standards that it may determine, including the achievement of one or more performance goals.

Performance Units

A performance unit consists of the right to receive a payment of cash upon achievement of a performance goal or goals and satisfaction of such other terms and conditions as the Compensation Committee may determine. In general, performance unit awards will be earned and vest only upon the attainment of one or more performance goals achieved over a performance period which will be a period determined by the Compensation Committee. The Compensation Committee may substitute common stock for the payment of cash otherwise made for a performance unit.

Performance Shares

A performance share consists of the right to receive our common stock upon achievement of a performance goal or goals and satisfaction of such other terms and conditions as the Compensation Committee may determine. In general, performance shares will be earned and vest only upon the attainment of one or more performance goals achieved over a performance period which will be a period determined by the Compensation Committee. The Compensation Committee may settle performance shares by payment of cash based on the fair market value of such specified number of shares of common stock otherwise granted as a performance share.

Other Awards

Subject to the terms and conditions of the 2006 Plan and such other terms and conditions as it deems appropriate, the Compensation Committee may grant other awards, which are awards based on, settled in or otherwise referenced to common stock. Other awards are payable in cash or shares of common stock as the Compensation Committee determines to be in our best interests.

Section 162(m) Exemption

The 2006 Plan is designed to comply with the provisions of Code Section 162(m). Below we highlight the general rules of Code Section 162(m). The general rules applied to us prior to the Treasury’s acquisition of our Treasury Preferred Stock. We also discuss the restrictions under Code Section 162(m) on us because of the Treasury’s acquisition of our Treasury Preferred Stock.

General Rules of Code Section 162(m).  Code Section 162(m) precludes a publicly held corporation from claiming a federal income tax deduction for annual compensation paid to certain senior executives in excess of $1,000,000 per person. Under the general Code Section 162(m) rules, compensation is exempt from the $1,000,000 deduction limitation if it is “performance-based compensation.” Prior to the Treasury’s acquisition of our Treasury Preferred Stock, it was our intent that all awards made under the 2006 Plan constitute qualified performance based compensation satisfying the relevant requirements of Code Section 162(m) and the regulations issued thereunder to maximize our federal income tax deduction. Accordingly, the Plan was administered and the provisions of the 2006 Plan were interpreted in a manner consistent with Code Section 162(m).

Under the general rules of Code Section 162(m), compensation derived from stock options and SARs is considered to be qualified performance based compensation if these awards are made by the Compensation Committee, provide the recipient the right to receive compensation based solely on an increase in the value of our stock, and are made within the limit set forth in the plan for awards to single individuals. Currently, the individual limit of the 2006 Plan for awards of stock options and SARs is 750,000 shares per year.

Awards other than stock options and SARs are considered to be qualified performance based compensation as long as they must vest (or may be granted or vest) solely upon the attainment of one or more objective performance goals unrelated to term of employment. The Compensation Committee must establish these performance goals in writing for participants within the first 90 days of the performance period (but in no event later than completion of 25% of the performance period) and the outcome of these goals must be substantially uncertain at the time the Compensation Committee actually established the goal. The performance goal must state an objective formula or standard used to compute the grant payable to the participant if the goal is attained and the Compensation Committee may not retain any discretion to later increase the amount payable upon attainment of the performance goals. For awards other than stock options and SARs, currently, the maximum annual shares of stock which may be granted to select executives as performance-based compensation is 400,000 per individual. Currently, the maximum cash payment to any one participant as performance-based compensation is $6,000,000.

Under the 2006 Plan, the performance goals must relate to one or more of the following for us: revenue; revenue growth; earnings (including earnings per share, earnings before interest, taxes, depreciation and amortization, earnings before interest and taxes, and earnings before or after taxes); operating income; gross profit; net income; profit margins; earnings per share; return on assets; return on equity; return on invested capital; economic value added; efficiency ratio (other expenses as a percentage of other income plus net interest income); stock price; gross dollar volume; cost containment or reduction; total stockholder return; market share; book value; asset growth; deposit growth; expense deposit ratios; management; cash flow; customer satisfaction; regulatory compliance metrics; CAMELS rating; and loan originations. The Compensation Committee may make equitable adjustments to established performance goals in recognition of unusual or non recurring events for the following qualifying objective items: asset impairments; acquisition related charges; accruals for restructuring and/or reorganization program charges; merger integration costs; merger transaction costs; any profit or loss attributable to the business operations of any entity or entities acquired during the period of service to which the performance goal relates; tax settlements; extraordinary, unusual in nature, infrequent in occurrence, or other non recurring items as described in Accounting Principles Board Opinion No. 30; any extraordinary, unusual in nature, infrequent in occurrence, or other non recurring items (not otherwise listed) in management’s discussion and analysis of financial condition results of operations, selected financial data, financial statements and/or in the footnotes each as appearing in the annual report to stockholders; unrealized gains or losses on investments; charges related to derivative transactions contemplated by Statement of Financial Accounting Standards No. 133; and compensation charges related to FAS 123(R). The Compensation Committee must certify in writing prior to payout that the performance goals and any other material terms were in fact satisfied.

Impact of TARP and the Recovery Act on Code Section 162(m).  Since we received funds from the Treasury under the TARP Capital Purchase Program, Code Section 162(m) precludes us from claiming a federal income tax deduction for annual compensation of any nature paid to certain senior executives in excess of $500,000 per person. Unlike the general rules of Code Section 162(m), there are no exceptions for “performance-based compensation.” There are also special deduction limitations for compensation that is promised in a current tax year but payable and deductible in a later tax year. We do not intend to limit compensation awarded to select executives to the $500,000 compensation limit of Code Section 162(m), as limited by TARP and the Recovery Act.

Transferability of Awards

Except as provided below, no award under the 2006 Plan may be transferred by a participant other than upon death by will or the laws of descent and distribution, and stock options and stock appreciation rights may be exercised during the participant’s lifetime only by the participant or, in the event of the participant’s legal incapacity, the guardian or legal representative acting on behalf of the participant. The Compensation Committee may expressly provide in an award agreement (other than an incentive stock option) that the participant may transfer the award if the Compensation Committee determines the transfer does not result in accelerated taxation, is not a transfer for value and is otherwise appropriate and desirable.

Termination

The 2006 Plan will terminate on the tenth anniversary of the date it was originally approved by stockholders, and no award will be granted under the plan after that date.

Plan Amendment

The 2006 Plan may be amended by the Board, but without further approval by our stockholders no such amendment may increase the limitations set forth in the 2006 Plan on the number of shares that may be issued under the 2006 Plan or any of the limitations on awards to individual participants. The Board may condition any amendment on the approval of the stockholders if such approval is necessary or deemed advisable with respect to the applicable listing or other requirements of a national securities exchange or other applicable laws, policies or regulations.

Tax Consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2006 Plan. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

Options.  In general, an optionee will not recognize income at the time a NQSO is granted. At the time of exercise, the optionee will recognize ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise. At the time of sale of shares acquired pursuant to the exercise of a NQSO, any appreciation (or depreciation) in the value of the shares after the date of exercise generally will be treated as capital gain (or loss).

An optionee generally will not recognize income upon the grant or exercise of an ISO. If shares issued to an optionee upon the exercise of an ISO are not disposed of in a disqualifying disposition within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price generally will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Subject to certain exceptions for death or disability, if an optionee exercises an ISO more than three months after termination of employment, the exercise of the option will be taxed as the exercise of a NQSO. In addition, if an optionee is subject to federal “alternative minimum tax,” the exercise of an ISO will be treated essentially the same as a NQSO for purposes of the alternative minimum tax.

Stock Appreciation Rights.  A participant who is granted a stock appreciation right generally recognizes no income upon grant of the stock appreciation right. At the time of exercise, however, the participant will recognize as ordinary income the amount received in exchange for the exercise, which is generally the excess of the fair market value of our common stock less the base price for the stock appreciation right.

Restricted Stock.  A recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient) at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Code Section 83. However, a recipient who so elects under Code Section 83(b) within 30 days of the date of transfer of the restricted stock will recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the restricted stock (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends that are paid out to a participant received with respect to restricted stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

Restricted Stock Units.  A recipient of restricted stock units generally will not recognize income until cash is paid out shares are transferred to the recipient at the end of the deferral period and are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Code Section 83. At that time, the participant will recognize ordinary income equal to cash received or the fair market value of the shares, as applicable, reduced by any amount paid by the recipient.

Performance Units, Performance Shares and Incentive Awards.  A participant generally will not recognize income upon the grant of performance units, performance shares or an incentive award. Upon settlement of performance units, performance shares or incentive awards the participant generally will recognize as ordinary income an amount equal to the amount of cash received and/or the fair market value of any unrestricted stock received.

Other Awards.  The tax consequences of other awards will depend on the specific terms of such awards.

Tax Consequences to Us.  To the extent that a participant recognizes ordinary income in the circumstances described above, we or the subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G and is not disallowed by the general $1,000,000 limitation or the special $500,000 limitation on certain executive compensation under Code Section 162(m), as limited by TARP and the Recovery Act.

Equity Compensation Plan Information

The following table sets forth certain information with respect to securities to be issued under our equity compensation plans as of December 31, 2008.

			Number of
	Number of		Securities
	Securities to Be		Remaining Available
	Issued Upon	Weighted-Average	for Future Issuance
	Exercise of	Exercise Price of	Under Equity
Plan Category	Outstanding Awards	Outstanding Awards	Compensation Plans

Equity Compensation Plans approved by security holders(1)	2,374,965	$14.31	521,537
Equity Compensation Plans not approved by security holders	0	—	0
Total	2,374,965	$14.31	521,537

(1)	Consists of our 2006 Equity Incentive Plan, which provides for the granting of stock options, incentive stock options, cash-settled stock appreciation rights, restricted stock units, performance shares and performance units and other awards. The 2006 Equity Incentive Plan consolidated, merged, amended and restated our 1997 Employees and Directors Stock Option Plan, 2000 Stock Incentive Plan, and 1997 Incentive Compensation Plan. Awards still outstanding under any of the prior plans will continue to be governed by their respective terms. Under the 2006 Equity Incentive Plan, the exercise price of any option granted must be at least equal to the fair value of our common stock on the date of grant. Non-qualified stock options granted to directors expire five years from the date of grant. Grants other than non-qualified stock options have term limits set by the Board of Directors in the applicable agreement. All securities remaining for future issuance represent option and stock awards available for award under the 2006 Equity Incentive Plan.

FLAGSTAR BANCORP, INC.
5151 CORPORATE DR.
TROY, MICHIGAN 48098
REVOCABLE PROXY FOR THE ANNUAL MEETING
OF STOCKHOLDERS
MAY 26, 2009
The undersigned hereby constitutes and appoints Matthew I. Roslin and Mary Kay Ruedisueli, and each of them, the proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Stockholders of Flagstar Bancorp, Inc. (the “Company”) to be held at the national headquarters of the Company and Flagstar Bank, FSB, located at 5151 Corporate Dr., Troy, Michigan on May 26, 2009 at 1:00 p.m., local time, and any adjournments thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote, upon the following matters.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN, AND WILL BE VOTED FOR THE APPROVAL OF ALL PROPOSALS SET FORTH BELOW, AND AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS, IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN AND TO THE EXTENT THIS PROXY CONFERS SUCH DISCRETIONARY AUTHORITY.
(1)	The election of directors Walter N. Carter, James D. Coleman, Gregory Eng, Lesley Goldwasser, Mark T. Hammond, Jay J. Hansen, David J. Matlin, Mark Patterson, B. Brian Tauber, and David L. Treadwell.

☐ For all nominees listed above	☐ Withhold authority to vote
(except as marked to the contrary below).	for all nominees listed above.
(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT THAT NOMINEE’S NAME BELOW.)

(2)
Approval of amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 150,000,000 shares to 750,000,000 shares, as the number of common stock currently authorized is insufficient to provide for the conversion of the May Investor Warrants, the Treasury, the Investor Securities and the Additional Investor Securities (all of which are described in the Proxy Statement)

☐ For	☐ Against	☐ Abstain
(3)
Approval of amendment to the Company’s Amended and Restated Articles of Incorporation to revise Article IX(B) thereof to delete the requirement to divide the Board of Directors into two classes of directors

☐ For	☐ Against	☐ Abstain
(4)
Approval of amendment to the Company’s Amended and Restated Articles of Incorporation to delete references to Chapter 7B of the Michigan Business Corporation Act, which has been rescinded by the Michigan legislature

☐ For	☐ Against	☐ Abstain
(5)
Approval of the issuance of common stock issuable upon exercise of the warrant issued to the United States Department of the Treasury in connection with the TARP Capital Purchase Program, as described in the Proxy Statement

☐ For	☐ Against	☐ Abstain

(6)
Approval of the issuance of common stock upon exercise of the May Investor Warrants that were issued in connection with amendments to the Purchase Agreement dated May 14, 2008 as described in the Proxy Statement

☐ For	☐ Against	☐ Abstain
(7)	Approval of amendment to the Company’s Amended and Restated Articles of Incorporation to require majority voting for the election of directors in non-contested elections

☐ For	☐ Against	☐ Abstain
(8)
Approval of amendment to the Company’s Amended and Restated Articles of Incorporation to reduce, to a majority of our board of directors, the vote required by directors to adopt, repeal, alter, amend and rescind the Company’s bylaws

☐ For	☐ Against	☐ Abstain
(9)	Approval of the appointment of Virchow, Krause & Company, LLP as the Company’s independent registered public accountants for the year ending December 31, 2009

☐ For	☐ Against	☐ Abstain
(10)	Approval of an advisory (non-binding) proposal relating to the executive pay-for-performance compensation employed by the Company

☐ For	☐ Against	☐ Abstain
(11)	Approval of amendments to the Company’s 2006 Equity Incentive Plan to increase the maximum number of shares available for awards and to increase the individual award limits

☐ For	☐ Against	☐ Abstain
(12)	The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.
The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby revokes any proxy heretofore given. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT.

Date:

Signature:

Signature:

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS HEREIN AND RETURN IN THE ENCLOSED ENVELOPE. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signor is a corporation, please sign the full name by duly appointed officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each stockholder named should sign.
Important notice regarding the availability of proxy materials for the annual stockholder meeting to be held on May 26, 2009.
The Notice of Annual Meeting of Stockholders and the Proxy Statement relating to the Annual Meeting of Stockholders, as well as the 2008 Annual Report to Stockholders, are available at http://investors.flagstar.com/phoenix.zhtml?c=91343&p=irol-proxy. This proxy will not be used if you attend the Annual Meeting and choose to vote in person.